Exhibit 10.1

SECURED CREDIT AGREEMENT

DATED AS OF NOVEMBER 22, 2013

AMONG

ROUSE PROPERTIES, L.P.,
AS BORROWER

KEYBANK NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT

BANK OF AMERICA, N.A.
AND
THE ROYAL BANK OF CANADA,

AS CO-SYNDICATION AGENTS

KEYBANC CAPITAL MARKETS INC.,
MERRILL LYNCH, PIERCE FENNER & SMITH INCORPORATED,
AND
RBC CAPITAL MARKETS*,
AS JOINT LEAD ARRANGERS

AND

U.S. BANK NATIONAL ASSOCIATION
AND
BARCLAYS BANK PLC,
AS CO-DOCUMENTATION AGENTS

AND

THE OTHER LENDERS
FROM TIME TO TIME PARTIES HERETO

*RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates

TABLE OF CONTENTS
Page
ARTICLE I. DEFINITIONS		1
1.1.	Certain Defined Terms	1
1.2.	Rules of Interpretation	36
ARTICLE II. THE CREDIT		37
2.1.	Revolving Credit Loans	37
2.2.	Commitment to Lend Term Loan	38
2.3.	Swingline Loan Commitment	39
2.4.	Interest on Loans	42
2.5.	Requests for Revolving Credit Loans	43
2.6.	Funds for Loans	43
2.7.	Letters of Credit	44
2.8.	Increase in Aggregate Commitment	48
2.9.	Reduction and Termination of the Revolving Credit Commitments	51
2.10.	Extension of Revolving Credit Maturity Date	51
2.11.	Defaulting Lenders	53
2.12.	Facility Unused Fee	57
2.13.	Repayment of the Loans	57
2.14.	Conversion Options	59
2.15.	Fees	60
2.16.	Rates Applicable After Default	60
2.17.	Changes in Interest Rate, Etc	60
2.18.	Method of Payment	60
2.19.	Notification of Advances, Interest Rates and Prepayments	61
2.20.	Lending Installations	61
2.21.	Non-Receipt of Funds by the Administrative Agent	61
2.22.	Usury	62
ARTICLE III. CERTAIN GENERAL PROVISIONS		62
3.1.	Funds for Payments	62
3.2.	Computations	66
3.3.	Suspension of LIBOR Rate Loans	67
3.4.	Illegality	67
3.5.	Yield Protection	67
3.6.	Changes in Capital Adequacy Regulations	68
3.7.	Lender Statements; Survival of Indemnity	69
3.8.	Breakage Costs	69
3.9.	Certain Provisions Relating to Increased Costs and Non-Funding Lenders	69
ARTICLE IV. COLLATERAL SECURITY; GUARANTY		70
4.1.	Collateral	70
4.2.	Appraisals	71
4.3.	Additional Collateral	71
4.4.	Release of a Collateral Pool Property	72
4.5.	Partial Releases of Mortgage Properties	73
4.6.	Release of Collateral	76
4.7.	Additional Subsidiary Guarantors	76
4.8.	Release of Certain Guarantors	76
ARTICLE V. CONDITIONS PRECEDENT		76
5.1.	Initial Advance	76

-i-

5.2.	Each Advance and Issuance	79
ARTICLE VI. REPRESENTATIONS AND WARRANTIES		79
6.1.	Existence	79
6.1.	Authorization and Validity	80
6.2.	Enforceability	80
6.3.	No Conflict; Government Consent	80
6.4.	Financial Statements; Material Adverse Effect	80
6.5.	Taxes	81
6.6.	Litigation and Guarantee Obligations	81
6.7.	Subsidiaries; Organizational Structure	81
6.8.	ERISA	81
6.9.	Accuracy of Information	82
6.10.	Regulations of the Board	82
6.11.	Material Agreements	82
6.12.	Compliance With Laws	82
6.13.	Ownership of Projects	82
6.14.	Investment Company Act	82
6.15.	Solvency	83
6.16.	Insurance	83
6.17.	REIT Status	84
6.18.	Title to Property	84
6.19.	Environmental Matters	84
6.20.	Office of Foreign Asset Control	85
6.21.	Mortgage Properties	85
6.22.	Leases	87
6.23.	Ground Lease	87
6.24.	Anti-Terrorism Laws	88
6.25.	Absence of Offsets and Claims	89
6.26.	Trade Name; Place of Business	89
6.27.	Intellectual Property	89
6.28.	Cure by Removal of Mortgaged Property	90
ARTICLE VII. COVENANTS		90
7.1.	Financial Reporting	90
7.2.	Use of Proceeds	93
7.3.	Notice of Default; Material Adverse Effect	93
7.4.	Conduct of Business	93
7.5.	Taxes	93
7.6.	Insurance	93
7.7.	Compliance with Laws	94
7.8.	Maintenance of Properties	94
7.9.	Notice of Ground Lease Default	94
7.10.	Inspection	94
7.11.	Maintenance of Status	94
7.12.	Dividends; Distributions; Redemptions	94
7.13.	Liens	95
7.14.	Affiliates	97
7.15.	Environmental Matters	97
7.16.	Restrictions on Investments	98
7.17.	Prohibited Encumbrances	100
7.18.	Ownership of Real Estate; Sale and Leaseback	100

-ii-

7.19.	Financial Covenants	101
7.20.	Mortgage Properties	102
7.21.	Notice of Litigation and Judgments	104
7.22.	Further Assurances	104
7.23.	Material Contracts	104
7.24.	Asset Sales	104
7.25.	Management Fees	104
7.26.	Derivatives Contracts	105
7.27.	Casualty/Condemnation	105
ARTICLE VIII. DEFAULTS		107
ARTICLE IX. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		110
9.1.	Acceleration	110
9.2.	Amendments	111
9.3.	Remedies	111
9.4.	Distribution of Collateral Proceeds	112
9.5.	Collateral Account	113
9.6.	Preservation of Rights	114
9.7.	Insolvency of the Borrower	115
ARTICLE X. GENERAL PROVISIONS		115
10.1.	Survival of Representations	115
10.2.	Governmental Regulation	115
10.3.	Intentionally Omitted	115
10.4.	Headings	115
10.5.	Entire Agreement	115
10.6.	Several Obligations; Benefits of the Agreement	115
10.7.	Expenses; Indemnification	115
10.8.	Numbers of Documents	117
10.9.	Accounting	117
10.10.	Severability of Provisions	117
10.11.	No Advisory or Fiduciary Responsibility	117
10.12.	Choice of Law	118
10.13.	Consent to Jurisdiction	118
10.14.	Waiver of Jury Trial	118
ARTICLE XI. THE ADMINISTRATIVE AGENT		118
11.1.	Appointment	118
11.2.	Powers	119
11.3.	General Immunity	119
11.4.	No Responsibility for Loans, Recitals, etc.	119
11.5.	Action on Instructions of Lenders	119
11.6.	Employment of Agents and Counsel	120
11.7.	Reliance on Documents; Counsel	120
11.8.	Administrative Agent’s Reimbursement and Indemnification	120
11.9.	Rights as a Lender	121
11.10.	Lender Credit Decision	121
11.11.	Successor Administrative Agent	121
11.12.	Notice of Defaults	122
11.13.	Requests for Approval	122
11.14.	Request for Administrative Agent Action	122
11.15.	Additional Agents	123
ARTICLE XII. SETOFF; RATABLE PAYMENTS		123

-iii-

12.1.	Setoff	123
12.2.	Ratable Payments	123
ARTICLE XIII. BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		124
13.1.	Successors and Assigns	124
13.2.	Participations	124
13.3.	Assignments	125
13.4.	Dissemination of Information	128
13.5.	Tax Treatment	128
13.6.	Confidentiality	128
13.7.	Mandatory Assignment	129
ARTICLE XIV. NOTICES		129
14.1.	Giving Notice	129
14.2.	Change of Address	130
ARTICLE XV. PATRIOT ACT		130
ARTICLE XVI. COUNTERPARTS		130

EXHIBITS

EXHIBIT A	INITIAL MORTGAGE PROPERTIES
EXHIBIT B-1	FORM OF REVOLVING CREDIT NOTE
EXHIBIT B-2	FORM OF TERM LOAN NOTE
EXHIBIT B-3	FORM OF SWINGLINE NOTE
EXHIBIT C	FORM OF GUARANTY
EXHIBIT D	JOINDER
EXHIBIT E	FORM OF MORTGAGE
EXHIBIT F	BORROWING NOTICE
EXHIBIT G	LETTER OF CREDIT REQUEST
EXHIBIT H	COMPLIANCE CERTIFICATE
EXHIBIT I	BORROWER'S CERTIFICATE
EXHIBIT J	ASSIGNMENT & ACCEPTANCE
EXHIBIT K	AMENDMENT REGARDING INCREASE
EXHIBIT L	APPLICABLE MARGIN
EXHIBIT M	MINIMUM INSURANCE REQUIREMENTS
EXHIBIT N	FORM OF SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE AGREEMENT
SCHEDULE 1.1	LENDERS; LOAN COMMITMENTS AND PERCENTAGES
SCHEDULE 1.4	ADDITIONAL PORTFOLIO
SCHEDULE 1.5	LIST OF INITIAL SUBSIDIARY GUARANTORS
SCHEDULE 4.3	ELIGIBLE COLLATERAL POOL QUALIFICATION DOCUMENTS
SCHEDULE 6.7	LITIGATION & GUARANTY OBLIGATIONS
SCHEDULE 6.8(a)	SUBSIDIARIES
SCHEDULE 6.8(b)	UNCONSOLIDATED AFFILIATES
SCHEDULE 6.14	EXCEPTIONS TO OWNERSHIP FREE OF UNPERMITTED LIENS
SCHEDULE 6.20	ENVIRONMENTAL MATTERS
SCHEDULE 6.23	LEASES WITH FREE RENT, RENT CREDITS AND OFFSETS

-iv-

SECURED CREDIT AGREEMENT

THIS SECURED CREDIT AGREEMENT (the “Agreement”) dated as of November 22, 2013, is among ROUSE PROPERTIES, L.P., a limited partnership organized under the laws of the State of Delaware (the “Borrower”), KEYBANK NATIONAL ASSOCIATION, a national banking association ("KeyBank"), and the several banks, financial institutions and other entities from time to time parties to the Agreement (collectively, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, not individually, but as “Administrative Agent”.

RECITALS

A.           The Borrower is primarily engaged in the business of purchasing, owning, operating, leasing and managing retail properties.

B.           The Borrower has requested that the Lenders provide a revolving credit and term loan facility.

C.           The Administrative Agent and the Lenders are willing to provide such revolving credit and term loan facility to the Borrower on and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1.           Certain Defined Terms.  As used in this Agreement:

“ABR Applicable Margin” means, as of any date, the Applicable Margin used to determine the Floating Rate as determined from time to time in accordance with the definition of “Applicable Margin”.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Agreement Effective Date, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

"Additional Portfolio" means each of the Projects set forth on Schedule 1.4.

"Additional Subsidiary Guarantor" means each additional Subsidiary of Parent which becomes a Subsidiary Guarantor pursuant to Section 4.7.

"Adjusted Consolidated EBITDA" means, on any date of determination for any applicable period, EBITDA for such period, less the Capital Reserves for all Projects of the Parent and its Subsidiaries for such period.

“Adjusted Funds From Operations” shall mean Funds From Operations less Preferred Dividends, adjusted for impairment and other non-cash charges.

“Adjusted NOI” means, with respect to any Mortgage Property owned as of any date, the sum of (A) the aggregate Net Operating Income of such Mortgage Property for the most recent period of two (2) fiscal quarters for which the Borrower’s financial results have been reported, annualized, less (B) the Capital Reserves attributable to such Mortgage Property.

“Administrative Agent” means KeyBank National Association in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

"Administrative Agent’s Head Office" means, the Administrative Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Administrative Agent may designate from time to time by notice to the Borrower and the Lenders.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by one or more of the Lenders to the Borrower of the same Type and, in the case of LIBOR Rate Loans, for the same LIBOR Interest Period, including Swingline Loans.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. In no event shall the Administrative Agent be deemed to be an Affiliate of the Borrower.

“Aggregate Commitment” means, subject to Section 2.8 and Section 2.9, Five Hundred Ten Million Dollars ($510,000,000). The respective Commitments, Revolving Credit Percentages and Term Loan Percentages of the Lenders with respect to the Aggregate Commitment are set forth on Schedule 1.1.

“Aggregate Revolving Credit Commitment” means $250,000,000 as of the Agreement Effective Date, less any designated decrease in the Aggregate Revolving Credit Commitment pursuant to Section 2.9, plus any designated increase in the Aggregate Revolving Credit Commitment pursuant to Section 2.8.

“Aggregate Term Commitment” means $260,000,000 as of the Agreement Effective Date, plus any designated increase in the Aggregate Term Commitment pursuant to Section 2.8.

“Agreement” is defined in the Recitals hereto.

“Agreement Effective Date” means the date this Agreement has been fully executed and delivered by the Borrower and the Lenders and the initial Loans hereunder have been made.

“Allocated Facility Amount” means, at any time, the sum of all then Outstanding Loans and Letter of Credit Liabilities.

"Alterations" or "Alteration Assets" means, demolitions, alterations, installations, improvements, acquisitions of adjacent land or expansions at a Mortgage Property or other Project by the Parent or any of its Subsidiaries.

"Alteration Impact Zone" means the portion of any Mortgage Property undergoing an Alteration.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum, and (iii) the sum of the LIBOR Base Rate that would apply to a one month LIBOR Interest Period beginning on such day plus 1.00% per annum.

"Anchor" means department stores or discount stores in traditional anchor spaces whose merchandise appeals to a broad range of shoppers or tenants associated with space consisting of greater than 70,000 square feet.

"Applicable Borrowing Base Advance Rate" shall be as set forth below:

Period	Borrowing Base Advance Rate
Agreement Effective Date to and including December 31, 2014	0.700
January 1, 2015 to and including December 31, 2015	0.675
January 1, 2016 and thereafter	0.650

"Applicable Debt Yield Ratio" shall be as set forth below:

Period	Debt Yield Ratio
Agreement Effective Date to and including December 31, 2014	11%
January 1, 2015 to and including December 31, 2015	11.5%
January 1, 2016 and thereafter	12%

“Applicable Margin”  means the applicable margin set forth in the pricing schedule contained in Exhibit L used in calculating the interest rate applicable to the various Types of Loans, subject to the conditions set forth in Exhibit L with respect to the effective date of changes in such applicable margins.

“Appraisal” means an appraisal prepared in accordance with the requirements of FIRREA by an independent third-party appraiser holding an MAI designation who is licensed or certified in the state in which the Property being appraised is located and who is reasonably satisfactory to the Administrative Agent.

"Appraised Value" means the “as-is” market value of a parcel of real estate determined by the most recent Appraisal of such Project, obtained pursuant to this Agreement; subject, however, to such changes or adjustments as the appraiser may subsequently make to the value determined thereby in response to comments made after review by the appraisal department of the Administrative Agent in its good faith business judgment based on criteria and factors generally used and considered by the Administrative Agent in determining the value of similar properties, which review shall be conducted prior to acceptance of such Appraisal by the Administrative Agent.

“Arranger” means each of KeyBanc Capital Markets Inc., RBC Capital Markets and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their respective capacities as joint lead arrangers.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chief Accounting Officer of the Parent or the Borrower.

“Borrower” means Rouse Properties, L.P., a limited partnership organized under the laws of the State of Delaware, and its successors and assigns.

"Borrowing Base Availability" means, as of any date, the amount which is the lesser of (a) the amount equal to the product of (i) the Applicable Borrowing Base Advance Rate multiplied by (ii) the aggregate Borrowing Base Values for the then-current Mortgage Properties, and (b) the maximum principal amount which would not cause the then-current Borrowing Base Debt Yield Ratio to be less than the Applicable Debt Yield Ratio.

"Borrowing Base Debt Yield Ratio" means the ratio (expressed as a percentage) of the aggregate Adjusted NOI from the Mortgage Properties determined for the prior two (2) fiscal quarters most recently ended, annualized, divided by the aggregate Outstanding Loans and Letter of Credit Liabilities.

"Borrowing Base Value" means, for each Mortgage Property eligible for inclusion in the calculation of Borrowing Base Availability, as of any date of determination:

(a)           the Appraised Value of such Mortgage Property as most recently determined under this Agreement; provided that subject to the terms of clause (b) below, after such time as twenty-four (24) months or longer has elapsed since the date of the initial Appraisal of such Mortgage Property approved by the Administrative Agent, the Borrowing Base Value for each Mortgage Property shall be its Capitalization Value; and

(b)           in the event that the Revolving Credit Maturity Date is extended as provided in Section 2.10, then, from November 21, 2017 and continuing thereafter, the Borrowing Base Value for each Mortgage Property shall be the lesser of (i) the Appraised Value of such Mortgage Property as most recently determined under this Agreement and (ii) the Capitalization Value of such Mortgage Property.

“Borrowing Date” means a date on which a Loan is made hereunder.

“Borrowing Notice” is defined in Section 2.5.

"Breakage Costs" means the cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or committed to be incurred) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of the Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which the Borrower has elected a LIBOR Rate Loan.

“Brookfield Deposit Agreement” mans that certain Deposit Agreement dated as of August 15, 2012 by and among the Parent, as lender, Brookfield US Holdings Inc., as borrower, and Brookfield Asset Management, Inc., as guarantor.

“Brookfield Guaranty Agreement” means that certain Guaranty of Payment dated as of August 15, 2012 executed by Brookfield Asset Management, Inc., as guarantor, in favor of the  Parent, as lender.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Rate Loans, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio, and New York, New York for the conduct of substantially all of their commercial lending activities.

"Capital Reserves" means, as of any date and with respect to any Project, an amount equal to $0.20 per annum per square foot of the in-line gross leasable area at such Project.  If the term Capital Reserves is used without reference to any specific Project, then the amount shall be determined on an aggregate basis with respect to all Projects of the Borrower and its Wholly Owned Subsidiaries and the Parent's applicable Ownership Share of all Projects of any non-Wholly Owned Subsidiaries and Unconsolidated Affiliates.

“Capitalization Rate” means eight percent (8.0%) with respect to all Projects.

"Capitalization Value" means, as of any date of determination with respect to any Mortgage Property, the amount equal to (i) the Adjusted NOI for such Mortgage Property for the most recent two (2) fiscal quarters for which financial results of the Borrower have been reported, annualized, divided by (ii) the Capitalization Rate.

“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

"Capitalized Lease Obligation" means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP.  For the purposes of the Loan Documents, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents” means, as of any date:  (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits, bankers’ acceptances, overnight bank deposits and certificates of deposits having maturities of not more than one year from such date and issued by any commercial bank organized under the laws of the United States of America, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) having combined capital and surplus of not less than $100,000,000; (iii) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing one year or less from the date of acquisition, (iv) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (ii) of this definition, having a term of no more than thirty (30) days with respect to securities issued or fully guaranteed or insured by the United States government; (v) securities with maturities of one year or less from the date of acquisition, issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (vi) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (ii) of this definition; (vii) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (vi) of this definition; and (viii) the equivalents of the foregoing in any jurisdiction in which any Subsidiary or Unconsolidated Affiliate of the Borrower is organized or doing business.

“Change of Control” means the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 37.5% of the total voting power of the then outstanding voting stock of the Parent or of the then outstanding general partnership interests in the Borrower without approval of the Required Lenders, such approval to not be unreasonably withheld, conditioned or delayed; or

(b) during any period of twelve (12) consecutive months ending after the date of this Agreement, individuals who at the beginning of any such twelve (12) month period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved but excluding any director whose initial nomination for, or assumption of office as, a director occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office;.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the property, rights and interests of the Borrower and its Subsidiaries that are subject to the security interests and Liens created by the Security Documents from time to time.

“Collateral Account” means that certain cash collateral account which may be established and maintained by the Borrower with the Administrative Agent from time to time as described in Section 9.5 hereof.

“Collateral Pool Properties” means, as of any date, the Mortgage Properties then meeting all of the eligibility requirements under the definition of an Eligible Collateral Pool Property and under Section 4.3 hereof.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount indicated on Schedule 1.1 hereof or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 13.3(b), as such amount may be modified from time to time pursuant to the terms hereof.

"Commitment Increase Date" shall have the meaning ascribed to such term in Section 2.8.

"Commitment Percentage" means, with respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if any of the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

"Condemnation Proceeds" means all compensation, awards, damages, judgments and proceeds awarded to the Borrower or a Subsidiary Guarantor by reason of any Taking, net of all reasonable and customary amounts actually expended to collect the same.

"Consolidated" or "consolidated" means, with reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

"Contribution Agreement" means that certain Contribution Agreement dated of even date herewith among the Borrower, Guarantors and each Additional Subsidiary Guarantor which may hereafter become a party thereto.

"Control Agreement" means the Blocked Account Control Agreement entered into by the Borrower, the Subsidiary Guarantors, each Additional Subsidiary Guarantor that may hereafter become a party thereto, the financial institution that holds the applicable operating accounts more particularly listed in said Control Agreement, and the Administrative Agent, providing the Administrative Agent with the right to exercise control over such account as provided therein.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

"Conversion/Continuation Request" means a notice given by the Borrower to the Administrative Agent of its election to convert or continue a Loan in accordance with Section 2.14.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.11(g), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Lender or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender‘s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.11(g)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.  Upon the Borrower’s written request, the Administrative Agent shall provide such a written notice that a Lender is a Defaulting Lender so long as the Administrative Agent has itself determined that such Lender is a Defaulting Lender.

“Default Rate” means the interest rate which may apply during the continuance of a Event of Default pursuant to Section 2.16 which shall mean that (i) each LIBOR Rate Loan shall bear interest for the remainder of the applicable LIBOR Interest Period at the rate otherwise applicable to such LIBOR Interest Period plus 3% per annum and (ii) each Floating Rate Loan shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Loan plus 3% per annum.

"Derivatives Contract" means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” means in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Administrative Agent or any Lender).

"Disposition" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person other than a lease of property in the ordinary course of business.  “Dispose” shall have a meaning correlative thereto.

“Disqualified Institutions” means those competitors of the Borrower in the business of owning and operating retail properties (and Affiliates of such competitors) identified by the Borrower to the Administrative Agent in writing on or prior to the Agreement Effective Date or hereafter identified by the Borrower to the Administrative Agent in writing from time to time (but no such identification shall apply retroactively to Persons that already acquired and continue to hold (or have and remain committed to acquire) an assignment or participation interest).

“Disqualified Institutions Unblock Event” means (i) an Event of Default under any of Sections 8.1, 8.2, 8.4 (solely with respect to an Event of Default arising from a breach of any of Section 7.12 or Sections 7.19(b) through (g)), 8.7 or 8.12 hereof, or (ii) any acceleration of the Obligations under Section 9.1 hereof on account of any other Event of Default.

"Domestic Lending Office" means, initially, the office of each Lender designated as such on the signature page of such Lender hereto and thereafter such other office of such Lender, if any, located within the United States that will be making or maintaining Floating Rate Loans.

"EBITDA" means, with respect to the Parent and its Subsidiaries for any period (without duplication), Net Income (Loss) of such Person (which shall include proceeds of business interruption insurance to the extent constituting income under GAAP) for such period determined on a Consolidated basis in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such Net Income (Loss) for such period):  (a) depreciation and amortization expense; (b) Interest Expense; (c) provisions for taxes based on income, profits or capital, including, without limitation, federal, foreign, state, franchise, excise and similar taxes and foreign withholding taxes; (d) extraordinary, unusual or non-recurring gains and losses (including gains and losses on Dispositions permitted under this Agreement), expenses or charges; (e) impairment expenses; (f) the costs and expenses of legal settlements, fines, judgments or orders to the extent reimbursed by insurance; (g) costs and expenses incurred in connection with any restructurings or reorganizations of Projects directly or indirectly owned by the Parent or any of its Subsidiaries, including, but not limited to, restructuring, consolidation or discontinuance of any portion of operations, severance, recruiting, retention, relocation and other expenses of management and contract for lease termination expenses, provided that the aggregate amount of cash restructuring charges added back to Net Income (Loss) shall not exceed (i) $15,000,000 for any period of four (4) consecutive fiscal quarters or (ii) $35,000,000 during the term of this Agreement and (h) all non-cash losses, charges, expenses or other items (including the effects of purchase accounting, stock compensation expense and other stock related charges) and items related to FAS 107 adjustments, FAS 141 adjustments, the straight lining of rents, tax stabilization adjustments, the amortization of non-cash interest expense and the amortization of market rate adjustments on any Indebtedness permitted under the Loan Documents (but excluding non-cash charges, expenses or other items that constitute an accrual of or reserve for future cash payments); provided that EBITDA attributable to any non-Wholly Owned Subsidiary or Unconsolidated Affiliate shall equal the Parent’s direct or indirect Ownership Share of EBITDA of such non-Wholly Owned Subsidiary or Unconsolidated Affiliate.  If any Project is undergoing an Alteration which in the Borrower’s reasonable determination would result in the amount of EBITDA attributable to such Project declining by more than ten percent (10%) from the amount of EBITDA attributable to such

Project for the period of four (4) consecutive fiscal quarters most recently ending prior to the planned commencement of such Alteration (the “Pre-Alteration EBITDA”; and such period, the “Pre-Alteration Period”), then EBITDA attributable to such Project will be calculated during a period not to exceed twelve (12) months (or such longer period as may be approved by the Administrative Agent, such approval not to be unreasonably withheld, delayed or conditioned) as the greater of (i) the Pre-Alteration EBITDA, and (ii) the actual EBITDA attributable to such Project for the applicable period.  If any Project is undergoing an Alteration which in the Borrower’s reasonable determination would result in the amount of EBITDA attributable to such Project declining by ten percent (10%) or less from the Pre-Alteration Period, then EBITDA attributable to such Project will be calculated during a period not to exceed twelve (12) months (or such longer period as may be approved by the Administrative Agent, such approval not to be unreasonably withheld, delayed or conditioned) as the sum of (a) actual EBITDA for any portion of the respective Project that is not subject to such Alteration, plus (b) the Pre-Alteration EBITDA for the portions of such Project that are subject to such Alteration.  EBITDA will be further adjusted to account for tenants outside the Alteration Impact Zone that are no longer paying rent as well as tenants that have begun paying rent during the Alteration period in a manner reasonably acceptable to the Administrative Agent.  Lease Termination Income shall be excluded from EBITDA except that Lease Termination Income may be included for any period following the cancellation or termination of the applicable lease but only to the extent of the amount of rent the Parent or a Subsidiary would have received during such period under the applicable lease had it not been cancelled or terminated and only so long as the space subject to such lease has not been leased to another Person.

“Eligible Collateral Pool Property” means any Project which, as of any date of determination, (a) is a Project open and operated as a regional mall or similar retail mall Project; (b) is wholly owned by the Borrower or a Subsidiary Guarantor organized under the laws of any state in the United States or the District of Columbia, in fee simple or under the terms of a Financeable Ground Lease; (c) is located in the United States; (d) is free of all material structural defects or major architectural deficiencies, title defects, environmental conditions or other material adverse matters, except for those matters that first arise after the inclusion of such Project in the calculation of Borrowing Base Availability with a Borrowing Base Value which are being cured by the Borrower on a timely basis in accordance with the requirements of the Loan Documents; (e) is not, nor is any direct or indirect interest of the Borrower or any Subsidiary therein, subject to any Lien other than Permitted Liens set forth in clauses (a) through (g), (k) or (q) of Section 7.13 or to any Negative Pledge (other than the Liens and Negative Pledges created pursuant to the Loan Documents to secure the obligations of the Loan Parties); (f) as of the date of inclusion of such Project in the calculation of Borrowing Base Availability with a Borrowing Base Value, has in line Sales PSF of not less than $280 per square foot for the trailing four (4) fiscal quarter period most recently ended; (g) as of the date of inclusion of such Project in the calculation of Borrowing Base Availability with a Borrowing Base Value, has a Leased Percentage of at least 85% and an Occupied Percentage of at least 80%; and (h) all Eligible Collateral Pool Qualification Documents have been received by the Administrative Agent and confirmed as being complete and correct prior to inclusion of such Project as a Collateral Pool Property.

"Eligible Collateral Pool Qualification Documents" has the meaning set forth in Section 4.3 and are listed on Schedule 4.3 attached hereto.

“Environmental Laws” means those laws and regulations pertaining to pollution or protection of the environment or occupational safety and health, including, but not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations or other binding determinations addressing such matters: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right to Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.

"Equity Interests" means with respect to any Person, any share of capital stock, membership interest, partnership interest of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

"Equity Value" means, with respect to any Project or Subsidiary of the Parent, (a) the quotient of (i) the Net Operating Income of such Project (or in the case of a Subsidiary of the Parent, of all Projects of such Subsidiary) for the most recent two (2) quarters for which financial results of the Borrower have been reported, annualized, divided by (ii) the Capitalization Rate less (b) all Indebtedness secured by a Lien on such Project (or in the case of a Subsidiary, all Indebtedness of such Subsidiary).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which is treated as a single employer with the Parent or its Subsidiaries under §414(b) or (c) of the Code or §4001(a)(14) of ERISA and any predecessor entity of any of them.

“ERISA Reportable Event”.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA  and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which the Borrower, the Guarantors or an ERISA Affiliate could have liability under §4062(e) or §4063 of ERISA.

“Event of Default” means an event described in Article VII.

“Excluded Hedge Obligations” means, with respect to any Guarantor, any Hedge Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation.  If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

"Excluded Tax" or "Excluded Taxes" means any of the following Taxes imposed on or with respect to a recipient or required to be withheld or deducted from a payment to a recipient:  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.11(b), Section 3.9 or Section 13.7), or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to any of Sections 3.1(c), (d) or (e), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 3.1(h), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Fair Market Value” means with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

“Fee Letter” is defined in Section 2.15.

“Financeable Ground Lease” means a ground lease containing the following terms and conditions:  (a) a remaining term (exclusive of any unexercised extension options) of twenty-five (25) years calculated as of the date that such Mortgage Property is admitted as a Collateral Pool Property; (b) the right of the lessee to mortgage and encumber its interest in the leased property, with the consent of the lessor not to be unreasonably withheld or conditioned; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability (which may include a requirement for lessor’s consent so long as it is not to be unreasonably withheld or conditioned) of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

"Fixed Charges" means, as of any date of determination for any applicable period, determined on a Consolidated basis for the Parent and its Subsidiaries, the sum (without duplication) of (a) the cash portion of Interest Expense for such period, (b) all regularly scheduled principal payments made with respect to Indebtedness of the Parent, the Borrower and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which (i) repays such Indebtedness in full or (ii) is not otherwise required by the applicable loan agreement, and (c) all Preferred Distributions paid by the Parent, the Borrower or their Subsidiaries during such period.  The Parent's direct or indirect Ownership Share of the Fixed Charges of Unconsolidated Affiliates and non-Wholly Owned Subsidiaries of the Parent shall be included in determinations of Fixed Charges.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) ABR Applicable Margin for such day, in each case changing when and as the Alternate Base Rate or ABR Applicable Margin changes.

“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.

"Foreign Lender" means any Lender that is not a U.S. Person.

"Fronting Exposure" means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the Outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such

Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof, and (b) with respect to the Swingline Loan Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swingline Loan Lender shall have been provided in accordance with the terms hereof.

"Funds from Operations" means, with respect to a Person and for a given period, (a) net income (loss) of such Person, excluding gains (or losses) from debt restructuring and sales of property, plus (b) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs), and (c) all non-cash losses, charges, expenses or other items (including the effects of purchase accounting, stock compensation expense and other stock related charges) and items related to FAS 107 adjustments, FAS 141 adjustments, the straight lining of rents, tax stabilization adjustments, the amortization of non-cash interest expense and the amortization of market rate adjustments on any Indebtedness permitted under the Loan Documents (but excluding non-cash charges, expenses or other items that constitute an accrual of or reserve for future cash payments), and after adjustments for unconsolidated partnerships and other Unconsolidated Affiliates. Adjustments for unconsolidated partnership and other Unconsolidated Affiliates will be calculated to reflect funds from operations on the same basis.  For purposes of this Agreement, Funds From Operations shall be calculated consistent with the White Paper on Funds from Operations dated April 2002 issued by National Association of Real Estate Investment Trusts, Inc., but without giving effect to any supplements, amendments or other modifications promulgated after the Agreement Effective Date without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time and as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any payment obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar payment obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other payment obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any payment obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guaranteed Pension Plan” means any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Parent or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

“Guarantors” means, as of any date, the Parent, Rouse GP and the then-current Subsidiary Guarantors.

“Guaranty” means that certain Unconditional Guaranty of Payment and Performance to be executed and delivered by the Parent, Rouse GP and those Subsidiaries of the Borrower listed on Schedule 1.5, substantially in the form of Exhibit C attached to this Agreement, including any Joinder Agreements executed by Additional Subsidiary Guarantors.

"Hedge Obligations" means all obligations of the Borrower to any Lender Hedge Provider to make any payments under any agreement with respect to an interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure relating to the Obligations, and any confirming letter executed pursuant to such hedging agreement, and which shall include, without limitation, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.  Under no circumstances shall any of the Hedge Obligations secured or guaranteed by any Loan Document as to a Guarantor include any obligation that constitutes an Excluded Hedge Obligation of such Guarantor.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication):  (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of such Person’s business) and only to the extent such obligations constitute indebtedness for purposes of GAAP, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Mandatorily Redeemable Stock of such Person (other than (i) obligations existing on the date of this Agreement that any direct or indirect parent of such Person has the right to satisfy by delivery of its Equity Interests, and (ii) obligations that any direct or indirect parent of such Person is given the right to satisfy by delivery of its Equity Interests), (h) all Guarantee Obligations of such Person; (i) all obligations of the kind referred to in clause (a) through (h) above secured by any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) the net obligations of such Person in respect of Derivatives Contracts not entered into as a hedge against interest rate risk in respect of the Obligations or other Indebtedness, in an amount equal to the Derivatives Termination Value thereof at such time (but in no event less than zero).  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  The amount of any Indebtedness under clause (i) above shall be limited to lesser of the amount of such Indebtedness or the Fair Market Value of the assets securing such Indebtedness, as reasonably determined by the Borrower and Guarantors.  The amount of Indebtedness of any Person shall be calculated at the outstanding principal balance of the contract and not reflecting purchase accounting or other adjustments pursuant to GAAP.

"Indemnified Taxes" means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and to the extent not otherwise described in the preceding clause, Other Taxes.

"Indemnity Agreement" means that certain Indemnity Agreement Regarding Hazardous Materials dated as of the date hereof made by the Guarantors, the Borrower and each Additional Subsidiary Guarantor in favor of the Administrative Agent and the Lenders, pursuant to which the Guarantors, the Borrower and each Additional Subsidiary Guarantor agree to indemnify the Administrative Agent and the Lenders with respect to Materials of Environmental Concern and Environmental Laws.

“Initial Collateral Pool Properties” means those Mortgage Properties listed on Exhibit A.

"Insurance Proceeds" means all insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any Collateral, net of all reasonable and customary amounts actually expended to collect the same.

"Interest Expense" means, for any period, without duplication, (a) total interest expense of the Parent, the Borrower and their Subsidiaries (other than non-Wholly Owned Subsidiaries), including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period, plus (b) the Parent's direct or indirect Ownership Share of Interest Expense of non-Wholly Owned Subsidiaries and Unconsolidated Affiliates for such period.

"Interest Payment Date", means, as to each Floating Rate Loan and each LIBOR Rate Loan, the first (1st) day of each calendar quarter during the term of such Loan.

“Interest Period” means a LIBOR Interest Period.

“Investment” of a Person means (a) any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or deposit account or (b) contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.  In determining the aggregate amount of Investments outstanding at any particular time:  (A) the amount of any Investment of the type described in clauses (a) and (b) shall be the original cost of such Investment plus the cost of all additions thereto, (B) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (C) there shall be deducted in respect of each Investment any amount received as a repayment or return of capital; (D) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (B) may be deducted when paid; (E) there shall not be deducted in respect of any Investment any decrease in the value thereof and (F) the amount of any guaranty shall be the reasonably anticipated liability in respect thereof at the time of determination.

“Issuing Lender” means, with respect to each Letter of Credit, the Lender which issues such Letter of Credit.  KeyBank shall be the sole Issuing Lender.

"Joinder Agreement" means the Joinder Agreement with respect to the Guaranty, the Contribution Agreement, the  Control Agreement and Indemnity Agreement to be executed and delivered pursuant to Section 4.7 by any Additional Subsidiary Guarantor, such Joinder Agreement to be substantially in the form of Exhibit D hereto.

"Lease Termination Income" means rents and other amounts received upon the cancellation or other termination of a Lease.

"Leased Percentage" means, with respect to any Project at any time, the ratio, expressed as a percentage, of (a) the gross leasable area of such Project actually leased by bona fide tenants that are not Affiliates of the Parent or the Borrower (but excluding any tenant occupying on a holdover or month-to-month basis for a period of greater than ninety (90) days) who are subject to binding leases in full force and effect as to which no monetary default or other material default has occurred to (b) the aggregate gross leasable area of such Project.  For the purposes of this definition, the gross leasable area of any Project shall include the area owned (whether by fee or long term ground lease) by an Anchor that is proximate to such Project (i.e. a “shadow anchor”).

“Leases” shall mean, collectively, all leases, subleases and similar occupancy agreements affecting any Mortgage Property, or any part thereof, now existing or hereafter executed and all material amendments, material modifications or supplements thereto.

“Lenders” means the lending institutions listed on the signature pages of the Agreement, their respective permitted successors and assigns, and any other lending institutions that subsequently become parties to the Agreement.

"Lender Hedge Provider" means, with respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.

“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.

"Letter of Credit" means any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with Section 2.7.

"Letter of Credit Commitment" means $50,000,000.

"Letter of Credit Liabilities" means, at any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan).  For purposes of this Agreement, a Revolving Credit Lender (other than the Revolving Credit Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.7, and the Revolving Credit Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Revolving Credit Lender acting as the Issuing Lender of their participation interests under such Section.

“Leverage Ratio” means the percentage obtained by dividing Total Liabilities by Total Asset Value.

“LIBOR Applicable Margin” means, as of any date with respect to any LIBOR Interest Period, the Applicable Margin used to determine the LIBOR Rate as determined from time to time in accordance with the definition of “Applicable Margin”.

"LIBOR Base Rate" means, for any LIBOR Rate Loan for any Interest Period, the average rate as shown in Reuters Screen LIBOR01 Page (or any successor service, or if such Person no longer reports such rate as determined by the Administrative Agent, by another commercially available source providing such quotations approved by the Administrative Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations in accordance with Article III hereof.

“LIBOR Interest Period” means, with respect to each LIBOR Rate Loan (a) initially, the period commencing on the Borrowing Date of such LIBOR Rate Loan and ending one week or one, two, three or six months thereafter, and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)           if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Administrative Agent in accordance with the then current bank practice in London;

(ii)           if the Borrower shall fail to give notice as provided in Section 2.14, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a LIBOR Rate Loan on the last day of the then current Interest Period with respect thereto as provided in and subject to the terms of Section 2.14;

(iii)           any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv)           no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Revolving Credit Maturity Date or the Term Loans Maturity Date, as applicable.

“LIBOR Rate” means, for any LIBOR Interest Period, the sum of (A) the LIBOR Base Rate applicable thereto divided by one minus the then-current Reserve Requirement and (B) the

LIBOR Applicable Margin in effect from time to time during such LIBOR Interest Period, changing when and as the LIBOR Applicable Margin changes.

“LIBOR Rate Loan” means a Loan which bears interest at a LIBOR Rate.

“Lien” means any lien (statutory or other), mortgage, pledge, Negative Pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

"Loan" and "Loans" means an individual loan or the aggregate loans (including a Revolving Credit Loan (or Loans), Swingline Loans and a Term Loan (or Loans), as the case may be), to be made by the Lenders hereunder.  All Loans shall be made in Dollars.  Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in Section 2.7.

“Loan Documents” means the Agreement, the Notes, the Guaranties, the Security Documents, and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement.

“Loan Parties” means the Borrower and the Guarantors.

"Major Acquisition" means a single one-time acquisition of a new property or multiple properties that is for a gross consideration of $150,000,000.00 (before closing adjustments and prorations), or greater.

“Major Lease” means any Lease demising space in a Project in excess of 10,000 square feet of gross leasable area of such Project.

“Management Agreement” means an agreement entered into by the Borrower or any Subsidiary Guarantor pursuant to which it engages a Manager to manage and operate a Mortgage Property.

"Mandatorily Redeemable Stock" means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for Equity Interests which are not Mandatorily Redeemable Stock), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for Equity Interests which are not Mandatorily Redeemable Stock), in each case on or prior to the Term Loans Maturity Date and other than solely as a result of a change of control or asset sale; provided, however, that if such Equity Interest is issued to any plan for the benefit of employees of the Parent or its direct or indirect

Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Mandatorily Redeemable Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“Material Adverse Effect” means, a material adverse effect on (i) the business, property or condition (financial or otherwise) of the Parent, the Borrower and their Subsidiaries taken as a whole, (ii) the ability of the Borrower and the Guarantors, taken as a whole, to perform their respective material obligations under the Loan Documents, or (iii) the validity or enforceability of any material provision of any of the Loan Documents.

"Material Contract" means each contract to which the Borrower or any of its Subsidiaries is a party as to which the breach, non-performance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

"Material Subsidiaries" means any Subsidiary of the Parent which is not a Subsidiary Guarantor or an owner, directly or indirectly, of an interest in a Subsidiary Guarantor which both (a) holds, in an aggregate, directly or indirectly, more than twenty-five percent (25%) of Total Asset Value, and (b) is not prohibited, by any secured indebtedness obligation, or provisions in its organizational documents required by such secured indebtedness, from providing a guaranty of the Obligations.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, but excluding substances of kinds and amounts ordinarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations or as inventory of tenants and otherwise in compliance with all Environmental Laws.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions hereof.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage Property” means, as of any date, an Eligible Collateral Pool Property which is encumbered by a Mortgage securing the Obligations. The initial Mortgage Properties are the Eligible Collateral Pool Properties specifically identified on Exhibit A hereto.

“Mortgages” shall mean first priority, recorded mortgages or deeds of trust or deeds to secure debt, as applicable encumbering the Mortgage Properties executed in each case by the Borrower or the applicable Subsidiary Guarantor owning such Mortgage Property and securing the Obligations in substantially the same form as is attached hereto as Exhibit E and made a part hereof, with such modifications are reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Municipal Financing” means any tax increment financings, sales or real estate tax rebates, payment in lieu of taxes (PILOTs), special improvement districts, the issuance of bonds or other negotiable instruments sponsored or issued by a Governmental Authority, financings related to on-site or off-site infrastructure or public works or any other financing arrangements for which the Parent or any of its Subsidiaries is an obligor and a Governmental Authority is the oblige.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person.

"Net Income (or Loss)" means, with respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

"Net Offering Proceeds" means, with respect to the issuance of any Equity Interests in the Parent or the Borrower or the sale of any Equity Interests in the Parent or the Borrower then held by such party, the proceeds realized from such issuance or sale after deduction of all reasonable expenses incurred in connection with such issuance or sale.

"Net Operating Income" means, for any Project and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods):  (a) rents and other revenues received in the ordinary course of business from such Project (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest, and to the extent properly deducted as an expense, payments in respect of principal, but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance (excluding, however, amounts spent in respect of capital improvements or repairs) of such Project, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, and marketing expenses minus (c) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of three percent (3%) of the gross revenues for such Project for such period, minus (d) all rents, common area reimbursements and other income for such Project received from tenants or licensees that are (A) in default of payment or other material obligations (excluding year-end reconciliations of common area maintenance items), under their Lease once the defaulted period lasts for a term of greater than one-hundred twenty (120) days, or (B) with respect to Leases as to which the tenant or licensee or any guarantor thereunder has been subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding for a period of greater than one-hundred twenty (120) days unless the Lease in question has been assumed by the applicable tenant.  If a Mortgage Property is undergoing an Alteration which in the Borrower’s reasonable determination would result in the amount of Net Operating Income for such Mortgage Property declining by more than ten percent (10%) from the amount of Net Operating Income for such Mortgage Property for the period of four (4) consecutive fiscal quarters most recently ending prior to the planned commencement of such Alteration (the “Pre-Alteration NOI”), then Net Operating Income for such Mortgage Property will be calculated during a period not to exceed twelve (12) months (or such longer period as may be approved by the Administrative Agent, such approval not to be unreasonably withheld, delayed or conditioned) as the greater of (i) the Pre-Alteration NOI, and (ii) the actual Net Operating Income for such Mortgage Property for the applicable period.  If a Mortgage Property is undergoing an Alteration which in the Borrower’s reasonable determination would result in the amount of Net Operating Income for such Mortgage Property declining by ten percent (10%) or less from the Pre-Alteration NOI, then Net Operating Income for such Mortgage Property will be calculated during a period not to exceed twelve (12) months (or such longer period as may be approved by the Administrative Agent, such approval not to be unreasonably withheld, delayed or conditioned) as the sum of (a) actual Net Operating Income for any portion of the respective Mortgage Property that is not subject to such Alteration, plus (b) the Pre-Alteration NOI for the portions of such Mortgage Property that are subject to such Alteration.  Net Operating Income will be further adjusted to account for tenants outside the Alteration Impact Zone that are no longer paying rent as well as tenants that have begun paying rent during the Alteration period in a manner reasonably acceptable to the Administrative Agent.  Lease Termination Income shall be excluded from Net Operating Income except that Lease Termination Income may be included for any period following such cancellation or termination of the applicable Lease but only to the extent of the amount of rent the Borrower or a Subsidiary would have received during such period under the applicable Lease had it not been cancelled or terminated and only so long as the space subject to such lease has not been leased to another Person.

“New Subject Project” is defined in Section 4.3.

“Non-Recourse Exclusions” means, with respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional or material misrepresentation, misappropriation of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Project securing such Non-Recourse Indebtedness, (iii) arise from the presence of hazardous or toxic substances, materials or wastes on the Project securing such Non-Recourse Indebtedness; (iv) are the result of any unpaid real estate Taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document); or (v) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or collusive involuntary bankruptcy, insolvency or similar proceeding.

“Non-Recourse Indebtedness” means, with respect to any Person, Secured Indebtedness for which the liability of such Person (except with respect to Non-Recourse Exclusions) either is contractually limited to collateral securing such Indebtedness or is so limited by operation of law.

"Non-Defaulting Lender" means, at any time, any Lender that is not a Defaulting Lender at such time.

“Notes” means, collectively, the Revolving Credit Notes, the Swingline Note and the Term Loan Notes.

“Notice of Assignment” is defined in Section 13.3(b).

“Obligations” means all indebtedness, obligations and liabilities of the Borrower and the Guarantors to any of the Lenders or the Administrative Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes, the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

"Occupied Percentage" means, with respect to any Project at any time, the ratio, expressed as a percentage, of (a) the net rentable area of such Project actually leased and currently occupied by bona fide tenants that are not affiliated with the Parent or the Borrower (but excluding any tenant occupying on a holdover or month-to-month basis for a period of greater than ninety (90) days) who are in possession of and operating from the leased premises pursuant to binding leases in full force and effect as to which no monetary default or other material default has occurred to (b) the aggregate net rentable area of such Project.  For the purposes of this definition, the net rentable area of any Project shall include the area owned (whether by fee or long term ground lease) by an Anchor that is proximate to such Project (i.e. a “shadow anchor”).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.11(b), Section 3.9, or Section 13.7).

"Outstanding" means, as of any date of determination, with respect to (i) the Loans, the aggregate unpaid principal thereof and (ii) Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

"Ownership Share" means, with respect to any Person on account of any Subsidiary (other than a Wholly Owned Subsidiary) or Unconsolidated Affiliate of such Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Parent” means Rouse Properties, Inc.

"Participant Register" is defined in Section 13.2.4.

“Participants” is defined in Section 13.2.1.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Percentage” means for each Lender the ratio that such Lender’s Commitment bears to the Aggregate Commitment, expressed as a percentage.

"Permitted Holders" means one or more of (a) Brookfield Property Partners, L.P., (b) any Person that directly, or indirectly, through one or more intermediaries, controls or is controlled by or is in common control with Brookfield Property Partners, L.P. described in clause (a) (for so long as Brookfield Property Partners, L.P. retains control of the voting power thereof), (c) funds managed or advised by any of the foregoing, but not including, however, any portfolio company of any of the foregoing and (d) with respect to the Borrower, the Parent or any wholly-owned Subsidiary of the Parent.

“Permitted Liens” are defined in Section 7.13.

“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Preferred Dividends” means, with respect to any entity, dividends or other distributions which are payable to holders of any ownership interests in such entity which entitle the holders of such ownership interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of ownership interests in such entity.

“Preferred Stock” means any Equity Interests which entitles the holder thereof to receive Preferred Dividends.

"Pre-Alteration EBITDA" shall have the meaning given to that term in the definition of EBITDA.

"Pre-Alteration NOI" shall have the meaning given to that term in the definition of Net Operating Income.

"Pre-Alteration Period" shall have the meaning given to that term in the definition of EBITDA.

“Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by the Administrative Agent or its parent as its prime rate (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.  In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

"Project" means all real property that contains a regional mall inclusive of adjacent retail properties or similar retail mall property at any time owned or leased (as lessee or sublessee) by the Parent or a Subsidiary of the Parent, including, without limitation, the Mortgage Properties.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchasers” is defined in Section 13.3(a).

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

"Record" means the grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the holder of such Note with respect to any Loan referred to in such Note.

“Recourse Indebtedness” of a Person means any Indebtedness of such Person that is not Non-Recourse Indebtedness.

“Redevelopment” means, with respect to any Project, the demolition of some or all of the existing improvements and the construction of new improvements on the site of such Project, which may include the construction of additional gross leasable area.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation” means any regulation adopted by the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board.

“Reimbursement Obligations” means at any time, the aggregate of the Obligations of the Borrower to the Lenders, the Issuing Lender and the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuing Lender and the Administrative Agent under or in respect of the Letters of Credit.

"Release Parcel" is defined in Section 4.5.

"Rent Roll" means a report prepared by the Borrower showing for each Mortgage Property owned or leased by the Borrower or a Subsidiary Guarantor, its occupancy, lease expiration dates, lease rent and other information in substantially the form presented to the Administrative Agent prior to the date hereof or in such other form as may be reasonably acceptable to the Administrative Agent.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

"Required Lenders" means, as of any date of determination, Lenders having more than fifty percent (50.0%) of the aggregate amount of the Revolving Credit Commitments and the Outstanding Term Loans of all Lenders, or if the Revolving Credit Commitments have been terminated or reduced to zero, Lenders holding more than fifty percent (50.0%) of the principal amount of the aggregate Outstanding Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Required Lenders” shall in no event mean less than two (2) Lenders.  For purposes of this definition, a Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Reserve Requirement” means, with respect to a LIBOR Rate Loan and LIBOR Interest Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board or other governmental authority or agency having jurisdiction with respect thereto for determining the maximum reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.

"Reserved Maintenance Amounts" means the sum of (a) amounts held in reserve accounts by lenders and/or servicers under loans encumbering Projects in the Additional Portfolio that can be used to fund capital expenses, plus (b) amounts due the Parent or any Subsidiary for unspent deferred maintenance that are to be paid by an insurance company.

“Revolving Credit Advances” means, as of any date, collectively, all Revolving Credit Loans then Outstanding under this Facility.

"Revolving Credit Floating Rate Loans" means Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

"Revolving Credit Commitment" means, with respect to each Revolving Credit Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Revolving Credit Lender’s "Revolving Credit Commitment" to make or maintain Revolving Credit Loans to the Borrower, and to participate in Swingline Loans and Letters of Credit for the account of the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

"Revolving Credit Commitment Percentage" means, with respect to each Revolving Credit Lender, the percentage set forth on Schedule 1.1 hereto as such Revolving Credit Lender’s percentage of the Aggregate Revolving Credit Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Revolving Credit Commitments of the Revolving Credit Lenders have been terminated as provided in this Agreement, then the Revolving Credit Commitment Percentage of each Revolving Credit Lender shall be determined based on the Revolving Credit Commitment Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

"Revolving Credit Lenders" means, collectively, the Lenders which have a Revolving Credit Commitment, the initial Revolving Credit Lenders being identified on Schedule 1.1 hereto.

"Revolving Credit LIBOR Rate Loans" means Revolving Credit Loans bearing interest calculated by reference to LIBOR.

"Revolving Credit Loan or Loans" means an individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of $250,000,000.00 (subject to increase as provided in Section 2.8 or decrease as provided in Section 2.9) to be made by the Revolving Credit Lenders hereunder as more particularly described in Section 2.7.  Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to Section 2.7(f).

"Revolving Credit Maturity Date" means November 21, 2017, as such date may be extended as provided in Section 2.10, or such earlier date on which the Revolving Credit Loans shall become due and payable pursuant to the terms hereof.

"Revolving Credit Note" means a promissory note made by the Borrower in favor of a Revolving Credit Lender in the principal face amount equal to such Revolving Credit Lender’s Revolving Credit Commitment, in substantially the form of Exhibit B-1 hereto.

"Rouse GP" means Rouse GP, LLC, a Delaware limited liability company,

"Sales PSF" means, for tenants who are comprised of less than 10,000 square feet of leased premises at any Project, the quotient obtained by dividing (a) the rolling twelve (12) month total sales for mall stores of less than 10,000 square feet of leased premises at such Project by (b) the total square footage of those tenants at such Project whose leases comprise 10,000 square feet or less.

“Secured Indebtedness” means any Indebtedness which is secured by a Lien on a Project, any ownership interests in any Person or any other assets which had, in the aggregate, a value in excess of the amount of such Indebtedness at the time such Indebtedness was incurred.

“Security Documents” means collectively, the Joinder Agreements, the Mortgages, the Assignments of Leases and Rents, the Control Agreements, the Indemnity Agreement, UCC-1 financing statements and any further collateral assignments to the Administrative Agent for the benefit of the Lenders.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Southland Project” means that certain Project currently owned by a Subsidiary of the Borrower, located in California and commonly known as “Southland”.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

"Subsidiary Guarantors" means, initially, those Persons described on Schedule 1.5 hereto and each Additional Subsidiary Guarantor.  Upon any Additional Subsidiary Guarantor becoming a Subsidiary Guarantor or upon the release of a Subsidiary Guarantor in accordance with the terms of this Agreement, the Administrative Agent may unilaterally amend Schedule 1.5.

“Swingline Advances” means, as of any date, collectively, all Swingline Loans then Outstanding under this Agreement.

“Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Loans not exceeding $25,000,000, which is included in, and is not in addition to, the Swingline Lender’s total Commitment hereunder, as it may be reduced from time to time pursuant to Section 2.9.

“Swingline Lender” shall mean KeyBank, in its capacity as a Lender.

“Swingline Loan” means a loan made by the Swingline Lender pursuant to Section 2.3 hereof.

"Swingline Note" means promissory note made by the Borrower in favor of Swingline Lender in the principal face amount equal to the Swingline Commitment, in substantially the form of Exhibit B-3.

"Taking" means the taking or appropriation (including by deed in lieu of condemnation) of any Mortgage Property, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.

"Tangible Net Worth" means, as of a given date, the stockholders’ equity of the Parent and its Subsidiaries determined on a consolidated basis plus accumulated depreciation and amortization, minus (to the extent included when determining the stockholders’ equity of the Parent and its Subsidiaries and without duplication):  (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired (but excluding any such write-up for purchase price adjustments of properties acquired after the date of this Agreement , based on GAAP), and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses, unamortized debt discount and expense and other like assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

"Term LIBOR Rate Loans" means the Term Loans bearing interest by reference to LIBOR.

"Term Loan" or "Term Loans" means, an individual Term Loan or the aggregate Term Loans, as the case may be, in the maximum principal amount of $260,000,000.00 (subject to increase as provided in Section 2.8) made by the Term Loan Lenders hereunder.

“Term Loan Advances” means, as of any date, collectively, all Term Loans then Outstanding under this Agreement.

"Term Loan Commitment" means, with respect to each Term Loan Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Term Loan Lender’s "Term Loan Commitment" to make or maintain Term Loans to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

"Term Loan Commitment Percentage" means with respect to each Term Loan Lender, the percentage set forth on Schedule 1.1 hereto as such Term Loan Lender’s percentage of the aggregate Term Loan Advances, as the same may be changed from time to time in accordance with the terms of this Agreement.

“Term Loan Holdback” is defined in Section 2.2.

"Term Loan Lenders" means, collectively, the Lenders which have a Term Loan Commitment, the initial Term Loan Lenders being identified on Schedule 1.1 hereto.

"Term Loans Maturity Date" means November 21, 2018, or such earlier date on which the Term Loans shall become due and payable pursuant to the terms hereof.

"Term Loan Note" means a promissory note made by the Borrower in favor of a Term Loan Lender in the principal face amount equal to such Term Loan Lender’s Term Loan Commitment, in substantially the form of Exhibit B-2 hereto.

"Title Policy" means, with respect to each parcel of Mortgage Property, an ALTA standard form title insurance policy for properties not located in Texas and a TLTA form for properties located in Texas (or in states other than Texas, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Administrative Agent) issued by a Title Insurance Company (with such reinsurance as the Administrative Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under applicable law) in an amount as the Administrative Agent may reasonably require based upon the fair market value of the applicable Mortgage Property insuring the first priority of the Mortgage thereon and that the Borrower or a Subsidiary Guarantor holds marketable (or with respect to Texas, indefeasible) fee simple title (or a valid and subsisting leasehold interest if approved by the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed) to such parcel, subject only to Permitted Liens, and shall to the extent available in such state where the Mortgage Property is located and at a commercially reasonable rate contain (a) a revolving credit endorsement and (b) such other endorsements and affirmative insurance as the Administrative Agent may reasonably require and is available in the State in which the Mortgage Property is located, including but not limited to (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Mortgage Property, (vii) a “first loss” and a “last dollar” endorsement, and (viii) a utility location endorsement.

“Total Asset Value” means, as of any date, the sum, without duplication, of all of the following of the Parent, the Borrower and their Subsidiaries and Unconsolidated Affiliates (but in the case of any non-Wholly Owned Subsidiaries or Unconsolidated Affiliates, based on the Parent's direct or indirect Ownership Share of the same) except as noted with respect to non-Wholly Owned Subsidiaries and Unconsolidated Affiliates:

(a) the quotient of (i) Net Operating Income from all Projects of the Borrower and its Subsidiaries for the most recent two (2) quarters for which financial results of the Borrower have been reported, annualized, less Capital Reserves for such Projects, divided by (ii) the Capitalization Rate, plus

(b) the cost basis of any Projects acquired during the twelve month period following such acquisition, plus

(c) the GAAP book value of Vacant Land, plus

(d) aggregate sums spent on the construction of improvements (including land acquisition costs) until 6 months after substantial completion of such improvements has been achieved.

For purposes of this definition (x) the property described in clause (c) and (d) above shall not, in the aggregate, constitute more than 10% of the calculation of Total Asset Value, and any excess over such amount shall not be included in the calculation of Total Asset Value and (y) to the extent the amount of Pre-Alteration NOI included in Net Operating Income under clause (a) above would exceed 7.5% of such Net Operating Income, such excess shall be excluded.

"Total Budgeted Cost" means, with respect to an Alteration Asset, and at any time, the aggregate amount of all costs budgeted to be paid, incurred or otherwise expended or accrued by the Borrower or a Subsidiary with respect to such Alteration Asset to complete the applicable Alteration.

"Total Liabilities" means, as of any date of determination, the difference of (a) all Indebtedness of the Parent, the Borrower and their Wholly Owned Subsidiaries and the Borrower’s Ownership Share of all Indebtedness of all non-Wholly Owned Subsidiaries and Unconsolidated Affiliates of the Borrower (each calculated at the outstanding principal amount based on the contract and not reflecting purchase accounting adjustments pursuant to GAAP), minus (b) (i) the sum of Unrestricted Cash and Cash Equivalents plus Cash and Cash Equivalents restricted as a result of securing Indebtedness (x) which are held in a lockbox or cash management account and are to be applied toward the next installment of regularly scheduled debt service payments under any Indebtedness of such Person so long as no event of default has occurred and is continuing with respect to such Indebtedness or (y) the application of which is to be made against the principal of such Indebtedness, in each case of the Borrower and its Wholly Owned Subsidiaries and all non-Wholly Owned Subsidiaries and Unconsolidated Affiliates of the Borrower (to the extent of the Borrower’s Ownership Share of the same), less (ii) an amount equal to the positive difference between (A) an amount equal to $10,000,000 in respect of unspent deferred maintenance as of the date of this Agreement to be reduced by amounts expended by the Borrower and its Subsidiaries for which the Administrative Agent has been provided satisfactory evidence of expenditure and (B) Reserved Maintenance Amounts, in each case as determined in accordance with GAAP (each as noted with respect to non-Wholly Owned Subsidiaries and Unconsolidated Affiliates), and without duplication.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Loan, its nature as a Floating Rate Loan or LIBOR Rate Loan.

“Unconsolidated Affiliate” means, in respect of any Person, any other Person in whom such Person holds an Investment (irrespective of whether such Person is an Affiliate under this Agreement), which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person if such financial statements were prepared in accordance with the full consolidation method of GAAP as of such date.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

"Unhedged Variable Rate Debt" means any Indebtedness with respect to which the interest is not fixed (or hedged to a fixed rate) for the entire term of such Indebtedness to maturity.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Event of Default.

"Unrestricted Cash and Cash Equivalents" means, as of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value).  As used in this definition, “Unrestricted” means the specified asset is readily available for the satisfaction of any and all obligations of such Person.  Unrestricted Cash and Cash Equivalents shall not include any tenant security deposits or other restricted deposits.

“Unsecured Indebtedness” means, with respect to any Person, all Indebtedness of such Person for borrowed money that does not constitute Secured Indebtedness or Guarantee Obligations.

“Unused Fee” is defined in Section 2.12.

“Vacant Land” means, as of any date, non-income (or de minimis income, provided that the same is not included in EBITDA) producing land associated with a regional mall or other retail property which has no current occupants.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

"Withholding Agent" means the Borrower and the Administrative Agent.

1.2.           Rules of Interpretation.

(a)           A reference to any document or agreement shall include such document or agreement as amended, restated, modified, supplemented or ratified from time to time in accordance with its terms and the terms of this Agreement.

(b)           The singular includes the plural and the plural includes the singular.

(c)           A reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws).

(d)           A reference to any Person includes its permitted successors and permitted assigns.

(e)           Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any of its Subsidiaries at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(f)           The words “include”, “includes” and “including” are not limiting.

(g)           The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h)           All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i)           Reference to a particular “Section”, refers to that section of this Agreement unless otherwise indicated.

(j)           The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k)           In the event of any change in GAAP after the date hereof or any other change in accounting procedures pursuant to Section 7.1 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower, Guarantors or the Administrative Agent, the Borrower, the Guarantors, the Administrative Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change, as determined by the Required Lenders in their good faith judgment.  Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Administrative Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred

ARTICLE II.

THE CREDIT

2.1.           Revolving Credit Loans.

(a)           Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Agreement Effective Date and the Revolving Credit Maturity Date upon notice by the Borrower to the Administrative Agent given in accordance with Section 2.5, such sums as are requested by the Borrower for the purposes set forth in Section 7.2 up to a maximum aggregate principal amount Outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Lender’s Revolving Credit Commitment and (ii) such Lender’s Revolving Credit Commitment Percentage of an amount equal to (A) the Borrowing Base Availability minus (B) the sum of (1) the amount of all Outstanding Swingline Loans and Term Loans plus (2) the aggregate amount of Letter of Credit Liabilities; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the Outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Swingline Loans and Letter of Credit Liabilities shall not at any time exceed the Aggregate Revolving Credit Commitment and the Outstanding principal amount of the Loans (after giving effect to all amounts requested), Swingline Loans and Letter of Credit Liabilities shall not at any time exceed the Aggregate Commitment.  The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Revolving Credit Commitment Percentage.  Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of the Borrower set forth in Section 5.1 (with respect to the initial Advance hereunder) and Section 5.2 (with respect to each Advance hereunder) have been satisfied on the date of such request.  The Administrative Agent may assume that the conditions in Section 5.1 (with respect to the initial Advance hereunder) and Section 5.2 (with respect to each Advance hereunder) have been satisfied or waived unless it receives prior written notice from a Revolving Credit Lender that such conditions have not been satisfied or waived.  No Revolving Credit Lender shall have any obligation to make any Revolving Credit Loan to the Borrower to the extent that such Revolving Credit Loan would cause the sum of (1) such Revolving Credit Lender's Revolving Credit Commitment Percentage of all Outstanding Swingline Loans plus (2) such Revolving Credit Lender's Revolving Credit Commitment Percentage of all Outstanding Letter of Credit Liabilities and (3) such Revolving Credit Lender's Outstanding Revolving Credit Loans to exceed the amount of such Revolving Credit Lender's Revolving Credit Commitment.

(b)           The Revolving Credit Loans shall be evidenced by Revolving Credit Notes in substantially the form of Exhibit B-1 hereto and completed with appropriate insertions.  One Revolving Credit Note shall be payable to the order of each Revolving Credit Lender in the principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment or, if less, the Outstanding amount of all Revolving Credit Loans made by such Revolving Credit Lender, plus interest accrued thereon, as set forth below.  The Borrower irrevocably authorizes the Administrative Agent to make or cause to be made, at or about the time of the Borrowing Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on the Administrative Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment.  The Outstanding amount of the Revolving Credit Loans set forth on the Administrative Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Revolving Credit Lender, but the failure to record, or any error in so recording, any such amount on the Administrative Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Loan when due. Any Lender may request that Revolving Credit Loans made by it be evidenced solely by this Agreement rather than by a Revolving Credit Note. The absence of such a Revolving Credit Note shall not in any way diminish or impair the rights of such Lender with respect to its Revolving Credit Loans.

2.2.           Commitment to Lend Term Loan.  Subject to the terms and conditions set forth in this Agreement, each of the Term Loan Lenders severally agrees to lend to the Borrower such Term Loan Lender’s Term Loan Commitment, which Term Loans shall be evidenced by the Term Loan Notes, substantially the form of Exhibit B-2 hereto and completed with appropriate insertions. Any Lender may request that Term Loans made by it be evidenced solely by this Agreement rather than by a Term Loan Note. The absence of such a Term Loan Note shall not in any way diminish or impair the rights of such Lender with respect to its Term Loans. Term Loans with respect to the Term Loan Commitments in effect on the Agreement Effective Date shall be made in two disbursements, the first on the Agreement Effective Date in the full amount thereof less $71,165,829.00 (the “Term Loan Holdback”) and the second disbursement in the amount of the Term Loan Holdback to be made on or about December 1, 2013 for the purpose of repaying the existing Secured Indebtedness encumbering the Southland Project in connection with the addition of such Project as an additional Collateral Pool Property at such time, provided that all of the conditions set forth in Section 5.2 have been satisfied or affirmatively waived on the date of such second disbursement.  Any additional Term Loans made as a result of any increase in the Aggregate Term Commitments pursuant to Section 2.8 shall be made on the applicable Commitment Increase Date and each Lender which elects to increase its or acquire a Term Loan Commitment pursuant to Section 2.8 severally and not jointly agrees to make a Term Loan to the Borrower in an amount equal to (a) with respect to any existing Lender, the amount by which such Term Loan Lender’s Term Loan Commitment increases on the applicable Commitment Increase Date and (b) with respect to any new Lender, the amount of such new Lender’s Term Loan Commitment.  The Borrower irrevocably authorizes each Term Loan Lender to make or cause to be made, at or about the time of the Borrowing Date of any Term Loan or the time of receipt of any payment of principal thereof, an appropriate notation on such Term Loan Lender's Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment.  The Outstanding amount of the Term Loans set forth on such Term Loan Lender's Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Term Lender, but the failure to record, or any error in so recording, any such amount on the Term Loan Lender's Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Term Loan Note to make payments of principal of or interest on any Term Loan when due.

2.3.           Swingline Loan Commitment.

(a)           Subject to the terms and conditions set forth in this Agreement, Swingline Lender agrees to lend to the Borrower (the “Swingline Loans”), and the Borrower may borrow (and repay and reborrow) from time to time between the Agreement Effective Date and the date which is five (5) Business Days prior to the Revolving Credit Maturity Date upon notice by the Borrower to the Swingline Lender given in accordance with this Section 2.3, such sums as are requested by the Borrower for the purposes set forth in Section 7.2 in an aggregate principal amount at any one time Outstanding not exceeding the Swingline Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing or would arise as a result thereof; and (ii) the Outstanding principal amount of the Revolving Credit Loans and Swingline Loans and Letter of Credit Liabilities (after giving effect to all amounts requested), shall not at any time (x) exceed the Aggregate Revolving Credit Commitment, or (y) exceed the sum of (A) Borrowing Base Availability minus (B) the aggregate Outstanding Term Loans.  Notwithstanding anything to the contrary contained in this Section 2.3, the Swingline Lender shall not be obligated to make any Swingline Loan at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Swingline Lender is satisfied that the participation therein will otherwise be fully allocated to the Revolving Credit Lenders that are Non-Defaulting Lenders consistent with Section 2.11 and the Defaulting Lender shall not participate therein, except to the extent the Swingline Lender has entered into arrangements with the Borrower or such Defaulting Lender that are reasonably satisfactory to the Swingline Lender in its good faith determination to eliminate the Swingline Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral.  Swingline Loans shall constitute “Revolving Credit Loans” for all purposes hereunder.  The funding of a Swingline Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in Section 5.2 have been satisfied or affirmatively waived on the date of such funding.  The Swingline Lender may assume that the conditions in Section 5.2 have been satisfied or affirmatively waived unless Swingline Lender has received written notice from a Lender that such conditions have not been satisfied or affirmatively waived.  Each Swingline Loan shall be due and payable within five (5) Business Days of the date such Swingline Loan was provided and the Borrower hereby agrees (to the extent not repaid as contemplated by Section 2.13 below) to repay each Swingline Loan on or before the date that is five (5) Business Days from the date such Swingline Loan was provided.  No Swingline Loan may be refinanced by another Swingline Loan.

(b)           The Swingline Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit B-3 hereto (the “Swingline Note”), dated the date of this Agreement and completed with appropriate insertions.  The Swingline Note shall be payable to the order of the Swingline Lender in the principal face amount equal to the Swingline Commitment and shall be payable as set forth below.  The Borrower irrevocably authorizes the Swingline Lender to make or cause to be made, at or about the time of the Borrowing Date of any Swingline Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swingline Lender’s Record reflecting the making of such Swingline Loan or (as the case may be) the receipt of such payment.  The Outstanding amount of the Swingline Loans set forth on the Swingline  Lender’s Record shall be prima facie evidence, absent manifest error, of the principal amount thereof owing and unpaid to the Swingline Lender, but the failure to record, or any error in so recording, any such amount on the Swingline Lender’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swingline Note to make payments of principal of or interest on any Swingline Loan when due.

(c)           The Borrower shall request a Swingline Loan by delivering to the Swingline Lender a Borrowing Notice executed by an Authorized Officer no later than 11:00 a.m. (Eastern time) on the requested Borrowing Date specifying the amount of the requested Swingline Loan (which shall be in the minimum amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof) and providing the wire instructions for the delivery of the Swingline Loan proceeds.  The Borrowing Notice shall also contain a certification by an Authorized Officer that no Default exists after giving effect to the making of such Swingline Loan.  Each such Borrowing Notice shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swingline Loan on the Borrowing Date.  Notwithstanding anything herein to the contrary, a Swingline Loan shall be a Floating Rate Loan and shall bear interest at the rate per annum equal to the Base Rate (or such lesser rate as the Borrower and Swingline Lender may mutually agree) plus the Applicable Margin for Floating Rate Loans.  The proceeds of the Swingline Loan will be disbursed by wire by the Swingline Lender to the Borrower no later than 1:00 p.m. (Eastern time) on the Borrowing Date.

(d)           The Swingline Lender shall, within two (2) Business Days after the Borrowing Date with respect to such Swingline Loan, request each Revolving Credit Lender, including the Swingline Lender, to make a Revolving Credit Loan pursuant to Section 2.1 in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the amount of the Swingline Loan Outstanding on the date such notice is given.  In the event that the Borrower does not notify the Administrative Agent in writing otherwise on or before noon (Eastern time) of the second (2nd) Business Day after the Borrowing Date with respect to such Swingline Loan, the Administrative Agent shall notify the Revolving Credit Lenders that such Revolving Credit Loan shall be a LIBOR Rate Loan with an Interest Period of one (1) month, provided that the making of such LIBOR Rate Loan will not be in contravention of any other provision of this Agreement, or if the making of a LIBOR Rate Loan would be in contravention of this Agreement, then such notice shall indicate that such loan shall be a Floating Rate Loan.  The Borrower hereby irrevocably authorizes and directs the Swingline Lender to so act on its behalf, and agrees that any amount advanced to the Administrative Agent for the benefit of the Swingline Lender pursuant to this Section 2.3(d) shall be considered a Revolving Credit Loan pursuant to Section 2.1.  Unless any of the events described in Section 8.7 shall have occurred and is continuing beyond any applicable notice and cure period (in which event the procedures of Section 2.3(e) shall apply), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Swingline Lender for the account of the Swingline Lender at the Administrative Agent’s Head Office prior to 12:00 noon (Eastern time) in funds immediately available no later than the third (3rd) Business Day after the date such notice is given just as if the Revolving Credit Lenders were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes.  The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swingline Loans.

(e)           If for any reason a Swingline Loan cannot be refinanced by a Revolving Credit Loan pursuant to Section 2.3(d), each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to Section 2.3(d) was to have been made, purchase an undivided participation interest in the Swingline Loan in an amount equal to its Revolving Credit Commitment Percentage of such Swingline Loan.  Each Revolving Credit Lender will immediately transfer to the Swingline Lender in immediately available funds the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a Swingline Loan participation certificate dated the date of receipt of such funds and in such amount.

(f)           Whenever at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participation interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it.

(g)           Each Revolving Credit Lender’s obligation to fund a Revolving Credit Loan as provided in Section 2.3(d) or to purchase participation interests pursuant to Section 2.3(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower or Guarantors may have against the Swingline Lender after giving effect to the provisions of Section 2.11(c), the Borrower or Guarantors or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or Guarantors or any of their respective Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by the Borrower, Guarantors or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Any portions of a Swingline Loan not so purchased or converted may be treated by the Administrative Agent and Swingline Lender as against such Revolving Credit Lender as a Revolving Credit Loan which was not funded by the non-purchasing Lender, thereby making such Lender a Defaulting Lender.  Each Swingline Loan, once so sold or converted, shall cease to be a Swingline Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Revolving Credit Lender under its Revolving Credit Commitment.

(h)           Upon demand by the Administrative Agent or the Swingline Lender at any time while a Lender is a Defaulting Lender, the Borrower shall deliver to the Administrative Agent for the benefit of the Swingline Lender within one (1) Business Day of such demand, cash collateral or other credit support reasonably satisfactory to the Swingline Lender in an amount equal to such Defaulting Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of the Swingline Loans then Outstanding.

2.4.           Interest on Loans.

(a)           Each Floating Rate Loan shall bear interest for the period commencing with the Borrowing Date thereof and ending on the date on which such Floating Rate Loan is repaid or converted to a LIBOR Rate Loan at the Floating Rate.

(b)           Each LIBOR Rate Loan shall bear interest for the period commencing with the Borrowing Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the LIBOR Rate determined for such Interest Period.

(c)           The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(d)           Floating Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in Section 2.14.

2.5.           Requests for Revolving Credit Loans.  The Borrower shall give to the Administrative Agent written notice executed by an Authorized Officer in the form of Exhibit F hereto (or telephonic notice confirmed in writing in the form of Exhibit F hereto) of each Revolving Credit Loan requested hereunder (a “Borrowing Notice”) by 11:00 a.m. (Eastern time) one (1) Business Day prior to the proposed Borrowing Date with respect to Floating Rate Loans and three (3) Business Days prior to the proposed Borrowing Date with respect to LIBOR Rate Loans.  Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Loan, the Type of Loan, the initial Interest Period (if applicable) for such Loan and the Borrowing Date.  Each such notice shall also contain a certification by an Authorized Officer that no Default exists after giving effect to the making of such Revolving Credit Loan.  Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Revolving Credit Lenders thereof.  Each such Borrowing Notice shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Borrowing Date.  Nothing herein shall prevent the Borrower from seeking recourse against any Revolving Credit Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement.  Each Borrowing Notice shall be (a) except as a result of a Borrowing Notice pursuant to Section 2.7, for a Floating Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof (or in the remaining undrawn amount of the Revolving Credit Commitments, if less); or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof; provided, however, that there shall be no more than five (5) Revolving Credit LIBOR Rate Loans Outstanding at any one time.

2.6.           Funds for Loans.

(a)           Not later than 1:00 p.m. (Eastern time) on the proposed Borrowing Date of any Revolving Credit Loans or Term Loans, each of the Revolving Credit Lenders or Term Loan Lenders, as applicable, will make available to the Administrative Agent, at the Administrative Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to Section 2.1 and 2.2.  Upon receipt from each such Lender of such amount, and upon receipt of the documents required by Section 5.1 and 5.2 and the satisfaction or waiver of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrower the aggregate amount of such

Revolving Credit Loans or Term Loans made available to the Administrative Agent by the Lenders, as applicable, by crediting such amount to the account of the Borrower maintained at the Administrative Agent’s Head Office.  The failure or refusal of any Revolving Credit Lender or Term Loan Lender to make available to the Administrative Agent at the aforesaid time and place on any Borrowing Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Revolving Credit Lender or Term Loan Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.

(b)           Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Borrowing Date that such Lender will not make available to the Administrative Agent such Lender’s Commitment Percentage of a proposed Loan, the Administrative Agent may in its discretion assume that such Lender has made such Loan available to the Administrative Agent in accordance with the provisions of this Agreement and the Administrative Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Administrative Agent for the amount of such advance.  If such Lender does not pay such corresponding amount upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower, the applicable rate for such Loan or (ii) from such Lender, the Federal Funds Effective Rate plus one percent (1%).

2.7.           Letters of Credit.

(a)           Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Agreement Effective Date through the day that is ninety (90) days prior to the Revolving Credit Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request substantially in the form of Exhibit G hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed the Letter of Credit Commitment, (iii) in no event shall the sum of (A) the Revolving Credit Loans and Swingline Loans Outstanding, and (B) the amount of Letter of Credit Liabilities (after giving effect to all Letters of Credit requested) exceed the Aggregate Revolving Credit Commitment, (iv) in no event shall the Outstanding principal amount of the Loans and Letter of Credit Liabilities (after giving effect to any requested Letters of Credit) exceed the lesser of the Aggregate Commitment or the Borrowing Base

Availability, (v) the conditions set forth in Section 5.1 (with respect to any Letter of Credit issued on the Agreement Effective Date) and Section 5.2 (with respect to the issuance of any other Letter of Credit) shall have been satisfied or waived, and (vi) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. Notwithstanding anything to the contrary contained in this Section 2.7, the Issuing Lender shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Issuing Lender is satisfied that the participation therein will otherwise be fully allocated to the Revolving Credit Lenders that are Non-Defaulting Lenders consistent with Section 2.11 and the Defaulting Lender shall have no participation therein, except to the extent the Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender in its good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral.  The Issuing Lender may assume that the conditions in Section 5.1 (with respect to any Letter of Credit issued on the Agreement Effective Date) and Section 5.2 (with respect to the issuance of any other Letter of Credit) have been satisfied or waived unless it receives written notice from a Revolving Credit Lender that such conditions have not been satisfied or waived.  Each Letter of Credit Request shall be executed by an Authorized Officer of the Borrower.  The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of the Borrower.  The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. Unless the Issuing Lender otherwise consents, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of such Letter of Credit and ending one year after the date of issuance thereof, subject to extension pursuant to an “evergreen” clause reasonably acceptable to the Issuing Lender (but in any event the term shall not extend beyond five (5) Business Days prior to the Revolving Credit Maturity Date).  The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Aggregate Commitment as a Loan.

(b)           Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may reasonably approve) prior to the date upon which the requested Letter of Credit is to be issued.  Each such Letter of Credit Request shall contain a certification by an Authorized Officer that no Default exists after giving effect to the issuance of such Letter of Credit.  The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit G attached hereto) and documents as the Issuing Lender may reasonably require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

(c)           The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue a requested Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to Section 2.7(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.

(d)           Upon the issuance of a Letter of Credit, each Revolving Credit Lender shall be deemed to have purchased a participation therein from Issuing Lender in an amount equal to its respective Revolving Credit Commitment Percentage of the amount of such Letter of Credit.  No Revolving Credit Lender’s obligation to participate in a Letter of Credit shall be affected by any other Revolving Credit Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(e)           Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee calculated at the rate of one-eighth of one percent (0.125%) of the face amount of such Letter of Credit (which fee shall not be less than $1,500 in any event) and an administrative charge of $250, and (ii) for the accounts of the Revolving Credit Lenders that are Non-Defaulting Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the LIBOR Applicable Margin in effect from time to time on the face amount of such Letter of Credit during the term of this Agreement.  Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Revolving Credit Commitments shall terminate and on the expiration or return of any Letter of Credit.  In addition, the Borrower shall pay to Issuing Lender for its own account within thirty (30) days after written demand of Issuing Lender the standard issuance, documentation and service charges for Letters of Credit issued from time to time by Issuing Lender.

(f)           In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an Outstanding Revolving Credit Floating Rate Loan under this Agreement (the Borrower being deemed to have requested a Revolving Credit Floating Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an Outstanding Revolving Credit Floating Rate Loan under this Agreement) and the Administrative Agent shall promptly notify each Revolving Credit Lender by facsimile, telephone (confirmed in writing) or other similar means of transmission, and each Revolving Credit Lender shall promptly and unconditionally pay to the Administrative Agent, for the Issuing Lender’s own account, an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Letter of Credit (to the extent of the amount drawn).  The Borrower further hereby irrevocably authorizes and directs the Administrative Agent to notify the Revolving Credit Lenders of the Borrower’s intent to convert such Floating Rate Loan to a LIBOR Rate Loan with an Interest Period of one (1) month on the third (3rd) Business Day following the funding by the Revolving Credit Lenders of their advance under this Section 2.7(f), provided that the making of such LIBOR Rate Loan shall not be in contravention of any provision of this Agreement.  If and to the extent any Revolving Credit Lender shall not make such amount available on the Business Day on which such draw is funded, such Revolving Credit Lender agrees to pay such amount to the Administrative Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Administrative Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1.0%) for each day thereafter.  Further, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Administrative Agent to fund the amount of any drawn Letter of Credit which such Revolving Credit Lender was required to fund pursuant to this Section 2.7(f) until such amount has been funded (as a result of such assignment or otherwise).  The failure of any Revolving Credit Lender to make funds available to the Administrative Agent in such amount shall not relieve any other Revolving Credit Lender of its obligation hereunder to make funds available to the Administrative Agent pursuant to this Section 2.7(f).

(g)           If after the issuance of a Letter of Credit pursuant to Section 2.7(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Revolving Credit Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to Section 2.7(f) was to have been made, purchase an undivided participation interest in such Letter of Credit in an amount equal to its Revolving Credit Commitment Percentage of the amount of such Letter of Credit.  Each Revolving Credit Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Revolving Credit Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h)           Whenever at any time after the Issuing Lender has received from any  Revolving Credit Lender any such Revolving Credit Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Revolving Credit Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i)           The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(j)           The Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof.  Neither the Administrative Agent, Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Administrative Agent or any Lender.  None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to the Administrative Agent, Issuing Lender or the Lenders hereunder.  In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by the Administrative Agent, Issuing Lender or the other Lenders in good faith will be binding on the Borrower and will not put the Administrative Agent, Issuing Lender or the other Lenders under any resulting liability to the Borrower; provided nothing contained herein shall relieve the Issuing Lender, the Administrative Agent or any Lender for liability incurred by any such party arising solely out of the gross negligence or willful misconduct of such party in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment.

2.8.           Increase in Aggregate Commitment.

(a)           Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this Section 2.8, the Borrower shall have the option subject to the Administrative Agent’s prior written consent (such consent to not be unreasonable withheld, conditioned or delayed) at any time and from time to time before the Revolving Credit Maturity Date or Term Loans Maturity Date, as applicable, to request an increase in the Aggregate Revolving Credit Commitment and/or the Aggregate Term Commitment by an aggregate amount of $250,000,000.00 such that the Aggregate Commitment does not exceed $760,000,000.00, by giving written notice to the Administrative Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $10,000,000.00 and an integral multiple of $5,000,000.00 in excess thereof, unless otherwise approved by the Administrative Agent. The Administrative Agent shall send a notice to all Lenders (the “Additional Commitment

Request Notice”) informing them of the Borrower’s request to increase the Aggregate Commitment.  Each Lender who desires to provide an additional Commitment shall provide the Administrative Agent with a written commitment letter specifying the amount of the additional Commitment which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice.  If the requested increase is oversubscribed then the Administrative Agent and the Arranger shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis as the Administrative Agent, the Arranger and the Borrower shall mutually agree.  If the additional Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Administrative Agent, Arranger or the Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to the Administrative Agent, the Arranger and the Borrower) to become a Lender and provide an additional Commitment which Lender shall be approved by all of the Administrative Agent, the Arranger and the Borrower.  The Administrative Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”).  In no event shall any Lender be obligated to provide an additional Commitment.

(b)           On any Commitment Increase Date on which the Aggregate Revolving Credit Commitment is increased, the Outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Revolving Credit Lenders such that after the applicable Commitment Increase Date the Outstanding principal amount of Revolving Credit Loans owed to each Revolving Credit Lender shall be equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the Outstanding principal amount of all Revolving Credit Loans.  The participation interests of the Revolving Credit Lenders in Letters of Credit and Swingline Loans shall be similarly adjusted.  On any Commitment Increase Date on which the Aggregate Revolving Credit Commitment is increased, those Revolving Credit Lenders whose Revolving Credit Commitment Percentage is increasing shall advance the funds to the Administrative Agent and the funds so advanced shall be distributed among the Revolving Credit Lenders whose Revolving Credit Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the Outstanding Revolving Credit Loans.  The funds so advanced shall be Revolving Credit Floating Rate Loans until converted to Revolving Credit LIBOR Rate Loans which are allocated among all Revolving Credit Lenders based on their Revolving Credit Commitment Percentages.

(c)           Upon the effective date of each increase in the Aggregate Commitment pursuant to this Section 2.8 the Administrative Agent may unilaterally revise Schedule 1.1 and the Borrower shall execute and deliver to the Administrative Agent new Revolving Credit Notes or Term Loan Notes, as applicable, for each Lender whose Commitment has changed so that the principal amount of such Lender’s Revolving Credit Note or

Term Loan Note shall equal its Revolving Credit Commitment or Term Loan Commitment, as applicable.  The Administrative Agent shall deliver such replacement Revolving Credit Note or Term Loan Notes, as applicable, to the respective Lenders in exchange for the Revolving Credit Notes or Term Loan Notes replaced thereby which shall be surrendered by such Lenders.  Such new Revolving Credit Notes or Term Loan Notes, as applicable, shall provide that they are replacements for the surrendered Revolving Credit Notes or Term Loan Notes, as applicable, and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes or Term Loan Notes, as applicable.  The surrendered Revolving Credit Notes or Term Loan Notes, as applicable, shall be canceled and returned to the Borrower.

(d)           Notwithstanding anything to the contrary contained herein, the obligation of the Administrative Agent and the Lenders to increase the Aggregate Commitment pursuant to this Section 2.8 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Aggregate Commitment:

(i)           Payment of Activation Fee.  The Borrower shall pay (A) to the Administrative Agent and the Arranger those fees described in and contemplated by the Fee Letter with respect to the applicable Commitment Increase, and (B) to the Arranger such facility fees as the Lenders who are providing an additional Commitment or increasing their Commitment may reasonably require to increase the aggregate Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances.  The Arranger shall pay to the Lenders acquiring the increased Commitment certain fees pursuant to their separate agreement; and

(ii)           No Default.  On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Aggregate Commitment is increased, there shall exist no Default or Event of Default; and

(iii)           Representations True.  The representations and warranties made by the Borrower and Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower or the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Aggregate Commitment is increased both immediately before and after the Aggregate Commitment is increased (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects); and

(iv)           Additional Documents and Expenses.  The Borrower and the Guarantors shall execute and deliver to the Administrative Agent and the Lenders such additional documents (including, without limitation, amendments to the Security Documents), instruments, evidence of authority to borrow, certifications and opinions of counsel (which opinions of counsel shall be in form and substance substantially similar to the opinions of counsel delivered in connection with the first disbursement under this Agreement) as the Administrative Agent may reasonably require (including, without limitation, in the case of the Borrower, a duly completed Compliance Certificate and a duly completed Borrowing Base Certificate) and the Borrower shall pay the cost of any mortgagee’s title insurance policy or any endorsement or update thereto or any updated UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are required to be paid in connection with such increase.

2.9.           Reduction and Termination of the Revolving Credit Commitments.  The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent may reasonably determine) to reduce the Aggregate Revolving Credit Commitment by $5,000,000 or an integral multiple of $1,000,000 in excess thereof (provided that in no event shall the Aggregate Revolving Credit Commitment be reduced in such manner to an amount less than fifty percent (50%) of the highest Aggregate Revolving Credit Commitment at any time existing under this Agreement) or to terminate entirely the Revolving Credit Commitments, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Revolving Credit Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in Section 3.8; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans and Swingline Loans and the Letter of Credit Liabilities would exceed the Revolving Credit Commitments of the Revolving Credit Lenders as so terminated or reduced.  Promptly after receiving any notice from the Borrower delivered pursuant to this Section 2.9, the Administrative Agent will notify the Revolving Credit Lenders of the substance thereof.  Any reduction of the Revolving Credit Commitment shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the amount of the Swingline Commitment and the Letter of Credit Commitment.  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Administrative Agent for the respective accounts of the Revolving Credit Lenders the full amount of any facility fee under Section 2.12 then accrued and unpaid on the amount of the reduction.  No reduction or termination of the Revolving Credit Commitments may be reinstated.

2.10.           Extension of Revolving Credit Maturity Date.  The Borrower shall have the one-time right and option to extend the Revolving Credit Maturity Date to November 21, 2018 upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Revolving Credit Maturity Date:

(a)           Extension Request.  The Borrower shall deliver written notice of such request (the “Extension Request”) to the Administrative Agent not earlier than the date which is one hundred eighty (180) days and not later than the date which is sixty (60) days prior to the Revolving Credit Maturity Date (as determined without regard to such extension).  Any such Extension Request shall be irrevocable and binding on the Borrower.

(b)           Payment of Extension Fee.  The Borrower shall pay to the Administrative Agent for the pro rata accounts of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments an extension fee in an amount equal to twenty (20) basis points on the Aggregate Revolving Credit Commitment in effect on the Revolving Credit Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(c)           No Default.  On the date the Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(d)           Representations and Warranties.  The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension) (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects).

(e)           Appraisals.  Prior to the initial Revolving Credit Maturity Date, the Administrative Agent shall have obtained at the Borrower’s expense new Appraisals or an update to the existing Appraisals of the Mortgage Properties dated no earlier than six (6) months prior to the initial Revolving Credit Maturity Date, which Appraisals or updates shall be ordered by the Administrative Agent promptly after its receipt of the Extension Request.

(f)           Additional Documents and Expenses.  The Borrower and the Guarantors shall execute and deliver to the Administrative Agent and Lenders such additional consents and affirmations and other documents (including, without limitation, amendments to the Security Documents) as shall be necessary in connection with such extension, and the Borrower shall pay the cost of any title endorsement or update thereto or any update of UCC searches, recordings costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are required to be paid in connection with such extension.

2.11.           Defaulting Lenders.

(a)           If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Administrative Agent or the Borrower under this Agreement or applicable law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of the Required Lenders or all of the Lenders, shall be suspended so long as such Lender is a Defaulting Lender.  If a Lender is a Defaulting Lender because it has failed to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Administrative Agent or the Borrower may have under the immediately preceding provisions or otherwise (and it being understood and agreed that no Defaulting Lender shall have any claim or recourse to the Borrower hereunder or otherwise for any of the amounts described in the following clauses (i), (ii) and (iii)), the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  Any amounts received by the Administrative Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in Section 2.11(d).

(b)           Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitments.  Any Lender desiring to exercise such right shall give written notice thereof to the Administrative Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender.  If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the Commitments of the other Lenders exercising such right.  If after such fifth (5th) Business Day, the Lenders have not elected to purchase all of the Commitments of such Defaulting Lender, then the Borrower (so long as no Default or Event of Default exists) or the Required Lenders may, by giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an eligible assignee (other than a Disqualified Institution, unless a Disqualified Institutions Unblock Event has occurred and is continuing), subject to and in accordance with the provisions of Section 13.3 for the purchase price provided for below.  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an eligible assignee.  Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in Section 13.3 have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement.  The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans Outstanding and owed by the Borrower to the Defaulting Lender at par plus any accrued but unpaid interest thereon and accrued but unpaid fees.  Prior to payment of such purchase price to a Defaulting Lender, the Administrative Agent shall apply against such purchase price any amounts retained by the Administrative Agent pursuant to Section 2.11(d).

(c)           During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.7(g) or Swingline Loans pursuant to Section 2.3(e) shall be reallocated among the Revolving Credit Lenders that are Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (computed without giving effect to the Revolving Credit Commitment of such Defaulting Lender); provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the conditions set forth in Section 4.2 are satisfied or waived at the time of such reallocation (and, unless the Borrower shall have notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied or waived at the time), and (iii) the aggregate obligation of each Revolving Credit Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (A) the Revolving Credit Commitment of that Non-Defaulting Lender minus (B) the sum of (1) the aggregate Outstanding principal amount of the Revolving Credit Loans of that Lender plus (2) such Lender’s pro rata portion in accordance with its Revolving Credit Commitment Percentage of Outstanding Letter of Credit Liabilities and Swingline Loans.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d)           Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 12.1), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent (other than with respect to Letter of Credit Liabilities and Swingline Loans) hereunder; second, to the payment of any amounts owing by such Defaulting

Lender to the Issuing Lender (with respect to Letter of Credit Liabilities) and/or the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Lender or the Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swingline Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swingline Loan; sixth, to the payment of any amounts owing to the Administrative Agent or the Lenders (including the Issuing Lender and the Swingline Lender) as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent or any Lender (including the Issuing Lender and the Swingline Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Credit Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Credit Loans or funded participations in Letters of Credit or Swingline Loans were made at a time when the conditions set forth in Section 4.1 and 4.2, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Revolving Credit Lenders pro rata in accordance with their Revolving Credit Commitment Percentages without regard to Section 2.11(c), prior to being applied to the payment of any Revolving Credit Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.11(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered Outstanding principal under this Agreement.

(e)           Within five (5) Business Days of written demand by the Issuing Lender or Swingline Lender from time to time, the Borrower shall deliver to the Administrative Agent for the benefit of the Issuing Lender and the Swingline Lender cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender and the Swingline Lender (after giving effect to Section 2.3(a), Section 2.7(a) and Section 2.11(c)) on terms reasonably satisfactory to the Issuing Lender and/or the Swingline Lender in its good faith determination (and such cash collateral shall be in Dollars).  Any such cash collateral shall be deposited in the Collateral Account as collateral (solely for the benefit of the Issuing Lender and/or the Swingline Lender) for the payment and performance of each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Credit Commitment Percentages of Outstanding Letter of Credit Liabilities and Swingline Loans.  Moneys in the Collateral Account deposited pursuant to this section shall be applied by the Administrative Agent to reimburse the Issuing Lender and/or the Swingline Lender, as applicable, immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Credit Commitment Percentages of any funding obligation with respect to a Letter of Credit or Swingline Loan which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(f)           Each Revolving Credit Lender that is a Defaulting Lender shall not be entitled to receive any Unused Fee pursuant to Section 2.12 for any period during which that Revolving Credit Lender is a Defaulting Lender.

(i)           Each Revolving Credit Lender that is a Defaulting Lender shall not be entitled to receive Letter of Credit fees pursuant to Section 2.7(e) for any period during which that Revolving Credit Lender is a Defaulting Lender.

(ii)           With respect to any facility unused fee or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Credit Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.11(c), (y) pay to the Issuing Lender and Swingline Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.

(g)           If the Borrower (so long as no Default or Event of Default exists) and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of Outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments (without giving effect to Section

2.11(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.12.           Facility Unused Fee.  The Borrower agrees to pay the Administrative Agent for the account of the Revolving Credit Lenders (other than a Defaulting Lender for such period of time as such Lender is a Defaulting Lender) in accordance with their respective Revolving Credit Commitment Percentages a facility unused fee calculated at the rate per annum as set forth below on the average daily amount by which the Aggregate Revolving Credit Commitment exceeds the Outstanding principal amount of Revolving Credit Loans and Swingline Loans and the face amount of Outstanding Letters of Credit during each calendar quarter or portion thereof commencing on the date hereof and ending on the Revolving Credit Maturity Date (the "Unused Fee").  The facility unused fee shall be calculated for each day based on the ratio (expressed as a percentage) of (a) the average daily amount of the Outstanding principal amount of the Revolving Credit Loans (other than Revolving Credit Loans made by a Defaulting Lender), Letter of Credit Liabilities and Swingline Loans during such quarter to (b) the Aggregate Revolving Credit Commitment (other than Revolving Credit Loans made by a Defaulting Lender), and if such ratio is less than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.30% per annum, and if such ratio is equal to or greater than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.20% per annum. The facility unused fee shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in Section 2.9, with a final payment on the Revolving Credit Maturity Date.

2.13.           Repayment of the Loans.

(a)           Stated Maturity.

(i)           The Borrower promises to pay on the Revolving Credit Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Maturity Date all of the Revolving Credit  Loans, Swingline Loans and Letter of Credit Liabilities Outstanding on such date, together with any and all accrued and unpaid interest thereon.

(ii)           The Borrower promises to pay on the Term Loans Maturity Date and there shall become absolutely due and payable on the Term Loans Maturity Date all of the Term Loans Outstanding on such date, together with any and all accrued and unpaid interest thereon.

(b)           Mandatory Prepayments.

(i)           If at any time (x) the sum of the aggregate Outstanding principal amount of the Revolving Credit Loans, the Swingline Loans and the Letter of Credit Liabilities exceeds the lesser of: (A) the Aggregate Revolving Credit Commitment or (B) the Borrowing Base Availability minus the principal amount of the Outstanding Term Loans, or (y) the sum of the aggregate Outstanding principal amount of the Revolving Credit Loans, the Swingline Loans, the Term Loans and the Letter of Credit Liabilities exceeds the lesser of: (A) Aggregate Commitment or (B) the Borrowing Base Availability, then the Borrower shall, within five (5) Business Days of such occurrence pay the amount of such excess to the Administrative Agent for the respective accounts of the Revolving Credit Lenders (in the case of clause (x)(A)) or all of the Lenders (in the case of clauses (x)(B) and (y)), as applicable, for application to the Revolving Credit Loans, Swingline Loans and Term Loans as provided in Section 2.13(c), together with any additional amounts payable pursuant to Section 3.8 (except that the amount of any Swingline Loans shall be paid solely to the Swingline Lender), and deposit in the Collateral Account and pledge to the Administrative Agent cash in an amount equal to the amount of all Outstanding Letter of Credit Liabilities; provided, however, that such five (5) Business Day period shall be extended to forty-five (45) days in the event that the reason for the required prepayment is solely as a result of a violation of the covenant in Section 7.20(a)(iv) or the covenant in Section 7.20(a)(vi).

(ii)           To the extent provided in Sections 7.27(a) and (b), as applicable, in the event there shall have occurred a casualty or a Taking with respect to any Mortgage Property, insurance proceeds and Condemnation Proceeds, as applicable, shall be applied to prepay the Loans at the time and in the amount required pursuant to the relevant provisions of Section 7.27.

(c)           Optional Prepayments.

(i)           The Borrower shall have the right, at its election, to prepay the Outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the Outstanding amount of any LIBOR Rate Loans pursuant to this Section 2.13(c) is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to Section 3.8.

(ii)           The Borrower shall give the Administrative Agent, no later than 10:00 a.m. (Eastern time) at least three (3) days prior written notice of any prepayment pursuant to this Section 2.13(c), in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Administrative Agent).  Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swingline Loan.

(d)           Partial Prepayments.  Each partial prepayment of the Loans under Sections 2.13(c) shall be in a minimum amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof, and shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment.  Each partial payment under Section 2.13(b and (c) shall be applied, in the absence of instruction by the Borrower, first to the principal of any Swingline Loans, next to the principal of any Outstanding Revolving Credit Loans and then to the principal of any Outstanding Term Loans (and with respect to each category of Loans, first to the principal of Floating Rate Loans, and then to the principal of LIBOR Rate Loans).

(e)           Effect of Prepayments.  Amounts of the Revolving Credit Loans prepaid under Section 2.13(b) and (c) prior to the Revolving Credit Maturity Date may be reborrowed as provided in Section 2.1.  Any portion of the Term Loans that is prepaid may not be reborrowed.

2.14.           Conversion Options.

(a)           The Borrower may elect from time to time to convert any of its Outstanding Revolving Credit Loans or Term Loans to a Revolving Credit Loan or Term Loan, respectively, of another Type and such Revolving Credit Loans or Term Loans shall thereafter bear interest as a Floating Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Floating Rate Loan, the Borrower shall give the Administrative Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Floating Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Administrative Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than five (5) Revolving Credit LIBOR Rate Loans and one (1) Term Loan LIBOR Rate Loan Outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.  All or any part of the Outstanding Revolving Credit Loans or Term Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Floating Rate Loan in a minimum aggregate amount of less than $1,000,000.00 or in a LIBOR Rate Loan in a principal amount of less than $1,000,000.00.  On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be.  Each Conversion/Continuation Request relating to the conversion of a Floating Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

(b)           Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of

Section 2.14; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Floating Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c)           In the event that the Borrower does not notify the Administrative Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall subject to the terms hereof be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan for an Interest Period of one month unless such Interest Period shall be greater than the time remaining until the Revolving Credit Maturity Date or the Term Loans Maturity Date, as applicable, in which case such Loan shall be automatically converted to a Floating Rate Loan at the end of the applicable Interest Period.

2.15.           Fees.  The Borrower agrees to pay to KeyBank, the Administrative Agent and Arranger for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to that certain letter agreement dated July 26, 2013 between the Parent, KeyBank and KeyBanc Capital Markets (the “Fee Letter”).  All such fees shall be fully earned when paid and nonrefundable under any circumstances.

2.16.           Rates Applicable After Default.  During the continuance of a Default or an Event of Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Loan may be made as, converted into or continued as a LIBOR Rate Loan.  During the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that the Default Rate shall apply, provided, however, that the Default Rate shall become applicable automatically if a Default occurs under Section 8.1 or 8.2, unless waived by the Required Lenders.

2.17.           Changes in Interest Rate, Etc.  Each Floating Rate Loan shall bear interest on the Outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted from a LIBOR Rate Loan into a Floating Rate Loan pursuant to Section 2.14 to but excluding the date it becomes due or is converted into a LIBOR Rate Loan  pursuant to Section 2.14 hereof, at a rate per annum equal to the Floating Rate for such day.  Changes in the rate of interest on that portion of any Loan maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate.  Each LIBOR Rate Loan shall bear interest from and including the first day of the LIBOR Interest Period applicable thereto to (but not including) the last day of such LIBOR Interest Period at the interest rate determined as applicable to such LIBOR Rate Loan.

2.18.           Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing at least three (3) Business

Days in advance by the Administrative Agent to the Borrower, by noon (Eastern time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders.  As provided elsewhere herein, all Lenders’ interests in the Advances and the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others.  Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to noon (Eastern time) on such day and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.  Payments received by the Administrative Agent but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid.  The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with KeyBank for each payment of principal, interest and fees as it becomes due hereunder.

2.19.           Notification of Advances, Interest Rates and Prepayments.  The Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Request, and repayment notice received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent.  The Administrative Agent will notify each Lender of the interest rate applicable to each LIBOR Rate Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.20.           Lending Installations.  Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation.  Each Lender may, by written or telex notice at least three (3) Business Days in advance to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.21.           Non-Receipt of Funds by the Administrative Agent.  Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the

Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.  If such Lender so repays such amount and interest thereon to the Administrative Agent within one Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from the Borrower.

2.22.           Usury.  This Agreement and each Note are subject to the express condition that at no time shall the Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If by the terms of this Agreement or the Loan Documents, the Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

ARTICLE III.

CERTAIN GENERAL PROVISIONS

3.1.           Funds for Payments.

(a)           All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Administrative Agent, for the respective accounts of the Lenders and the Administrative Agent, as the case may be, at the Administrative Agent’s Head Office, not later than 2:00 p.m. (Eastern time) on the day when due, in each case in lawful money of the United States in immediately available funds.  The Administrative Agent is hereby authorized to charge the accounts of the Borrower with KeyBank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Administrative Agent and/or the Lenders (including the Swingline Lender) under the Loan Documents.  Subject to the foregoing, all payments made to the Administrative Agent on behalf of the Lenders, and actually received by the Administrative Agent, shall be deemed received by the Lenders on the date actually received by the Administrative Agent.  All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction or withholding for any Taxes (except as to Taxes, as provided in Section 3.1(c)).

(b)           For purposes of Sections 3.1(c) through Section 3.1(k), the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

(c)           Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.1) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(d)           The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(e)           The Borrower shall indemnify each Lender and the Administrative Agent, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) payable or paid by such recipient or required to be withheld or deducted from a payment to such recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(f)           Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.1(f).

(g)           As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Sections 3.1(c), (d) or (e), the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(h)           (i)             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.1(h)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing,

(A)           any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed originals of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN; or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a certificate as described in the previous paragraph, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(i)           If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 3.1(c) or (e) (including by the payment of additional amounts pursuant to this Section 3.1(c)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j)           Each party’s obligations under Sections 3.1(b) through (j) shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.2.           Computations.  All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360 day year (or a 365 or 366 day year, as applicable,

in the case of Floating Rate Loans) and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The Outstanding Loans and Outstanding Letter of Credit Liabilities as reflected on the records of the Administrative Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

3.3.           Suspension of LIBOR Rate Loans.  In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Administrative Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Administrative Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders.  In such event (a) any Borrowing Notice with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Administrative Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall so notify the Borrower and the Lenders.

3.4.           Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction over a Lender or its Lending Installation shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Administrative Agent and the Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law.  Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by the Borrower hereunder.

3.5.           Yield Protection.  If, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) on or after the date of this Agreement, or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof on or after the date of this Agreement, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) on or after the date of this Agreement of any such authority, central bank or comparable agency:

(a)           subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Indemnified Taxes and Excluded Taxes) to any Lender in respect of its LIBOR Rate Loans, or

(b)           imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than the Reserve Requirement and any other reserves and assessments taken into account in determining the interest rate applicable to LIBOR Rate Loans), or

(c)           imposes any other condition the direct result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its LIBOR Rate Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its LIBOR Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of LIBOR Rate Loans, by a material amount, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its LIBOR Rate Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such LIBOR Rate Loans or Commitment, then, within fifteen (15) days after demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.6.           Changes in Capital Adequacy Regulations.  If a Lender in good faith determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender  is increased as a result of a Change (as hereinafter defined), then, within fifteen (15) days after demand by such Lender, which shall include a description of the nature of the Change and the method used by such Lender to determine the amount of such increase, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender in good faith determines is attributable to this Agreement, its outstanding credit exposure hereunder or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy).  “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as hereinafter defined) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender.  Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change”, regardless of the date adopted, issued, promulgated or implemented.  “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, including transition rules, and any amendments to such guidelines, rules and regulations adopted prior to the Agreement Effective Date.

3.7.           Lender Statements; Survival of Indemnity.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Sections 3.1, 3.5, 3.6 or 3.8.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a LIBOR Rate Loan shall be calculated as though each Lender funded its LIBOR Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable within fifteen (15) days after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 3.1, 3.5, 3.6 and 3.8 shall survive payment of the Obligations and termination of this Agreement.  Any amounts requested to be payable pursuant to Sections 3.1, 3.5, 3.6 or 3.8 (i) shall be requested in good faith (and not on an arbitrary and capricious basis), and (ii) shall not be subject to payment to the extent such amounts are suffered more than nine months prior to the date that the Administrative Agent or applicable Lender notifies the Borrower of the circumstances giving rise to such amounts and of the Administrative Agent’s or applicable Lender’s intention to claim compensation therefor (except that, if any change in law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8.           Breakage Costs.  The Borrower shall pay all Breakage Costs required to be paid by them pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from the Administrative Agent or such Lender, or such earlier date as may be required by this Agreement.

3.9.           Certain Provisions Relating to Increased Costs and Non-Funding Lenders.  If a Lender gives notice of the existence of the circumstances set forth in Section 3.4 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of Section 3.1(c) or Section 3.1(e) (as a result of the imposition of U.S. withholding Taxes on amounts paid to such Lender under this Agreement), Section 3.5 or Section 3.6, then, upon request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by the Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action.  Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) (i) has given notice of the existence of the circumstances set forth in Section 3.4 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of Section 3.1(c) or Section 3.1(e) (as a result of the imposition of U.S. withholding Taxes on amounts paid to such Lender under this Agreement), Section 3.5 or Section 3.6 and following the request of the Borrower has been unable to take the steps described above to mitigate such amounts or (ii) has become a Defaulting Lender (each, an “Affected Lender”) or (b) has failed to make available to the Administrative Agent its pro rata share of any Loan or participation in a Letter of Credit or Swing Loan and such failure has not been cured (a “Non-Funding Lender”), then, the Borrower shall have the one-time right as to such Affected Lender or Non-Funding Lender, as applicable, exercisable at any time during the period that such Lender continues in such status as an Affected Lender or a Non-Funding Lender by delivery of written notice delivered to the Administrative Agent and the Affected Lender or Non-Funding Lender, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Commitment.  The Administrative Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Administrative Agent).  In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitment, then the Administrative Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment.  Upon any such purchase of the Commitment of the Affected Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non-Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest.  The purchase price for the Affected Lender’s or Non-Funding Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Affected Lender or Non-Funding Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

ARTICLE IV.

COLLATERAL SECURITY; GUARANTY

4.1.           Collateral.  The Obligations shall be secured by a perfected first priority lien and security interest (subject to Permitted Liens) to be held by the Administrative Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of the Security Documents.

4.2.           Appraisals.

(a)           The Administrative Agent may, for the purpose of determining the current Appraised Value of the Mortgage Properties, obtain new Appraisals with respect to such property, or any of them, as the Administrative Agent shall determine (i) in connection with the Borrower’s exercise of the option to extend the Revolving Credit Maturity Date pursuant to Section 2.10, (ii) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require more frequent Appraisals, (iii) in connection with a release of a Release Parcel under Section 4.5 hereof from a Mortgage Property which is then being valued on the basis of its Appraised Value for purposes of determining Borrowing Base Availability, an Appraisal is reasonably necessary to confirm that such release has not materially reduced the then-current value of the remaining Mortgage Property below its most recent Appraised Value, and (iv) at any time following an Event of Default.  The expense of such Appraisals and/or updates performed pursuant to this Section 4.2(a) shall be borne by the Borrower and payable to the Administrative Agent within fifteen (15) days of written demand; provided the Borrower shall not be obligated to pay for an Appraisal of a property obtained pursuant to clause (ii) of this Section 4.2(a) more often than once in any period of twelve (12) months.

(b)           The Borrower agrees that the Lenders and the Administrative Agent do not make any representations or warranties with respect to any Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property.

4.3.           Additional Collateral.  After the Agreement Effective Date, the Borrower shall have the right, subject to the satisfaction by the Borrower of the conditions set forth in this Section 4.3, to add additional Mortgage Properties (each, a “New Subject Project”) to the Collateral Pool Properties.  In the event the Borrower desires to add New Subject Projects to the Collateral Pool Properties as aforesaid or is otherwise required to add Property to the Collateral, the Borrower shall provide written notice to the Administrative Agent of such request or requirement (which the Administrative Agent shall promptly furnish to the Lenders),  together with all documentation and  other information necessary to permit the Administrative Agent to determine whether such New Subject Project is an Eligible Collateral Pool Property.  The Administrative Agent and the Lenders acknowledge and agree that the Southland Project satisfies the criteria of an Eligible Collateral Pool Property, subject to repayment in full of the Secured Indebtedness encumbering such Project, which is scheduled to occur on or about December 1, 2013.  Notwithstanding the foregoing, no New Subject Project shall be included as Collateral unless and until the following conditions precedent have been satisfied:

(a)           Such New Subject Project shall satisfy the criteria of an Eligible Collateral Pool Property;

(b)           the owner of any New Subject Project shall be a Subsidiary of the Borrower, such Subsidiary, and any Subsidiary of the Borrower owning a direct or indirect interest in such Subsidiary, shall have executed a Joinder Agreement and satisfied the conditions of Section 4.7;

(c)           the Borrower and/or such Additional Subsidiary Guarantor(s), as applicable, shall have executed and delivered to the Administrative Agent all Eligible Collateral Pool Qualification Documents; and

(d)           after giving effect to the inclusion of such New Subject Project, each of the representations and warranties made by or on behalf of the Borrower and the Guarantors contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement, including without limitation the representations and warranties with respect to the Mortgage Properties in Section 6.22 hereof, shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the addition of Mortgage Properties to the Collateral as part of the Borrowing Base Availability, with the same effect as if made at and as of that time, except as previously disclosed in writing by the Borrower to the Administrative Agent and approved by the Administrative Agent in writing (which disclosures shall be deemed to amend the schedules and other disclosures delivered as contemplated in this Agreement) (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), and no Default or Event of Default shall have occurred and be continuing, and the Administrative Agent shall have received a certificate of the Borrower to such effect.

Notwithstanding the foregoing, in the event that such New Subject Project does not satisfy the conditions set forth in this Agreement for acceptance as a Mortgage Property, such New Subject Project may be accepted as a Mortgage Property only with the prior written consent of the Required Lenders.

4.4.           Release of a Collateral Pool Property.  The Borrower acknowledges that the diversity of the Mortgage Properties included as Collateral is part of the Lender’s decision to enter into this Agreement and make the Loans hereunder.  Provided no Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 4.4), the Administrative Agent shall release a Mortgage Property (and the related Control Agreement) from the lien or security title of the Security Documents encumbering the same upon the request of the Borrower and further subject to and upon the following terms and conditions:

(a)           The Borrower shall deliver to the Administrative Agent written notice of its desire to obtain such release no later than ten (10) Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which such release is to be effected;

(b)           The Borrower shall submit to the Administrative Agent along with such request a Compliance Certificate and Borrowing Base Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Administrative Agent under Section 7.1 adjusted in the best good faith estimate of the Borrower to give effect to the proposed release and demonstrating that no Event of Default with respect to the covenants referred to therein shall exist after giving effect to such release;

(c)           The Borrower shall deliver to the Administrative Agent all necessary release documents to be executed by the Administrative Agent; and

(d)           The Borrower shall pay all reasonable costs and expenses of the Administrative Agent in connection with such release, including without limitation, reasonable attorney’s fees.

4.5.           Partial Releases of Mortgage Properties.

(a)           The Administrative Agent agrees to release from the Lien of the Mortgage and other Security Documents encumbering a Mortgage Property one or more parcels or outlots located on such Mortgage Property (each a “Release Parcel”) proposed to be transferred to a Person that is not owned in whole or in part directly or indirectly by the Parent or an Affiliate of the Parent, upon satisfaction of the following conditions by the Borrower or the applicable Subsidiary Guarantor:

(i)           not less than ten (10) Business Days (or such shorter period as the Administrative Agent may reasonably determine) prior to the date of the proposed release, the Borrower or the applicable Subsidiary Guarantor shall deliver to the Administrative Agent a written notice setting forth (v) the date of the requested release, (w) the name of the proposed transferee, (x) a copy of any easements, reciprocal easement agreements, covenants or restrictions proposed to be entered into in connection with the requested release, (y) a metes and bounds description of each of the Release Parcel and the applicable Mortgage Property after giving effect to the release of the Release Parcel (the “Remaining Property”), and (z) an updated Survey of each of the Release Parcel and the Remaining Property, each reasonably acceptable to the Administrative Agent;

(ii)           the Borrower or the applicable Subsidiary Guarantor shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that (x) the Release Parcel is not necessary for the Borrower’s or such Subsidiary Guarantor’s operation or use of such Mortgage Property for its then current use, and (y) the Release Parcel may be readily separated from such Mortgage Property without a material diminution in the value of such Mortgage Property;

(iii)           on the date the Borrower or the applicable Subsidiary Guarantor delivers to the Administrative Agent notice of the proposed release and on the date of the release, no Default or Event of Default exists (or would exist immediately after giving effect to the requested release);

(iv)           the Borrower or the applicable Subsidiary Guarantor delivers to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that (v) the Release Parcel has been legally subdivided from the remainder of the applicable Mortgage Property (in which subdivision the Administrative Agent shall reasonably cooperate by executing any customary required consents); (w) after giving effect to such transfer, the Remaining Property conforms to and is in compliance in all material respects with all applicable laws and constitutes a separate tax lot (or, if not a separate tax lot, the Borrower has taken all action necessary under applicable law in order for the Release Parcel to be designated a separate tax parcel other than recordation of the deed to the applicable transferee); (x) the Release Parcel is not necessary for the applicable Mortgage Property to comply with any zoning, building, land use, parking or other applicable law or for the then-current use of such Mortgage Property, including without limitation for access, driveways, parking, utilities or drainage (or, to the extent that the Release Parcel is necessary for any such purpose, a reciprocal easement agreement or will be executed and recorded that would allow the Borrower or Subsidiary Guarantor that owns such Mortgage Property, to continue to use the Release Parcel to the extent necessary for such purposes at no cost to the Borrower or such Subsidiary Guarantor (other than reimbursement of reasonable actual out-of-pocket costs and expenses to maintain the portions the Release Parcel so used that are allocable to use by the Borrower or such Subsidiary Guarantor) in which case the Administrative Agent shall reasonably cooperate by executing customarily required consents and subordinations, and the intended use of the Release Parcel shall not have a material adverse effect on the utility, use, ownership, operation or value of the applicable Mortgage Property or otherwise have a Material Adverse Effect;

(v)           if the release would reasonably be expected to adversely affect the Administrative Agent’s rights under the Title Policy previously delivered to the Administrative Agent as to any portion of the applicable Mortgage Property other than as to the Release Parcel, the Borrower or the applicable Subsidiary Guarantor at its sole cost and expense shall deliver to the Administrative Agent an endorsement to such Title Policy (x) extending the effective date of such policy to the effective date of the release, (y) confirming no change in the priority of the applicable Mortgage on the Remaining Property or in the amount of the insurance or the coverage of such Remaining Property under such Title Policy, and (z) insuring the rights and benefits under any easements or other agreements appurtenant to the Remaining Property executed in connection with or relating to the sale of such Release Parcel;

(vi)           the Borrower or applicable Subsidiary Guarantor has complied in all material respects with any requirements applicable to the release in any material Leases and reciprocal easement agreements relating to such Mortgage Property and the release does not violate any of the provisions of such documents in any respect that would result in a termination thereof (or give any other party thereto the right to terminate), or an extinguishment or other loss of material benefits or rights of the Borrower or such Subsidiary Guarantor, and to the extent necessary to comply with such documents, the transferee of the Release Parcel has assumed the Borrower’s or such Subsidiary Guarantor’s obligations, if any, relating to the Release Parcel under any such documents;

(vii)           the Borrower delivers to the Administrative Agent any other information, approvals and documents reasonably satisfactory to the Administrative Agent relating to the release of the Release Parcel;

(viii)           the Borrower shall have paid all documented out-of-pocket costs and expenses incurred by the Administrative Agent (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the release of the Release Parcel;

(ix)           the Release Parcel shall be vacant, non-income producing and unimproved (or improved only by landscaping, utility facilities that are readily relocatable or surface parking areas); and

(x)           the Borrower shall deliver to the Administrative Agent a Compliance Certificate and a Borrowing Base Certificate, each certified by an Authorized Officer of the Parent in the form of Exhibit H and Exhibit I, respectively (or in such other form as the Administrative Agent may approve from time to time) setting forth in reasonable detail pro forma calculations evidencing compliance or with the covenants contained in Sections 7.19 and 7.20 and the other covenants described in such certificate and (if applicable) and immediately after giving effect to the transactions contemplated by this Section 4.5, and stating that, to such officer’s knowledge, no Default or Event of Default exists, or if, to such officer’s knowledge, any Default or Event of Default exists, stating the nature and status thereof.

(xi)           If such pro forma calculations show that Borrower will be out of compliance with any of the covenants contained in Sections 7.19 and 7.20 or with any other provisions related to the Collateral Pool as a result of such partial, Borrower shall, as a condition precedent to such qualifying Partial Release, either (A) cause to be added to the Collateral Pool an additional Eligible Collateral Pool Property in accordance with the terms of Section 4.3, that causes Borrower to be in compliance with such limitations under covenants contained in Sections 7.19 and 7.20 and with all other provisions related to the Collateral Pool (with such an extension to the proposed effective date of the Qualifying Collateral Pool Release as may be needed to permit such addition to be completed within the time periods provided for in Section 4.3) above), or (B) reduce the Aggregate Commitment sufficiently to permit the Borrower to be in compliance with such covenants and provisions.

4.6.           Release of Collateral.  Upon the refinancing or repayment of the Obligations in full and termination of the obligation to provide additional Loans or issue Letters of Credit to the Borrower, then the Administrative Agent shall release the Collateral from the lien and security interest of the Security Documents and release the Borrower and Guarantors (other than with respect to obligations which survive termination of this Agreement or the other Loan Documents).

4.7.           Additional Subsidiary Guarantors.  In the event that a Eligible Collateral Pool Property of a Wholly-Owned Subsidiary of the Borrower is to be included as a Mortgage Property as contemplated by Section 4.3, the Borrower shall, as a condition to such Eligible Collateral Pool Property being included as a Mortgage Property, cause each such Subsidiary, and each other Subsidiary which owns a direct or indirect interest in such Subsidiary, to execute and deliver to the Administrative Agent a Joinder Agreement, and such Subsidiary or Subsidiaries shall become an Additional Subsidiary Guarantor hereunder.  In addition, the Borrower shall cause each Subsidiary which is a Material Subsidiary to execute a Joinder Agreement and become an Additional Subsidiary Guarantor within thirty (30) days (or such longer period as the Administrative Agent may reasonably determine) after such Subsidiary becoming a Material Subsidiary.  Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents, to be a Guarantor hereunder and to execute the Joinder Agreement and such Security Documents as the Administrative Agent may reasonably require. Without limiting the foregoing, each such Subsidiary shall also be in good standing in its state of organization and in the jurisdiction in which its Mortgage Property is located and be in compliance with the covenants set forth in Section 7.20.  In connection with the delivery of such Joinder Agreement, the Borrower shall deliver to the Administrative Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Administrative Agent may reasonably require.

4.8.           Release of Certain Guarantors.  In the event that all Mortgage Properties owned by a Subsidiary Guarantor shall have been released as Collateral for the Obligations in accordance with the terms of this Agreement, then such Subsidiary Guarantor shall be released by the Administrative Agent from liability under this Agreement and the other Loan Documents.  The provisions of this Section 4.8 shall not apply to the Borrower, the Parent or Rouse GP.

ARTICLE V.

CONDITIONS PRECEDENT

5.1.           Initial Advance.  The Lenders shall not be required to make the initial Advance hereunder, or issue the initial Letter of Credit hereunder, unless and until (a) the Borrower shall, prior to or concurrently therewith, have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (b) the Borrower shall have furnished to the Administrative

Agent the following (except to the extent that the requirement to furnish any such items shall have been waived by the Lenders):

(a)           The duly executed originals of this Agreement (with sufficient originals thereof for each of the Lenders), the Notes payable to each of the Lenders, the Guaranty, the Security Documents and any other additional Loan Documents;

(b)           (A) Certificates of good standing for the Loan Parties from their states of organization, certified by the appropriate governmental officer and dated not more than sixty (60) days prior to the Agreement Effective Date, and (B) foreign qualification certificates for the Loan Parties, certified by the appropriate governmental officer and dated not more than sixty (60) days prior to the Agreement Effective Date, for each jurisdiction in which the executive offices of a Loan Party is located and each jurisdiction in which a Mortgage Property owned by such Loan Party or other entity is located;

(c)           Copies of the formation documents (including code of regulations, if appropriate) of the Loan Parties, certified by an officer of the Borrower or such other Loan Party or entity, as appropriate, together with all amendments thereto;

(d)           Incumbency certificates, executed by officers of the Loan Parties, which shall identify by name and title and bear the signature of the Persons authorized to sign this Agreement and the additional Loan Documents and to make borrowings hereunder on behalf of such parties, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the applicable Loan Party;

(e)           Copies, certified by a Secretary or an Assistant Secretary of the applicable Loan Party, of the Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) authorizing the Advances provided for herein, with respect to the Borrower, and the execution, delivery and performance of this Agreement and the additional Loan Documents to be executed and delivered by the applicable Loan Party;

(f)           A written opinion of the Loan Parties’ counsel, addressed to the Lenders and the Administrative Agent and dated as of the Agreement Effective Date from counsel to the Borrower and the Guarantors in form and substance reasonably satisfactory to the Administrative Agent.

(g)           A certificate, signed by an Authorized Officer of the Borrower, stating that on the Agreement Effective Date no Default or Event of Default has occurred and is continuing, and there has been no Material Adverse Effect and that all representations and warranties of the Borrower are true and correct in all material respects as of the Agreement Effective Date, provided that such certificate is in fact true and correct;

(h)           The most recent financial statements of the Borrower and the Parent;

(i)           UCC financing statement searches with respect to the Borrower and each of the other Loan Parties from the state of its organization;

(j)           Written money transfer instructions, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;

(k)           A Compliance Certificate and Borrowing Base Certificate dated as of the Agreement Effective Date demonstrating compliance with each of the covenants calculated therein as of the most recent fiscal quarter for which the Borrower has provided financial statements under Section 7.1 adjusted in the best good faith estimate of the Borrower as of the Agreement Effective Date;

(l)           Appraisals of each of the initial Mortgage Properties in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall have determined an Appraised Value for such Mortgage Properties;

(m)           Evidence that all outstanding amounts owed by the Parent under its Credit Agreement dated as of January 12, 2012 with Wells Fargo Bank, National Association, as administrative agent, and certain other agents, arrangers and lenders have been repaid in full and such Credit Agreement has been terminated (or shall be terminated concurrently with the effectiveness of this Agreement);

(n)           The Eligible Collateral Pool Qualification Documents for each Mortgage Property included in the Collateral as of the Agreement Effective Date shall have been delivered to the Administrative Agent at the Borrower’s expense;

(o)           Evidence that each of the Mortgages has been recorded and the applicable title company has committed to issue a title insurance policy insuring such Mortgage in an amount and form, and with such coverages and endorsements, as are all reasonably satisfactory to the Administrative Agent;

(p)           Evidence in the form of an escrow and related undertakings from a title insurance company reasonably satisfactory to the Administrative Agent that all Indebtedness secured by the initial Collateral Pool Properties immediately prior to the Agreement Effective Date shall be repaid in full from the proceeds of the initial Advance hereunder;

(q)           An executed counterpart of the Contribution Agreement;

(r)           Evidence reasonably satisfactory to the Administrative Agent that the Subordinated Credit Agreement dated as of January 12, 2012 by and between the Parent and Trilon (Luxembourg) S.A.R.L., an Affiliate of Brookfield Asset Management, Inc., as same may have been amended, and the indebtedness thereunder shall have been terminated and satisfied in full; and

(s)           Such other documents as the Administrative Agent or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.

5.2.           Each Advance and Issuance.  The Lenders shall not be required to make any Advance or issue any Letter of Credit unless on the applicable Borrowing Date:

(a)           Prior to, and after giving effect to such Advance or issuance, there shall not exist any Default or Event of Default;

(b)           The representations and warranties contained in Article VI are true and correct in all material respects as of such Borrowing Date with respect to the Loan Parties in existence on such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date; and

(c)           The Administrative Agent shall have received a fully completed Borrowing Notice Loan Request for such Loan and the other documents and information as required by Section 2.5, or a fully completed Letter of Credit Request required by Section 2.7, as applicable.

Each Borrowing Notice and each Letter of Credit Request with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.2(a) and (b) have been satisfied.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

6.1.           Existence.  The Borrower is a limited partnership duly organized and validly existing under the laws of the State of Delaware, with its principal place of business in New York, New York (or such other location as the Borrower may notify the Administrative Agent pursuant to Section 14.1) and is duly qualified as a foreign limited partnership, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect.  Each of the Parent and the Borrower’s Subsidiaries are duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and have all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect.

6.1.           Authorization and Validity.  The Borrower has the limited partnership power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder.  The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper limited partnership proceedings.

6.2.           Enforceability.  This Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

6.3.           No Conflict; Government Consent.  Neither the execution and delivery by the Borrower, the Parent or any of the Subsidiary Guarantors of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, the Parent, the Subsidiary Guarantors, or any of the Borrower’s Subsidiaries or the Borrower’s, Parent's or any Subsidiary’s articles of incorporation, operating agreements, partnership agreement, or by-laws, or the provisions of any indenture, instrument or agreement to which the Borrower, the Parent or any of the Borrower’s Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower, Parent or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents other than those already obtained, the filing of the Mortgages, Assignments of Leases and Rents, UCC-1 financing statements and other recordable Security Documents with the applicable Governmental Authority recording offices and the filing after the date hereof of appropriate disclosures with respect to the Loan Documents with the U.S. Securities and Exchange Commission.

6.4.           Financial Statements; Material Adverse Effect.  All consolidated financial statements of the Loan Parties heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Loan Parties at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments.  From the preparation date of the most recent financial statements delivered to the Lenders through the Agreement Effective Date, there was no change in the business, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

6.5.           Taxes.  The Loan Parties have filed all United States federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.  No tax liens have been filed and no claims are being asserted with respect to such taxes which could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are reasonably adequate.

6.6.           Litigation and Guarantee Obligations.  Except as set forth on Schedule 6.7 hereto or as set forth in written notice to the Administrative Agent from time to time, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Loan Parties which could reasonably be expected to have a Material Adverse Effect.  The Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 7.1 or as set forth in written notices to the Administrative Agent given from time to time after the Agreement Effective Date on or about the date such material contingent obligations are incurred.

6.7.           Subsidiaries; Organizational Structure.  Schedule 6.8(a) sets forth, as of the date hereof, all of the Subsidiaries of the Borrower and Parent, the form and jurisdiction of organization of each of the Subsidiaries, and the owners of the direct and indirect ownership interests therein.  Schedule 6.8(b) sets forth, as of the date hereof, all of the Unconsolidated Affiliates of the Parent and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, Parent’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate.  As of the date hereof, no Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedule 6.8(a) and 6.8(b) except as set forth on such Schedules.  Each Subsidiary Guarantor is a Wholly Owned Subsidiary of the Borrower.

6.8.           ERISA.  The Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan, Multiemployer Plan or Guaranteed Pension Plan.  Neither the Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA.  None of the assets of the Borrower, Guarantors or their respective Subsidiaries, including without limitation any Collateral, constitutes a “plan asset” of any Plan, Multiemployer Plan or Guaranteed Pension Plan.  The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000.  Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate.  Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

6.9.           Accuracy of Information.  No written information, exhibit or report (other than general economic and industry information, projections, and other forward looking statements) furnished by the Loan Parties to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, taken as a whole, together with all such other information, exhibits and reports, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which the same were made.

6.10.           Regulations of the Board.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including, without limitation, Regulations T, U and X of said Board.

6.11.           Material Agreements.  Neither the Borrower, nor the Parent, nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower, nor the Parent nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could have a Material Adverse Effect.

6.12.           Compliance With Laws.  The Borrower has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not reasonably be expected to have a Material Adverse Effect.

6.13.           Ownership of Projects.  Except as set forth on Schedule 6.14 hereto, on the Agreement Effective Date, the Borrower will have good and marketable title, free of all Liens other than Permitted Liens, to all of the Project reflected in the financial statements as owned by it and each owner of a Mortgage Property will have good and marketable title to such Property, free of all Liens other than Permitted Liens.

6.14.           Investment Company Act.  Neither the Borrower, nor the Parent, nor any Subsidiary is required to be registered as an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

6.15.           Solvency.

(a)           Immediately after the Agreement Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Parent, the Borrower and their Subsidiaries on a Consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Parent, the Borrower and their Subsidiaries on a Consolidated basis; (b) the present fair saleable value of the Property of the Parent, the Borrower and their Subsidiaries on a Consolidated basis will be greater than the amount that will be required to pay the probable liability of the Parent, the Borrower and their Subsidiaries on a Consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Parent, the Borrower and their Subsidiaries on a Consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Parent, the Borrower and their Subsidiaries on a Consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b)           The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

6.16.           Insurance.  The Loan Parties carry insurance on their Projects with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Projects in localities where the Borrower and its Subsidiaries operate, including, without limitation:

(a)           Property and casualty insurance (including coverage for flood and other water damage for any Project located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Projects (to the extent replacement cost insurance is maintained by companies engaged in similar business and owning similar properties);

(b)           Builder’s risk insurance for any Project under construction in the amount of the construction cost of such Project;

(c)           Loss of rental income insurance in the amount not less than one year’s gross revenues from the Projects; and

(d)           Comprehensive general liability insurance in the amount of $20,000,000 per occurrence.

In addition, the Borrower shall cause the insurance with respect to the Collateral Properties and the Underlying Properties to be in compliance at all times with the minimum insurance requirements attached hereto as Exhibit M and made a part hereof.

6.17.           REIT Status.  Parent is qualified as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Borrower as a real estate investment trust.

6.18.           Title to Property.  The execution, delivery or performance of the Loan Documents required to be delivered by the Borrower hereunder will not result in the creation of any Lien on the Projects of the Parent and its Subsidiaries other than those interests intended to secure the Obligations.  No consent to the transactions contemplated hereunder is required from any ground lessor or mortgagee or beneficiary under a deed of trust or any other party except as has been delivered to the Administrative Agent.

6.19.           Environmental Matters.  Each of the following representations and warranties is true and correct on and as of the Agreement Effective Date except as disclosed on the environmental assessments delivered to the Administrative Agent pursuant to this Agreement or on Schedule 6.20 attached hereto and to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i)           To the best knowledge of the Borrower, with respect to all Projects owned by the Borrower and/or its Subsidiaries (x) for at least two (2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.

(ii)           Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding liability under or compliance with Environmental Laws with regard to any of the Projects, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(iii)           To the best knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of to or from the Projects of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws, nor have any Materials of Environmental Concern migrated or been generated, treated, stored or disposed of at, on or under any of the Projects of the Borrower and its Subsidiaries in violation of, or in a manner that could give rise to liability of the Borrower or any Subsidiary under, any applicable Environmental Laws.

(iv)           No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any

Environmental Law to which the Borrower or any of its Subsidiaries is or, to the Borrower’s knowledge, will be named as a party with respect to the Projects of the Borrower and its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of the Borrower and its Subsidiaries.

(v)           To the best knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of the Borrower and its Subsidiaries, or arising from or related to the operations of the Borrower and its Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.20.           Office of Foreign Asset Control.  The Borrower and any Guarantor are not (and will not be) a person with whom any Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not knowingly engage in any dealings or transactions or otherwise be associated with such persons.  In addition, the Borrower hereby agrees to provide to any Lender with any additional information available to the Borrower that any Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

6.21.           Mortgage Properties.  As of the Agreement Effective Date, Exhibit A contains a correct and complete list of all Mortgage Properties, including applicable ownership information, and with respect to each such Mortgage Property:

(a)           Each of the Mortgage Properties is not located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law or, if any portion of the retail and other commercial buildings on such Properties are located within any such area, the applicable Subsidiary Guarantor has obtained and will maintain through the Term Loans Maturity Date the insurance prescribed in Section 6.17 hereof.

(b)           To the Borrower’s knowledge, each of the Mortgage Properties and the present use and occupancy thereof are in material compliance with all material zoning ordinances (without reliance upon adjoining or other properties), health, fire and building codes, land use laws (including those regulating parking) and Environmental Laws (except as disclosed on the environmental assessments delivered to the Administrative Agent pursuant to this Agreement) and other similar laws (“Applicable Laws”).

(c)           Each of the Mortgage Properties (other than Mortgage Properties which are vacant or improved only with farm buildings or other non-commercial structures) is served by all utilities required for the current or contemplated use thereof.

(d)           All public roads and streets necessary for service of and access to each of the Mortgage Properties (other than Mortgage Properties which are vacant or improved only with farm buildings or other non-commercial structures) for the current or contemplated use thereof have been completed, and are open for use by the public, or appropriate insured private easements are in place.

(e)           The Borrower is not aware of any material latent or patent structural or other significant deficiency of the Mortgage Properties (other than Mortgage Properties which are vacant or improved only with farm buildings or other non-commercial structures).  Each of the Mortgage Properties (other than Mortgage Properties which are vacant or improved only with farm buildings or other non-commercial structures) is free of damage and waste that would materially and adversely affect the value of the Mortgage Properties, is in good condition and repair and to the Borrower’s knowledge there is no deferred maintenance other than ordinary wear and tear.  Each of the Mortgage Properties is free from damage caused by fire or other casualty that is not covered by proceeds of, or valid claims under, the insurance required by Section 6.17.

(f)           To the Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Mortgage Properties (other than Mortgage Properties which are vacant or improved only with farm buildings or other non-commercial structures) are in a good and safe condition and repair and to the Borrower’s knowledge, in material compliance with all Applicable Laws with respect to such systems.

(g)           To the Borrower’s knowledge, all improvements on the Collateral Pool Properties lie within the boundaries and building restrictions of the legal descriptions of record of the Mortgage Properties, no improvements encroach upon easements benefiting the Mortgage Properties other than encroachments that do not materially adversely affect the use or occupancy of the Mortgage Properties and no improvements on adjoining properties encroach upon the Mortgage Properties or upon easements benefiting the Mortgage Properties other than encroachments that do not materially adversely affect the use or occupancy of the Mortgage Properties.

(h)           There are no material delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Mortgage Properties except to the extent such items are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided and there is no risk of loss, forfeiture, or sale of any interest in the Mortgage Properties during such proceedings.  Each of the Mortgage Properties is taxed separately without regard to any other property not included in the Mortgage Properties.

(i)           No condemnation proceeding or eminent domain action is pending or threatened against any of the Mortgage Properties which would impair the use, value, sale or occupancy of such Mortgage Property (or any portion thereof) in any material manner.

(j)           Each of the Mortgage Properties is not, nor is any direct or indirect interest of the Borrower or any Subsidiary Guarantor in any Mortgage Property, subject to any Lien other than Permitted Liens set forth in clauses (a) through (g), (k) or (q) of Section 7.13 or to any Negative Pledge (other than the Liens and Negative Pledges created pursuant to the Loan Documents to secure the obligations of the Loan Parties).

(k)           Each of the Mortgages creates a valid first priority Lien against the applicable Mortgage Property, subject only to Permitted Liens.

6.22.           Leases.  The Borrower has delivered to the Administrative Agent true copies of the Leases and any amendments thereto existing as of the Agreement Effective Date and relating to each Mortgage Property included in Borrowing Base Availability as of the Agreement Effective Date.  An accurate and complete in all material respects Rent Roll as of the date of inclusion of each Mortgage Property in Borrowing Base Availability with respect to all Leases of any portion of the Mortgage Property has been provided to the Administrative Agent.  The Leases reflected on such Rent Roll constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such Mortgage Property and in the Building relating thereto.  Except as reflected on such Rent Roll or on Schedule 6.23 no tenant under any Lease as of the Agreement Effective Date is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments, lease buy-outs or abatements or credits.  As of the Agreement Effective Date, except as reflected in Schedule 6.23, no property, other than the Mortgage Property which is the subject of the applicable Major Lease, is necessary to comply with the material requirements (including, without limitation, parking requirements) contained in such Major Lease.

6.23.           Ground Lease.

(a)           Each Financeable Ground Lease contains the entire agreement of the Borrower or the applicable Subsidiary Guarantor and the applicable owner of the fee interest in such Mortgage Property (the “Fee Owner”), pertaining to the Mortgage Property covered thereby.  The Borrower and the applicable Subsidiary Guarantors have no estate, right, title or interest in or to the Mortgage Property except under and pursuant to the Financeable Ground Lease.  The Borrower has delivered a true and correct copy of the Financeable Ground Lease to the Administrative Agent and the Financeable Ground Lease has not been modified, amended or assigned, with the exception of written instruments that have been recorded in the applicable real estate records and referenced in the Title Policy for such Mortgage Property.

(b)           There are no rights to terminate the Financeable Ground Lease other than the applicable Fee Owner’s right to terminate by reason of default, casualty,

condemnation or other reasons, in each case as expressly set forth in the Financeable Ground Lease.

(c)           Each Financeable Ground Lease is in full force and effect in all material respects and, to the Borrower’s knowledge, no material breach or default or event that with the giving of notice or passage of time would constitute a material breach or default under any Financeable Ground Lease exists or has occurred on the part of the Borrower or a Subsidiary Guarantor or on the part of the Fee Owner under any Financeable Ground Lease.

(d)           The Borrower or applicable Subsidiary Guarantor is the exclusive owner of the ground lessee’s interest under and pursuant to each Financeable Ground Lease and has not assigned, transferred or encumbered its interest in, to, or under the Financeable Ground Lease, except to the Administrative Agent under the Loan Documents or pursuant to a Permitted Lien.

6.24.           Anti-Terrorism Laws.

(i)           None of the Parent, the Borrower or any of its Subsidiaries, and to the best knowledge of the Borrower, none of its Unconsolidated Affiliates, is in violation of any laws or regulations relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(ii)           None of the Parent, the Borrower or any of its Subsidiaries, and to the best knowledge of the Borrower none of its Unconsolidated Affiliates or brokers or other agents acting or benefiting from the Loan, is a Prohibited Person.  A “Prohibited Person” is any of the following:

(1)           a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(2)           a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(3)           a person or entity with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4)           a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(5)           a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(iii)           None of the Parent, the Borrower or any of its Subsidiaries, and to the best knowledge of the Borrower none of its Unconsolidated Affiliates or brokers or other agents acting in any capacity in connection with the Loan, (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person known to the Borrower to be a Prohibited Person, (2) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

The Borrower shall not (1) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person known to the Borrower to be a Prohibited Person, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Borrower shall deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent in its reasonable discretion, confirming the Borrower’s compliance herewith).

6.25.           Absence of Offsets and Claims.  As of the Agreement Effective Date, neither the Borrower nor any other Loan Party has any offsets or claims against the Administrative Agent or the Lenders under the Agreement or any other Loan Document or on account of any acts or omissions of the Administrative Agent or any Lender in connection with the Agreement or any other Loan Document.

6.26.           Trade Name; Place of Business.   Neither the Borrower nor any Guarantor uses any trade name or conduct business under any name other than its actual name set forth in the Loan Documents.  The principal place of business of the Borrower and Guarantors is 1114 Avenue of the Americas, Suite 2800, New York, New York 10036 (or such other address as shall be notified to the Administrative Agent pursuant to Article XIV).

6.27.           Intellectual Property.   The Borrower and the Guarantors own or have the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights, if any, necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person except where such failure to own or have the right to use, and except for conflicts, in each case, that could not reasonably be expected to have a Material Adverse Effect.

6.28.           Cure by Removal of Mortgaged Property. In the event any of the foregoing representations and warranties shall hereafter become untrue as to any Mortgage Property, such event shall not constitute a default by the Borrower, and the Borrower's compliance with such representation and warranty shall be deemed to be temporarily waived, so long as the Borrower shall remove such Mortgage Property from the Collateral Pool Properties and from the calculation of Borrowing Base Availability and shall cause the Borrowing Base Availability to be in compliance with the requirements of Section 7.19(a) after giving effect to such removal, while remaining in compliance with the requirements of Section 7.19(e) and Section 7.20, in each case by a date not later than forty-five (45) days after the first occurrence of such non-compliance.

ARTICLE VII.

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

7.1.           Financial Reporting.  The Borrower will maintain for the Parent and its Subsidiaries a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent (and the Administrative Agent shall promptly provide the same to the Lenders):

(a)           As soon as available, but in any event not later than sixty (60) days after the close of each fiscal quarter, other than the fourth quarter, for the Parent and its Subsidiaries, commencing with the fiscal quarter ending March 31, 2014, an unaudited consolidated and consolidating balance sheet as of the close of each such period and the related unaudited consolidated and consolidating statements of income and retained earnings and of cash flows of the Parent and its Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by an Authorized Officer;

(b)           As soon as available, but in any event not later than sixty (60) days after the close of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2014, for the owners of the Collateral Pool Properties, Rent Rolls and operating and cash flow statements for each of the Collateral Pool Properties, all certified by an Authorized Officer of the Borrower, plus, not later than ninety (90) days after the close of each fiscal year, an annual budget for each of the Collateral Pool Properties;

(c)           As soon as available, but in any event not later than one hundred twenty (120) days after the close of each fiscal year, commencing with the fiscal year ending December 31, 2013, for the Parent and its Subsidiaries, audited financial statements, including a consolidated and consolidating balance sheet as at the end of such year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (provided that to the extent the components of such consolidated financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such consolidated financial statements as they relate to such components) certified by (i) an Authorized Officer and (ii) Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent (such approval not to be unreasonably withheld or delayed);

(d)           Simultaneously with the delivery of the financial statements referred to in subsections (a), (b) and (c) above, a statement (a “Compliance Certificate”) certified by an Authorized Officer of the Parent in substantially the form of Exhibit H hereto (or in such other form as the Administrative Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in Sections 7.19 and 7.20 and stating that, to such officer’s knowledge, no Default or Event of Default exists, or if, to such officer’s knowledge, any Default or Event of Default exists, stating the nature and status thereof.  The Borrower shall submit with the Compliance Certificate, a Borrowing Base Certificate in the form of Exhibit I attached hereto pursuant to which the Borrower shall calculate the amount of the Borrowing Base Availability as of the end of the immediately preceding fiscal quarter.  All income, expense and value associated with Projects or other Investments disposed of during any quarter will be eliminated from calculations, where applicable.  The Compliance Certificate shall be accompanied by copies of the statements of the EBITDA, Adjusted Consolidated EBITDA, Funds from Operations, and Net Operating Income and Adjusted NOI for such fiscal quarter, together with summaries of the cost impact and projected completion of any Alterations then necessitating adjustments into the Net Operating Income and EBITDA attributable to any Project, as described in the definitions of Net Operating Income and EBITDA, prepared on a basis consistent with the statements furnished to the Administrative Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Administrative Agent, together with a certification by an Authorized Officer of the Parent that the information contained in such statement fairly presents the EBITDA, Adjusted Consolidated EBITDA, Funds from Operations, Net Operating Income and Adjusted NOI for such periods;

(e)           As soon as possible and in any event within ten (10) days after an Authorized Officer of the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by an Authorized Officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;

(f)           As soon as possible and in any event within ten (10) days after receipt by an Authorized Officer of the Borrower, a copy of (a) any notice or claim to the effect that (i) the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any Material of Environmental Concern into the environment, or (ii) any Collateral Property fails to comply with or is in violation of any Environmental Law and (b) any notice alleging any violation of any Environmental Law by the Borrower or any of its Subsidiaries, which, in the case of either (a) or (b) could have a Material Adverse Effect;

(g)           Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished; and

(h)           Upon request by the Administrative Agent, a balance sheet and cash flow projections for the Parent and its Subsidiaries, together with such other information (including, without limitation, financial statements for the Borrower, non-financial information and a listing of capital expenditures, a rent roll, and such other information on any Project) as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to the Loan Documents may delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender (or any Issuing Lender) pursuant to Article II and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications; and for the avoidance of doubt, the Borrower and the Guarantors authorize the Administrative Agent to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrower and the Guarantors release the Administrative Agent and the Lenders from any liability in connection therewith, except to the extent arising from the Administrative Agent’s or such Lender’s gross negligence, willful misconduct, bad faith or breach of its express obligations hereunder or under any other Loan Document.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or the Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have occurred as of 9:00 a.m. local time on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of each Compliance Certificate to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificates required by Section 7.1(c), the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents. Documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

7.2.           Use of Proceeds.  The Borrower will use the proceeds of the Loans solely (a) to pay closing costs in connection with this Agreement, (b) to finance tenant improvements, leasing commissions, capital expenditures, redevelopment, acquisitions, dividends and distributions and acquisitions of the Borrower and its Subsidiaries, (c) as working capital of the  Parent and its Subsidiaries, and (d) to fund general corporate purposes of the Parent and its Subsidiaries.  The Borrower will not, nor will it permit the Parent or any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender, (ii) to fund any purchase of, or offer for, a controlling portion of the Capital Stock of any Person, unless the board of directors or other manager of such Person has consented to such offer, or (iii) to make any Acquisition other than those Investments permitted pursuant to Section 7.16.

7.3.           Notice of Default; Material Adverse Effect.  The Borrower will give, and will cause each of its Subsidiaries to give, prompt notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Event of Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

7.4.           Conduct of Business.  The Borrower will do, and will cause each of its Subsidiaries to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, limited liability company, general partnership or limited partnership, as the case may be, in its jurisdiction of incorporation/formation (except with respect to mergers not prohibited hereunder and Investments permitted under Section 7.16) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct their businesses in substantially the same manner as they are presently conducted where the failure to do so could reasonably be expected to have a Material Adverse Effect and, specifically, neither the Borrower nor its Subsidiaries may undertake any business other than the acquisition, development, ownership, management, operation and leasing of retail, office or industrial properties, and ancillary businesses specifically related thereto, subject to the limitations on Investments set forth in Section 7.16.

7.5.           Taxes.  The Borrower will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental charges and levies upon them or their income, profits or Projects, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

7.6.           Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance which is consistent in all material respects with the representation contained in Section 6.17 on all their Property and the Borrower will furnish to the Administrative Agent upon reasonable request full information as to the insurance carried.

7.7.           Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable laws, rules, regulations, orders, judgments, injunctions, decrees or awards to which they may be subject, and all licenses and permits required by applicable laws and regulations for the conduct of its business, the violation of which could reasonably be expected to have a Material Adverse Effect.

7.8.           Maintenance of Properties.  The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Projects, in good condition and repair, working order and condition, ordinary wear and tear excepted.

7.9.           Notice of Ground Lease Default.  The Borrower will promptly notify the Administrative Agent in writing of any notice of a material event of default received from or given by a Fee Owner to the Borrower or a Subsidiary Guarantor under a Financeable Ground Lease.

7.10.           Inspection.  The Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent and the Lenders upon reasonable notice and during normal business hours (subject to (x) rights of tenants, (y) applicable health and safety laws, and (z) except to the extent disclosure could reasonably be expected to contravene attorney client privilege or similar protection or violate any confidentiality or privacy obligation or otherwise  contravene applicable law) by their respective representatives and agents, to inspect any of the Projects, corporate books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent may reasonably designate; provided, that the Borrower shall neither be required to pay for such visits and inspections by any Lender nor, unless a Default or Event of Default shall have occurred and be continuing, pay for such visits and inspections by the Administrative Agent more often than once in any twelve (12) month period.

7.11.           Maintenance of Status.  The Borrower shall cause Parent to at all times maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status.

7.12.           Dividends; Distributions; Redemptions.  The Parent and the Borrower and its Subsidiaries shall be permitted to declare and pay dividends on their Equity Interests, to make distributions with respect thereto from time to time and to redeem their Equity Interests, provided, however, that in no event shall Parent or the Borrower: (i) pay any such dividends or make any such distributions on any Equity Interests (including without limitation the declaration and payment of Preferred Dividends or the making of distributions to holders of limited partnership units in the Borrower), if such dividends and distributions paid on account of the then-current fiscal quarter and the three immediately preceding fiscal quarters, in the aggregate for such period, would exceed the greater of (x) 95% of Adjusted Funds From Operations of Parent and its Subsidiaries for such period and (y) dividends, distributions and redemptions in an amount equal to the minimum distributions required to maintain the tax status of the Parent as a real estate investment trust, as evidenced by a certification of an Authorized Officer containing calculations in reasonable detail, or (ii) pay any such dividends or make any such distributions or make any such redemptions if any Event of Default has occurred hereunder and is then continuing, provided however that, so long as such Event of Default is not a monetary Event of Default under Section 8.1 or Section 8.2 below or an Event of Default under Section 8.7 below, or any other Event of Default that has resulted in an acceleration of the obligations under Section 9.1 below, the Parent and the Borrower shall be permitted to distribute whatever amount of dividends is necessary to maintain the tax status of Parent as a real estate investment trust, which distributions may be made in cash or in Equity Interests at the Borrower’s option.

7.13.           Liens.  The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(a)           Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(b)           Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books and there is no risk of loss, forfeiture, or sale of any interest in the Property during the pending of such proceeding;

(c)           Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d)           Easements, restrictions and such other encumbrances or charges against real property and any zoning, land use, building or similar law or right reserved to or vested in any Governmental Authority office or agency to control or regulate the use of any real property, in each case as are of a nature generally existing with respect to properties of a similar character and which do not in any material and adverse way affect the marketability of the same or materially and adversely interfere with the use thereof in the business of the Borrower or its Subsidiaries;

(e)           Liens on Projects (other than the Collateral Pool Properties) or Liens on direct ownership interests in the owners of such Projects that are not Collateral Pool Properties (so long as such owners do not own any Collateral Pool Properties) given to secure any Secured Indebtedness permitted hereunder to the extent such Liens (i) constitute a first priority Lien on any such Project or ownership interest or a second priority Lien on any Project which is created simultaneously with a first priority Lien thereon and (ii) will not result in an Event of Default in any of the Borrower’s covenants herein;

(f)           Liens and Negative Pledges created pursuant to the Loan Documents to secure the obligations of the Loan Parties;

(g)           Liens and encumbrances on a Mortgage Property expressly permitted under the terms of the Mortgage relating thereto;

(h)           rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(i)           Liens of Capitalized Leases;

(j)           Liens evidencing and/or securing any Municipal Financing; provided, that to the extent such Municipal Financing constitutes Indebtedness, such Indebtedness would be permitted by Section 7.19;

(k)           any interest or title of a lessor or sublessor under any lease not prohibited hereunder;

(l)           to the extent constituting a Lien, licenses of patents, copyrights, trademarks and other intellectual property rights granted by the Parent or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of, or materially detracting from the value of, the business of the Parent or such Subsidiary;

(m)           Liens on Equity Interests of any non-Wholly Owned Subsidiary or Unconsolidated Affiliate securing obligations to contribute capital (other than Indebtedness for borrowed money) arising in favor of other holders of Equity Interests of such Person pursuant to agreements governing such Person;

(n)           Liens securing judgments that do not constitute an Event of Default under Section 8.9;

(o)           Liens in respect of licenses and sublicenses in the ordinary course of business;

(p)           deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q)           (i) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a transaction not prohibited hereunder to be applied against the purchase price for such transaction, (ii) Liens consisting of an agreement in respect of any Disposition not prohibited hereunder and (iii) earnest money deposits of cash or Cash Equivalents by the Parent or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder; and

(r)           additional Liens securing obligations in the aggregate amount not to exceed $5,000,000, provided that the existence of such Lien will not result in an Event of Default in any of the Borrower’s other covenants herein.

Liens permitted pursuant to this Section 7.13 shall be deemed to be “Permitted Liens”.

7.14.           Affiliates.  The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate which is not the Parent or any of its Subsidiaries except (i) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction or (ii) pursuant to transactions otherwise permitted under this Agreement.

7.15.           Environmental Matters.  The Borrower and its Subsidiaries shall:

(i)           Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that in no event shall the Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by the Borrower or its Subsidiaries as of the date hereof, or (ii) at Projects hereafter acquired by the Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.

(ii)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower has determined in good faith that contesting the same is not in the best interests of the Borrower and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect.

(iii)           Defend, indemnify and hold harmless the Administrative Agent and each Lender, and their respective officers and directors from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws arising in connection with the operations of the Borrower, its Subsidiaries or the Projects or the presence of any Materials of Environmental Concern on any of the Collateral Pool Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, documented attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.  This indemnity shall continue in full force and effect regardless of the termination of this Agreement but shall be subject to any limitations on liability with respect to certain violations of Environmental Law or releases of a Material of Environmental Concern arising or occurring after the Administrative Agent or any Lender assumes possession or control of any Collateral Pool Property as and to the extent expressly provided for in the Indemnity Agreement with respect to such Collateral Pool Property.

7.16.           Restrictions on Investments.  The Borrower will not, and will not permit the Guarantors or their respective Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)          cash and Cash Equivalents;

(b)          Vacant Land owned by the Borrower and its Subsidiaries (other than Subsidiary Guarantors); provided that the aggregate Investment pursuant to this Section 7.16(b) shall not exceed two and one-half percent (2.5%) of Total Asset Value;

(c)          fee or leasehold interests by the Borrower or its Subsidiaries in a Project which is a completed regional mall (inclusive of adjacent retail properties) or similar retail mall property located in the United States and businesses and investments incidental thereto;

(d)          Subsidiaries of the Borrower that are directly or indirectly one hundred percent (100%) owned by the Borrower, which in turn own Investments permitted by this Section 7.16;

(e)          non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates of the Borrower, which in turn own Investments permitted by this Section 7.16, provided that the aggregate Investment therein shall not exceed twenty-five percent (25%) of Total Asset Value;

(f)          a Project which is the subject of an Alteration, provided that the aggregate Total Budgeted Costs for all such Alterations shall not exceed thirty percent (30%) of Total Asset Value at any time; and

(g)          Investments by (x) the Parent and its Subsidiaries in the Parent or any Guarantor, (y) any Subsidiary which is not a Guarantor and is not required to be a Guarantor in any other Subsidiary which is not a Guarantor and is not required to be a Guarantor and (z) the Parent or any Guarantor in any Subsidiary which is not a Guarantor and is not required to be a Guarantor;

(h)          any forgiveness of intercompany liabilities of a Subsidiary at the time of, or in contemplation of, a Disposition of such Subsidiary (or its assets) that is not prohibited by this Agreement;

(i)          the write-off or write-down of intercompany liabilities in cases where the tax benefit of such a write-off or write-down to the Person making such write-of or write-down would exceed the fair market value of such intercompany liabilities to such Person, as reasonably determined by the Borrower;

(j)          the performance of services customarily provided by a parent company to its Subsidiaries in the ordinary course of business on terms substantially consistent with the past practice of the Parent and its Subsidiaries and this Agreement;

(k)          loans or advances in an amount not to exceed $50,000 in the aggregate for any individual to directors, officers, members of management and employees and consultants in the ordinary course of business for business-related travel, entertainment, relocation and other ordinary business purposes;

(l)          Investments consisting of advances to tenants and other extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of credit in the ordinary course of business (including, without limitation, with respect to intercompany transactions), and Investments received in satisfaction or partial satisfaction thereof from financially troubled tenants in the ordinary course of business;

(m)          Investments (including debt obligations and equity interests) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, any Persons arising in the ordinary course of business and upon foreclosure with respect to any secure Investment or other transfer of title with respect to any secured Investment;

(n)          advances in an amount not to exceed $2,000,000 of payroll payments to employees in the ordinary course of business;

(o)          guarantees of leases entered into in the ordinary course of business;

(p)          Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(q)          Investments pursuant to the Brookfield Deposit Agreement and the Brookfield Guaranty Agreement; and

(r)          deposits and escrows received from tenants in the ordinary course of business.

Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of the Borrower and its Subsidiaries in the Investments described in Section 7.16(b), (e) and (f) exceed thirty percent (30%) of Total Asset Value at any time.

7.17.           Prohibited Encumbrances.  The Borrower agrees that neither it nor any of its Subsidiaries shall (i) except for Permitted Liens, create or permit a Lien against any Project, (ii) create or permit a Lien on any Equity Interests or other ownership interests of any Subsidiary of the Parent or any Unconsolidated Affiliate (other than Permitted Liens and customary provisions in joint venture agreements and other similar agreements applicable to Unconsolidated Affiliates permitted hereunder so long as such restrictions relate to the applicable Unconsolidated Affiliate) or (iii) enter into or be subject to any agreement governing any Indebtedness which constitutes a “negative pledge”, an unencumbered asset covenant or other similar covenant or restriction which prohibits or limits the ability of the Borrower or any of its Subsidiaries to sell or create Liens against any Projects (other than (A) restrictions on further subordinate Liens on Projects or ownership interests therein already encumbered by a first-priority mortgage, deed to secure debt or deed of trust or other first priority Lien, (B) those encumbrances or restrictions contained in any Loan Document or restrictions in other Recourse Debt that are no more restrictive than the limitations contained in this Agreement, and restrictions contained in agreements evidencing Non-Recourse Indebtedness permitted under this Agreement so long as such restrictions do not apply to the Borrower or any Guarantor; (C) customary provisions restricting assignment of any agreement entered into by the Parent or any of its Subsidiaries in the ordinary course of business; (D) restrictions which are customary provisions in joint venture agreements and other similar agreements applicable to Unconsolidated Affiliates permitted hereunder, so long as such restrictions relate solely to the applicable Unconsolidated Affiliates; (E) customary restrictions contained in leases, subleases, licenses or asset sale agreements otherwise permitted hereby or in other Indebtedness which the Borrower, any Guarantor or any Subsidiary shall be permitted to incur or suffer to exist pursuant to this Agreement so long as such restrictions relate solely to the assets subject thereto or the buyer or seller thereunder; and (F) customary limitations on the transfer of Equity Interests of a Subsidiary contained in agreements entered into in the ordinary course of business).

7.18.           Ownership of Real Estate; Sale and Leaseback.

(a)           Without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), all Projects and all interests (whether direct or indirect) of the Parent in any real estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by the Borrower or a Wholly Owned Subsidiary of the Borrower; provided, however that the Borrower shall be permitted to own or lease interests in a Project (other than a Mortgage Property) through non-Wholly Owned Subsidiaries and Unconsolidated Affiliates of the Borrower as permitted by Section 7.16.

(b)           The Borrower will not, and will not permit the Subsidiary Guarantors or the Subsidiaries of the Borrower to, enter into any arrangement, directly or indirectly, whereby such Person shall sell or transfer any Project owned by it in order that then or thereafter such Person shall lease back such Project without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed.

7.19.           Financial Covenants

.  The Borrower covenants and agrees that, so long as any Loan, or Note or Letter of Credit is Outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:

(a)           Borrowing Base Availability.  The Borrower will not at any time permit the sum of the Outstanding principal balance of the Loans and the Letter of Credit Liabilities to be greater than the Borrowing Base Availability.

(b)           Leverage Ratio.  The Borrower will not at any time permit the Leverage Ratio to exceed the following:

Period	Ratio
Date of this Agreement to and including December 31, 2014	70%

January 1, 2015 to and including December 31, 2015	67.5%

January 1, 2016 and thereafter	65%

Notwithstanding the foregoing, the Borrower may make a one-time election to increase the Leverage Ratio to an amount not to exceed seventy percent (70.0%) for a period of two (2) consecutive fiscal quarters immediately following a Major Acquisition (which shall include the fiscal quarter in which such Major Acquisition occurs), by delivering written notice to the Administrative Agent of such election not later than fifteen (15) days following the consummation of such Major Acquisition.

(c)             Adjusted Consolidated EBITDA to Fixed Charges.  Subject to the provisions of Section 7.19(h), the Borrower will not at any time permit the ratio of (a) Adjusted Consolidated EBITDA determined for the two (2) fiscal quarters most recently ended, annualized, to (b) Fixed Charges for the two (2) fiscal quarters most recently ended, annualized, to be less than the following:

Period	Ratio
Date of this Agreement to and including December 31, 2014	1.25 to 1

January 1, 2015 to and including December 31, 2015	1.35 to 1
January 1, 2016 and thereafter	1.40 to 1
(d)           Minimum Tangible Net Worth.  The Borrower will not at any time permit Tangible Net Worth to be less than the sum of (i) $360,865,600, plus (ii) eighty percent (80%) of the sum of any additional Net Offering Proceeds after the date of this Agreement (other than Net Offering Proceeds received within ninety (90) days of any redemption, retirement or repurchase of Equity Interests in the Parent or the Borrower, up to the amount paid by the Parent or the Borrower in connection with such redemption, retirement or repurchase where, for the avoidance of doubt, Tangible Net Worth shall not have increased as a result of such Net Offering Proceeds).

(e)           Minimum Property Requirement.  The Mortgage Properties included in the calculation of the Borrowing Base Availability (i) shall consist of not less than nine (9) Mortgage Properties, and (ii) shall have an aggregate Borrowing Base Value of not less than $400,000,000.00.

(f)           Unhedged Variable Rate Debt.  The Borrower shall not at any time permit Unhedged Variable Rate Debt of the Parent and its Subsidiaries on a Consolidated basis (other than the Obligations) to exceed thirty percent (30%) of Total Asset Value.

(g)           Recourse Indebtedness. Recourse Indebtedness of the Parent and its Subsidiaries (excluding the Obligations) shall not at any time exceed ten percent (10%) of Total Asset Value.

(h)           Steeplegate Mall.  At the option of the Borrower, exercised by the Borrower by delivery of written notice to the Administrative Agent of such election, any Indebtedness, any asset value included in Total Asset Value, and any Adjusted NOI, EBITDA and Fixed Charges attributable to Steeplegate Mall (the “Steeplegate Mall Results”) may be excluded from the calculation of the Leverage Ratio and the covenant set forth in Section 7.19(c) until such time as Steeplegate Mall is refinanced.  Once the Indebtedness secured by Steeplegate Mall as of the date of this Agreement is either (a) refinanced by the Borrower or the applicable Subsidiary which owns such property (which refinance shall not include a short-term bridge or extension of the existing Indebtedness for a period of less than or equal to one-year in length), or (b) the Borrower elects to include Steeplegate Mall in the calculation of such covenants, then the Steeplegate Mall Results shall be thereafter included in such calculations.

7.20.           Mortgage Properties.

(a)          The Borrower shall cause the Mortgage Properties included in the calculation of the Borrowing Base Availability to at all times satisfy all of the following conditions:

(i)           Is an Eligible Collateral Pool Property;

(ii)           such Mortgage Property is managed by (A) the Borrower, (B) a Wholly Owned Subsidiary of the Borrower, or (C) a manager approved by the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned), in the case of this clause (C) under a Management Agreement;

(iii)           no Person other than the Borrower has any direct or indirect ownership of any legal, equitable or beneficial interest in the equity of such Subsidiary Guarantor if such Mortgage Property is owned or leased under a Financeable Ground Lease by a Subsidiary Guarantor, and no direct or indirect ownership or other equity interests in any such Subsidiary Guarantor shall be subject to any Lien other than Permitted Liens;

(iv)           the Adjusted NOI from any single tenant or group of Affiliates thereof shall not exceed ten percent (10%) of the total Adjusted NOI from all of the Mortgage Properties; provided that notwithstanding the foregoing, a failure to satisfy the requirements of this clause (x) shall not result in any Project not being included as a Mortgage Property, but any such Adjusted Net Operating Income in excess of such limitation shall be excluded for purposes of calculating Borrowing Base Value and Borrowing Base Debt Yield Ratio and the Net Operating Income and Adjusted Net Operating Income corresponding thereto shall be similarly excluded;

(v)           no more than twenty percent (20%) of the total Adjusted Net Operating Income shall be attributable to Mortgage Properties or portions thereof which are subject to Financeable Ground Leases; provided that notwithstanding the foregoing, a failure to satisfy the requirements of this clause (xi) shall not result in any Project not being included as a Mortgage Property, but any such Adjusted Net Operating Income in excess of such limitation shall be excluded for purposes of calculating Borrowing Base Value and Borrowing Base Debt Yield Ratio  and the Net Operating Income and Adjusted Net Operating Income corresponding thereto shall be similarly excluded;

(vi)           no more than twenty-five percent (25%) of the total Adjusted Net Operating Income shall be attributable to a single Mortgage Property (excluding Southland Mall located in Hayward, California); provided that notwithstanding the foregoing, a failure to satisfy the requirements of this clause (xii) shall not result in any Project not being included as a Mortgage Property, but any such Adjusted Net Operating Income in excess of such limitation shall be excluded for purposes of calculating Borrowing Base Value and Borrowing Base Debt Yield Ratio and the Net Operating Income and Adjusted Net Operating Income corresponding thereto shall be similarly excluded;

(vii)           the deposit accounts used in the ownership and operation of such Mortgage Property shall be subject to a Control Agreement; and

(viii)           such Mortgage Property has not been removed from the calculation of the Borrowing Base Availability pursuant to Section 4.4, Section 6.28 or this Section 7.20.

(b)           Upon any asset ceasing to qualify to be included in the calculation of the Borrowing Base Availability, such asset shall no longer be included in the calculation of the Borrowing Base Availability.  Within five (5) Business Days after any such disqualification, the Borrower shall deliver to the Administrative Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Borrowing Base Availability attributable to such asset.  Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate and Borrowing Base Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in Sections 7.19 and 7.20.

(c)           In addition, the Borrower may voluntarily remove any Project from the calculation of the Borrowing Base Availability in its sole discretion pursuant to Section 4.4.

7.21.           Notice of Litigation and Judgments.  The Borrower will give notice to the Administrative Agent in writing within five (5) Business Days of becoming aware of any litigation, government investigations or proceedings threatened in writing or any pending litigation, government investigations and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against the Borrower, any Guarantor or any of their respective Subsidiaries that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation, government investigations or proceedings.

7.22.           Further Assurances.  The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, cooperate with the Administrative Agent and the Lenders and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

7.23.           Material Contracts.  The Borrower, the Guarantors and their respective Subsidiaries shall perform each and all of their material obligations under each Material Contract.

7.24.           Asset Sales.  The Borrower shall not sell all or substantially all of its assets without the prior written consent of the Required Lenders.

7.25.           Management Fees.  The Borrower shall not pay, and shall not permit to be paid, any management fees or other payments under any Management Agreement for any

Mortgage Property to any manager that is the Borrower or a Subsidiary or Affiliate of the Borrower in the event that an Event of Default shall have occurred and be continuing.

7.26.           Derivatives Contracts.  The Borrower shall not, and shall not permit any Guarantor or other subsidiary, to, enter into any Derivatives Contracts other than Derivatives Contracts entered into in the ordinary course of business and not for speculative purposes.

7.27.           Casualty/Condemnation.

(a)           Damages, Restoration, and Insurance Proceeds. As long as no Event of Default has occurred and is then continuing, all insurance proceeds for losses at any Mortgage Property of less than $5,000,000 shall be adjusted with and payable to the Borrower or the applicable Subsidiary Guarantor owning such Mortgage Property.  In case of loss, the Administrative Agent shall have the right (but not the obligation) to participate in and reasonably approve the settlement of any insurance claim in excess of $5,000,000, and with respect to claims in excess of $5,000,000, the Administrative Agent is authorized to collect and receive any insurance money for such claims.

(i)           So long as no Event of Default has occurred and is then continuing, and to the extent that either (i) the Borrower or the applicable Subsidiary Guarantor owning such Mortgage Property is obligated to carry out such repair or restoration under one or more of the Leases or (ii) the costs of restoration do not exceed thirty percent (30%) of the value of the improvements thereon immediately prior to such casualty, the Administrative Agent shall make such insurance proceeds available to pay for such costs of repair and restoration on a monthly basis during such repair and restoration. The Mortgage Property shall be so restored or rebuilt as to be substantially the same quality and character as the Mortgage Property was prior to such damage or destruction in accordance with the original plans and specifications or to such other condition as the Administrative Agent shall reasonably approve in writing. If the conditions to the Administrative Agent’s obligation to make such insurance proceeds are not satisfied, the Administrative Agent shall have the right, if so directed by the Required Lenders, to apply such insurance proceeds to payment of the Obligations, whether due or not, in accordance with Section 2.13(b).

(ii)           If the Administrative Agent is holding any such insurance proceeds, any request by to the Borrower or the applicable Subsidiary Guarantor owning such Mortgage Property for a disbursement by the Administrative Agent of fire or casualty insurance proceeds or of funds deposited by the Borrower or the applicable Subsidiary Guarantor owning such Mortgage Property with the Administrative Agent pursuant to this Section 7.27 shall be conditioned upon the Borrower’s providing to the Administrative Agent: updated title insurance; satisfactory evidence, as reasonably determined by the Administrative Agent, that the Mortgage Property shall be so restored or rebuilt as to be of at least equal value and quality and substantially the same character as the Mortgage Property was prior to such damage or destruction in accordance with the original plans and specifications or to such other condition as the Administrative Agent shall reasonably approve in writing; satisfactory evidence of the estimated cost of completion thereof; and with such architect’s certificates, waivers of lien, contractors’ sworn statements and other evidence of cost and of payments as the Administrative Agent may reasonably require and approve.  The undisbursed balance of insurance proceeds shall at all times be sufficient to pay for the cost of completion of the work free and clear of liens and if such proceeds are insufficient, the Borrower or the applicable Subsidiary Guarantor owning such Mortgage Property shall deposit the amount of such deficiency with the Administrative Agent prior to the disbursement by to the Borrower or the applicable Subsidiary Guarantor owning such Mortgage Property of any insurance proceeds.

(b)             Condemnation Proceeds.  Both the Borrower and, pursuant to the applicable Mortgage, the applicable Subsidiary Guarantor owning a Mortgage Property, hereby assigns, transfers and sets over unto the Administrative Agent for the benefit of the Lenders its entire interest in the proceeds (the “Condemnation Proceeds”) of any award or any claim for damages for any of such Mortgage Property taken or damaged under the power of eminent domain or by condemnation or any transaction in lieu of condemnation (“Condemnation”), unless, notwithstanding the foregoing, such taking, damage or condemnation does not cause a material diminution in the value of such Mortgage Property.  So long as the portion of such Mortgage Property taken in such Condemnation does not exceed fifteen percent (15%) of the total square footage of the Mortgage Property and the portion of the improvements taken in such Condemnation does not exceed five percent (5%) of the total gross leasable area of the improvements thereon, the Administrative Agent shall be obligated to make the Condemnation Proceeds available to the Borrower or the applicable Subsidiary Guarantor owning such Mortgage Property for the restoration of the Property, if the Borrower or such applicable Subsidiary Guarantor satisfies all of the conditions set forth in Section 7.27(a) above hereof for disbursement of insurance proceeds.  In all other cases the Administrative Agent shall have the right, if so directed by the Required Lenders, to apply the Condemnation Proceeds to payment of the Obligations, whether due or not, in accordance with Section 2.13(b).  If the Condemnation Proceeds are required to be used as aforesaid to reimburse the Borrower or such applicable Subsidiary Guarantor for the cost of rebuilding or restoring buildings or improvements on such Mortgage Property, or if the Administrative Agent elects that the Condemnation Proceeds be so used, and the buildings and other improvements shall be rebuilt or restored, the Condemnation Proceeds shall be paid out in the same manner as is provided in Section 7.27(a) above for the payment of insurance proceeds toward the cost of rebuilding or restoration of such buildings and other improvements.  Any surplus which may remain out of the Condemnation Proceeds after payment of such cost of rebuilding or restoration shall, at the option of the Administrative Agent, be applied on account of the indebtedness secured hereby or be paid to any other party entitled thereto.

ARTICLE VIII.

DEFAULTS

The occurrence of any one or more of the following events shall constitute an "Event of Default":

8.1.           Nonpayment of any principal payment due hereunder or under any Note when due.

8.2.           Nonpayment of interest upon any Note or of any fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.

8.3.           The Borrower shall fail to comply with the covenant contained in Section 7.19(a), such failure shall continue for five (5) Business Days after written notice thereof shall have been given to the Borrower by the Administrative Agent; provided, however that such five (5) Business Day period shall be extended to forty-five (45) days in the event that the reason for the required prepayment is solely as a result of a violation of the covenants in clause (iv) or clause (vi) of Section 7.20(a).

8.4.           The breach of any of the terms or provisions of Sections 7.1(d),  7.2, 7.11, 7.12, 7.13, 7.16, 7.17, 7.19(b)-(g) or 7.20.

8.5.           Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, or any material certificate or information delivered in connection with this Agreement or any other Loan Document, shall be materially false on the date as of which made.

8.6.           The breach by the Borrower (other than a breach which constitutes a Event of Default under Section 8.1, 8.2, 8.3, 8.4 or 8.5) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent or any Lender.

8.7.           (a)         Any of the Borrower, the Guarantors or any of their respective Subsidiaries (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any corporate or other organizational action to authorize or in furtherance of any of the foregoing;

(b)          A petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower, the Guarantors or  any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(c)          A decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrower, the Guarantors or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted; provided, however, that the occurrence of any of the events described in Section 8.7(a),(b) and (c) as to any Subsidiary or Subsidiaries of the Borrower or any Subsidiary or Subsidiaries of the Parent (other than the Borrower itself), shall not constitute an Event of Default unless the Parent’s and the Borrower's aggregate Equity Value in such Subsidiary(ies) and its/their assets exceeds $50,000,000.00 (or in the event that any of the events described in Section 8.7(b) or (c) shall occur with respect to any such Subsidiaries which are as a result of involuntary proceedings against such Subsidiaries and solely as a consequence thereof the $50,000,000.00 threshold shall be exceeded, such $50,000,000.00 threshold shall be increased solely with respect to such Subsidiaries subject to such involuntary proceedings to $65,000,000.00).

8.8.           The Borrower, any Guarantor or any of their Subsidiaries (i) shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace, any principal, interest or other amount on account of any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the purchase, payment, prepayment, redemption, termination or other settlement of such obligation; provided that the events described in Section 8.8(i) shall not constitute an Event of Default unless such default or failure to perform, together with other then existing defaults or failures to perform as described in Section 8.8(i), involve singly or in the aggregate obligations for Indebtedness (other than Non-Recourse Indebtedness) totaling greater than $40,000,000.00 or (ii) (A) shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace, any principal, interest or other amount on account of any Non-Recourse Indebtedness, or (B) shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for Non-Recourse Indebtedness which failure or default under this clause (B) results in acceleration of the maturity thereof or requires the purchase, payment, prepayment, redemption, termination or other settlement of such obligation; provided that the events described in Section 8.8(ii) shall not constitute an Event of Default unless such default or failure to perform, together with other then existing defaults or failures to perform as described in Section 8.8(ii), involve Subsidiaries or their properties or assets securing Non-Recourse Indebtedness in which any Subsidiary or the Parent singly or in the aggregate has an Equity Value of greater than $65,000,000.00;

8.9.           The Parent or any of its Subsidiaries shall fail within ninety (90) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against the Parent or any of its Subsidiaries would exceed $40,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.

8.10.           The Borrower or any Guarantor shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party in writing or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

8.11.           With respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and is continuing and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of any of the Borrower, the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $15,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan.

8.12.           Any Change of Control shall occur.

8.13.           The occurrence of any “Default” as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.

8.14.           The attempted revocation, challenge, disavowment, or termination by the Borrower or Parent of any of the Loan Documents.

8.15.           Either the Borrower or the Parent, without obtaining consent of the Required Lenders, shall enter into any merger, consolidation, reorganization or liquidation or transfer or otherwise dispose of all or substantially all of their Properties, unless (a) in the case of a merger or consolidation the Borrower or Parent is the surviving entity in such merger or consolidation and (b) after giving effect to the merger, the Borrower remains in compliance with the terms of the Credit Agreement, provided that any such action shall not constitute an

Event of Default unless the Borrower shall fail to reverse such action within sixty (60) days after written notice from the Administrative Agent that such action constitutes an Event of Default hereunder.

ARTICLE IX.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

9.1.           Acceleration.  If any Event of Default described in Section 8.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender.  If any other Event of Default occurs, so long as an Event of Default exists, Lenders shall have no obligation to make any Loans and the Required Lenders, at any time prior to the date that such Event of Default has been fully cured, may permanently terminate the obligations of the Lenders to make Loans hereunder and declare the Obligations to be due and payable, or both, whereupon if the Required Lenders elected to accelerate (i) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders (or if no such direction is given within thirty (30) days after a request for direction, as the Administrative Agent deems in the best interests of the Lenders, in its sole discretion), shall use its good faith efforts to collect all amounts owed by the Borrower and any Guarantor under the Loan Documents by exercising all rights and remedies provided for under this Agreement and the Security Documents or otherwise available at law or in equity, including without limitation by filing and diligently pursuing judicial action.

In addition to the foregoing, following the occurrence of an Event of Default and so long as any Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Required Lenders the Borrower shall deposit in the Collateral Account cash in an amount equal to the aggregate undrawn face amount of all Outstanding Letters of Credit and all fees and other amounts due or which may become due with respect thereto.  The Borrower shall have no control over funds in the Collateral Account and shall not be entitled to receive any interest thereon.  Such funds shall be promptly applied by the Administrative Agent to reimburse the Issuing Lender for drafts drawn from time to time under the Letters of Credit and associated issuance costs and fees.  Such funds, if any, remaining in the Collateral Account following the payment of all Obligations in full shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.

If, within ten (10) Business Days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Event of Default (other than any Event of Default as described in Section 8.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the

Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

9.2.           Amendments.  Subject to the provisions of this Article IX the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding, modifying or waiving the effect of any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement, change or waiver shall, without the consent of all Lenders directly affected thereby:

(a)           Extend the Term Loans Maturity Date or the Revolving Credit Maturity Date (except as the Revolving Credit Maturity Date may be extended per the express terms of Section 2.10), or extend the Reimbursement Obligations with respect to any Letter of Credit beyond a date five (5) Business Days prior to the Revolving Credit Maturity Date (as it may be so extended), or forgive all or any portion of the principal amount of any Loan or accrued interest thereon (other than the reduction or waiver of default interest), the Borrower's Reimbursement Obligations with respect to Letter of Credit Liabilities or the Unused Fee, reduce the Applicable Margins or extend the time of payment of any such principal, interest or facility fees.

(b)           Release any Guarantor from the Guaranties, except as expressly provided for herein.

(c)           Release or subordinate the Mortgages, except as expressly provided for herein or in the other Loan Documents.

(d)           Reduce the percentage specified in the definition of Required Lenders or otherwise modify such definition.

(e)           Increase the Commitment of any Lender, except as expressly provided in Section 2.8 (which provides that no individual Lender shall be obligated to provide any increase in its Commitment).

(f)           Permit the Borrower to assign its rights under this Agreement.

(g)           Amend Section 2.18, this Section 9.2, Section 9.4 (or any other provision hereof requiring pro rata distributions to similarly situated Lenders) or Section 12.2.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.

9.3.           Remedies.  In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to Section 9.1, the Administrative Agent on behalf of the Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof.  No remedy herein conferred upon the Administrative Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.  Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Administrative Agent may exercise any remedies arising by reason of a Default or Event of Default.  If the Borrower or a Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, the Administrative Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by the Administrative Agent in connection therewith, shall be payable by the Borrower and/or the Guarantors upon demand and shall constitute a part of the Obligations.  In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower and the Guarantors shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

9.4.           Distribution of Collateral Proceeds.  In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of the Borrower or Guarantors, such monies shall be distributed for application as follows:

(a)           First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Administrative Agent to protect or preserve the Collateral or in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any Taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent or the Lenders to such monies (but excluding the Administrative Agent's fee payable pursuant to Section 2.15, which is covered by clause (b) below);

(b)           Second, to all other Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that: (i) Swingline Loans shall be repaid first; (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, the Administrative Agent’s fee payable pursuant to Section 2.15; (iii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by Section 2.11; (iv) any amounts applied pursuant to Section 9.5 shall be first applied to the Obligations owing to the Revolving Credit Lenders and then to the Term Loan Lenders; and (v) except as otherwise provided in clauses (iii) and (iv) above, and notwithstanding any determination of the Required Lenders to the contrary, Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses (but excluding the Swing Loans) shall be made among the Lenders and Lender Hedge Providers, pro rata, and as between Revolving Credit Loans and Term Loans shall be made pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable, so long as such allowance is consistent with the requirements of clause (v) of this sentence; and

(c)           Third, to the payment of the Hedge Obligations, if any; and

(d)           Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

9.5.           Collateral Account.

(a)          As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, Swing Loans and the other Obligations and Hedge Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below).  The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities or Swing Loans until applied by the Administrative Agent as provided herein.  Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section 9.5.

(b)          Amounts on deposit in the Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in the exercise of its commercially reasonable discretion.  All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Lenders.  The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c)          If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Administrative Agent to use the monies deposited in the Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.  If a Swing Loan is not refinanced as a Base Rate Loan as provided in Section 2.3 above, then the Administrative Agent is authorized to use monies deposited in the Collateral Account to make payment to the Swing Loan Lender with respect to any participation not funded by a Defaulting Lender.

(d)          If an Event of Default exists, the Required Lenders may, in their discretion, at any time and from time to time, instruct the Administrative Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations and Hedge Obligations in accordance with Section 9.4.

(e)          So long as no Default or Event of Default exists, and to the extent amounts on deposit in the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing and the pro rata share of any Letter of Credit Obligations and Swing Loans of any Defaulting Lender after giving effect to Section 2.11(c), the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within five (5) Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of the Letter of Credit Liabilities and Swing Loans at such time.

(f)          The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Collateral Account and investments and reinvestments of funds therein. The Borrower authorizes the Administrative Agent to file such financing statements as the Administrative Agent may reasonably require in order to perfect the Administrative Agent’s security interest on behalf of the Lenders in the Collateral Account, and the Borrower shall promptly upon demand execute and deliver to the Administrative Agent such other documents as the Administrative Agent may reasonably request to evidence its security interest on behalf of the Lenders in the Collateral Account.

9.6.           Preservation of Rights.  No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

9.7.           Insolvency of the Borrower.  In the event of the occurrence of any Event of Default under Section 8.7(a), (b) or (c) with respect to the Borrower, the Lenders shall have no obligation to make further disbursements of the Facility, and the Outstanding principal balance of the Facility, including accrued and unpaid interest thereon, shall be immediately due and payable.

ARTICLE X.

GENERAL PROVISIONS

10.1.           Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

10.2.           Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3.           Intentionally Omitted.

10.4.           Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.5.           Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.

10.6.           Several Obligations; Benefits of the Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  The Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to the Agreement and their respective successors and assigns.

10.7.           Expenses; Indemnification.  The Borrower shall reimburse the Administrative Agent for any reasonable and documented costs, and out-of-pocket expenses (including, without limitation, all reasonable and documented fees for consultants and fees and reasonable expenses for attorneys for the Administrative Agent, all costs of Appraisals and all costs incurred in connection with any electronic information dissemination system utilized by the Administrative Agent) paid or incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration of, and any amendment of, or supplement or modification of, any of the Loan Documents and the consummation of the transactions contemplated hereby and thereby; provided, that any such legal fees and expenses shall be limited to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent, the Issuing Lender and the Lenders, taken as a whole (and if necessary, one local counsel in any relevant material jurisdiction to such Persons, taken as a whole).  The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any reasonable costs and out-of-pocket expenses (including, without limitation, all fees and reasonable expenses for attorneys for the Administrative Agent and the Lenders) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout; provided, that any such legal fees and expenses shall be limited to the actual reasonable out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent, the Issuing Lender and the Lenders, taken as a whole (and  (i) if necessary, one local counsel in any relevant material jurisdiction to such Persons, taken as a whole and (ii) if reasonably determined by the Administrative Agent to be needed due to differences between the Administrative Agent and the Lenders, one additional outside law firm retained to act as special counsel to the Lenders).  The Borrower further agrees to indemnify the Administrative Agent, each Lender and their Affiliates, and their respective directors, officers, employees and agents (the “indemnified parties”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable and documented fees and reasonable documented expenses for attorneys of the indemnified parties, all reasonable expenses of litigation or preparation therefor whether or not the Administrative Agent, any Lender or any such indemnified party is a party thereto and regardless of whether such litigation is brought by the Borrower or a third party) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the Projects, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder; provided, that any such legal fees and expenses shall be limited to the actual reasonable out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent, the Issuing Lender and the Lenders, taken as a whole (and (i) if necessary, one local counsel in any relevant material jurisdiction to such Persons, taken as a whole) and (ii) if reasonably determined by the Administrative Agent to be needed due to differences between the Administrative Agent and the Lenders, one additional outside law firm retained to act as special counsel to the Lenders); and provided, further, that the Borrower shall not be obligated under this Section 10.7 to indemnify any Person for liabilities arising solely from such Person’s own gross negligence, bad faith or willful misconduct or material breach of its express obligations under this Agreement or any other Loan Document as determined by a court of competent jurisdiction in a final, non-appealable judgment.  To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any of the foregoing indemnified parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.  The obligations of the Borrower under this Section shall survive the termination of this Agreement.

10.8.           Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

10.9.           Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

10.10.                   Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.11.                   No Advisory or Fiduciary Responsibility.  The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party, or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty to the Borrower or any other Loan Party in connection with any aspect of any transaction contemplated hereby.  Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

10.12.                   Choice of Law.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

10.13.                   Consent to Jurisdiction.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

10.14.                   Waiver of Jury Trial.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE XI.

THE ADMINISTRATIVE AGENT

11.1.           Appointment.  KeyBank National Association, is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the agent of such Lender.  The Administrative Agent agrees to act as such upon the express conditions contained in this Article X.  Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan

Documents.  In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

11.2.           Powers.  The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

11.3.           General Immunity.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for (i) any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct; or (ii) any determination by the Administrative Agent that compliance with any law or any governmental or quasi-governmental rule, regulation, order, policy, guideline or directive (whether or not having the force of law) requires the Advances and Commitments hereunder to be classified as being part of a “highly leveraged transaction”.

11.4.           No Responsibility for Loans, Recitals, etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (v) the value, sufficiency, creation, perfection, or priority of any interest in any collateral security; or (vi) the financial condition of the Borrower or any Guarantor.  Except as otherwise specifically provided herein, the Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as the Administrative Agent or in its individual capacity).

11.5.           Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the required percentage of the Lenders needed to take such action or refrain from taking such action, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of the Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

11.6.           Employment of Agents and Counsel.  The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

11.7.           Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

11.8.           Administrative Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by the Borrower and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms thereof or of any such other documents, except to the extent the Administrative Agent is being indemnified by the Borrower for such matters, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or a breach of the Administrative Agent’s express obligations and undertakings to the Lenders. The obligations of the Lenders and the Administrative Agent under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

11.9.           Rights as a Lender.  In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

11.10.                   Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and the other Loan Documents.

11.11.                   Successor Administrative Agent.  Except as otherwise provided below, KeyBank National Association shall at all times serve as the Administrative Agent during the term of this Facility.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent.  If the Administrative Agent has been grossly negligent in the performance of its obligations hereunder, the Administrative Agent may be removed at any time by written notice received by the Administrative Agent from the Borrower and the other Lenders holding in the aggregate at least two-thirds of that portion of the Aggregate Commitment not held by the Administrative Agent or its affiliates, such removal to be effective on the date specified by the Borrower and such other Lenders.  Upon any such resignation or removal, such other Lenders shall appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by such other Lenders within thirty (30) days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent shall appoint, with the consent of the Borrower, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment.  Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent.  Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

11.12.                   Notice of Defaults.  If a Lender becomes aware of a Default or Event of Default, such Lender shall notify the Administrative Agent of such fact provided that the failure to give such notice shall not create liability on the part of a Lender.  Upon receipt of such notice that a Default or Event of Default has occurred, the Administrative Agent shall promptly notify each of the Lenders of such fact.

11.13.                   Requests for Approval.  If the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten (10) Business Days (or sooner if such notice specifies a shorter period for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response) after such written request from the Administrative Agent. If the Lender does not so respond to a request within such required response time, the Administrative Agent may send a second notice to that Lender and if such Lender shall fail to respond to such second notice within a period of five (5) Business Days, such Lender shall be deemed to have approved the request.

11.14.                   Request for Administrative Agent Action.  The Administrative Agent and the Lenders acknowledge that in the ordinary course of business of the Borrower, (a) the Borrower and Guarantors will enter into leases or rental agreements covering Mortgage Properties that may require the execution of a subordination, attornment and non-disturbance agreement in favor of the tenant thereunder, (b) a Mortgage Property may be subject to a Taking, (c) the Borrower or a Subsidiary Guarantor may desire to record a subdivision plat, enter into REAs, lot line adjustments, easements or other agreements affecting the Mortgage Properties, or take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of the Administrative Agent.  In connection with the foregoing, the Lenders hereby expressly authorize the Administrative Agent to (w) execute and deliver to the Borrower and the Guarantors subordination, attornment and non-disturbance agreements with any tenant under a Lease substantially in the form of Exhibit N hereto or otherwise upon such terms as the Administrative Agent in its good faith judgment determines are appropriate (the Administrative Agent in the exercise of its good faith judgment may agree to allow some or all of the casualty, condemnation, restoration or other provisions of the applicable Lease to control over the applicable provisions of the Loan Documents), (x) execute releases of liens in connection with any Taking, (y) execute consents or subordinations in form and substance reasonably satisfactory to the Administrative Agent in connection with any Leases, easements or agreements affecting the Mortgage Property, or (z) execute consents, approvals, subordinations or other agreements in form and substance reasonably satisfactory to the Administrative Agent in connection with such other actions or agreements as may be necessary in the ordinary course of the Borrower’s business.

11.15.                   Additional Agents.  The Co-Syndication Agents and the Arrangers designated on the cover of the Agreement shall not have any rights or obligations under the Loan Documents as a result of such designation or of any actions undertaken in such capacity, such party having only those rights or obligations arising hereunder in their capacities as a Lender.

ARTICLE XII.

SETOFF; RATABLE PAYMENTS

12.1.           Setoff.  Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, to the extent permitted by applicable law, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Guarantors and any securities or other property of the Borrower or the Guarantors in the possession of such Lender may, without notice to the Borrower or any Guarantor (any such notice being expressly waived by the Borrower and the Guarantors) but with the prior written approval of the Required Lenders, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Guarantors to such Lender under the Loan Documents.  Each of the Lenders agrees with each other Lender that if such Lender shall receive from the Borrower or Guarantors, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swingline Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.  In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

12.2.           Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments of Swingline Loans and payments received pursuant to Sections 3.1, 3.5, 3.6 or 3.8) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XIII.

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1.           Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 13.3.  The parties to the Agreement acknowledge that clause (ii) of this Section 13.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under the Agreement and any Note to a Federal Reserve Bank or other central banking authority or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under the Agreement and any Note to its trustee in support of its obligations to its trustee, provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3.  The Administrative Agent and the Borrower may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent and the Borrower may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

13.2.           Participations.

(1)           Permitted Participants; Effect.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, pension funds, or any other funds or entities (other than Disqualified Institutions, unless at such time a Disqualified Institutions Unblock Event has occurred and is continuing) (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(2)           Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than those amendments, modifications or waivers with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all the Lenders pursuant to the terms of clauses (a), (b) or (e) of Section 9.2 hereof.

(3)           Benefit of Setoff.  Each Lender shall retain the right of setoff provided in Section 13.1 and shall not be permitted to share such right with any Participant.

(4)           Register.  Each Lender that sells a participation interest shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such interest or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

13.3.           Assignments.

(a)           Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more banks or other entities, excluding natural persons (such permitted assignees hereinafter referred to as “Purchasers”) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Administrative Agent, the Issuing Lender and, so long as no Event of Default exists hereunder, the Borrower shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld, conditioned or delayed, and if the Borrower does not respond to any such request for consent within ten (10) Business Days, the Borrower shall be deemed to have consented (provided that such consent shall not be required for any assignment to another Lender, to a Related Fund, to an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Commitment in the event an interest in the Revolving Credit Loans is assigned, or of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan Commitment in the event an interest in the Term Loans is assigned, (c) the parties to such assignment shall execute and deliver to the Administrative Agent, for recording in the register of Lenders' interests maintained by the Administrative Agent, an Assignment and Acceptance Agreement in the form of Exhibit J annexed hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to (i) any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, the Borrower or Guarantors, (ii) except at such time as an Disqualified Institutions Unblock Event has occurred and is continuing, a Disqualified Institution, or (iii) a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) such assignee of a portion of the Revolving Credit Loans shall have a net worth or unfunded commitment as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by the Administrative Agent, such approval not to be unreasonably withheld, delayed or conditioned, and, so long as no Event of Default exists hereunder, the Borrower), (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Administrative Agent, and so long as no Event of Default exists hereunder, the Borrower, (g) such assignee shall be subject to the terms of any intercreditor agreement among the Lenders and the Administrative Agent, and (h) if such assignment is less than the assigning Lender’s entire Commitment, the assigning Lender shall retain a Commitment of not less than $5,000,000.00. The entries in such register of Lenders' interests maintained by the Administrative Agent shall be conclusive absent manifest error, and the Administrative Agent shall treat each Person whose name is recorded in the such register (other than a Disqualified Institution, except at such time as an Disqualified Institutions Unblock Event has occurred and is continuing) as the owner of such interest in the Loan Documents for all purposes of this Agreement notwithstanding any notice to the contrary. The Administrative Agent agrees to provide to any Lender from time to time upon request a list of the then-current Disqualified Institutions. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Administrative Agent of the registration fee referred to in Section 13.3(b), be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Administrative Agent may unilaterally amend Schedule 1.1 to reflect such assignment.  In connection with each assignment, the assignee shall represent and warrant to the Administrative Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and the Guarantors and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender.  In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b)           Effect; Effective Date.  Upon (i) delivery to the Administrative Agent and the Borrower of a notice of assignment, substantially in the form attached as Exhibit “I” to Exhibit J hereto (a “Notice of Assignment”), together with any consents required by Section 13.3(a), and (ii) payment of a $3,500 fee by the assignor or assignee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender shall automatically be released on the effective date of such assignment, with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3(b), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

13.4.           Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, subject in each case to the confidentiality provisions of Section 13.6.

13.5.           Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.1.

13.6.           Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and advisors, including accountants and legal counsel on a need-to-know basis in connection with this Agreement and the other Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Obligations or the enforcement of rights under the Loan Documents, (f) subject to receipt of a written agreement from such Person containing provisions substantially the same as those of this Section, to (i) any Transferee or prospective Transferee of any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Parent or the Borrower or their respective obligations (in each case under clause (i) or (ii) other than to Disqualified Institutions, unless at such time a Disqualified Institutions Unblock Event has occurred and is continuing), (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency, (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (i) with the written consent of the Borrower, (j) to the Parent or any of its Subsidiaries, or (k) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the date hereof, such Information either consists of financial statements or operating statements, rent rolls or tenant summaries for Projects or is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

13.7.           Mandatory Assignment.  In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request is approved by the Administrative Agent, but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Administrative Agent and the Non-Consenting Lender, to elect to cause the Non-Consenting Lender to transfer its Commitment.  The Administrative Agent shall promptly notify the remaining Lenders that each of such Lenders which will approve such amendment, modification or waiver shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Administrative Agent).  In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Administrative Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment.  Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, which termination shall become automatically effective without signature or consent of the Non-Consenting Lender.  The Non-Consenting Lender shall promptly deliver any and all documents reasonably requested by the Administrative Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement in substantially the form attached hereto as Exhibit J and such Non-Consenting Lender’s original Notes.  The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to Section 3.8 which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).

ARTICLE XIV.

NOTICES

14.1.           Giving Notice.  All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile (if confirmed in writing as provided below), or by email (if confirmed in writing as provided below) and addressed or delivered to such party at its address set forth on Schedule 1.1 attached hereto its signature hereto or at such other address (or to counsel for such party) as may be designated by such party in a notice to the other parties.  Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received and any notice, if transmitted by email or facsimile, shall be deemed given when transmitted (provided a copy of such notice is also sent by overnight delivery service which is scheduled for delivery no later than the first Business Day after the date of such email or facsimile).

14.2.           Change of Address.  The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XV.

PATRIOT ACT

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.  The Borrower agrees to cooperate with each Lender and provide true, accurate and complete information to such Lender in response to any such request.

ARTICLE XVI.

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by email or telephone, that it has taken such action.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

ROUSE PROPERTIES, L.P., a Delaware limited
partnership

By:	Rouse GP, LLC, a Delaware limited liability company, its General Partner

By: /s/ John A. Wain
Name: John A. Wain
Title:  Chief Financial Officer

Rouse Properties, Inc.
c/o Rouse Properties, L.P.
1114 Avenue of The Americas, Suite 2800
New York, NY 10036
Attn: General Counsel
Facsimile No: 212- 575-1386

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION, individually and
as the Administrative Agent

By: /s/ Sara Smith
Name: Sara Smith
Title: Assistant Vice President

BANK OF AMERICA, N.A.,
individually and as Co-Syndication Agent

By: /s/ Asad A. Rafiq
Name:  Asad A. Rafiq
Title: Vice President

ROYAL BANK OF CANADA,
individually and as Co-Syndication Agent

By: /s/ Brian Gross
Name:  Brian Gross
Title: Authorized Signatory

BARCLAYS BANK PLC

By: /s/ Noam Azachi
Name: Noam Azachi
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,
a national banking association, individually and as Co-
Documentation Agent

By: /s/ Dennis J. Redpath
Name:  Dennis J. Redpath
Title: Senior Vice President

FIFTH THIRD BANK,
an Ohio Banking Corporation

By: /s/ Casey Gehrig
Name:  Casey Gehrig
Title:  Vice President

RBS CITIZENS, N.A.

By: /s/ Jonathan Hirshey
Name: Jonathan Hirshey
Title: Senior Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By: /s/ Bill O’Daly
Name: Bill O’Daly
Title: Authorized Signatory

By: /s/ Ryan Long
Name: Ryan Long
Title: Authorized Signatory

EXHIBIT A

LIST OF INITIAL MORTGAGE PROPERTIES

Shopping Centers

Name, Address and County	Record Owner	Description of Improvements
4350 24th Avenue, Fort Gratiot, MI, St. Clair County	BIRCHWOOD MALL, LLC	Shopping Center
1300 N. Main Street, Logan, UT, Cache County	CACHE VALLEY, LLC	Shopping Center
555 Broadway, Chula Vista, CA, San Diego County	CHULA VISTA CENTER, LP	Shopping Center
3575 Maple Avenue, Zanesville, OH, Muskingum County	COLONY SQUARE MALL L.L.C.	Shopping Center
3000 Gateway Street, Springfield, OR, Lane County	GGP-GATEWAY MALL L.L.C.	Shopping Center
5330 W. Saginaw Highway, Lansing, MI, Eaton County	LANSING MALL, LLC	Shopping Center
1133 St. Vincent Avenue, Shreveport, LA, Caddo Parish	MALL ST. VINCENT, LLC	Shopping Center
2809 North Prince, Clovis, NM, Curry County	NORTH PLAINS MALL, LLC	Shopping Center
2200 El Mercado Loop, Sierra Vista, AZ, Cochise County	SIERRA VISTA MALL, LLC	Shopping Center
200 West Hanley Avenue, Coeur d’ Alene, ID, Kootenai County	SILVER LAKE MALL, LLC	Shopping Center
1072 Spring Hill Mall, West Dundee, IL, Kane County	SPRING HILL MALL L.L.C.	Shopping Center
351 Three Rivers Drive, Kelso, WA 98626, Kelso County	THREE RIVERS MALL L.L.C.	Shopping Center
1850 W. Michigan Avenue, Jackson, MI, Jackson County	WESTWOOD MALL, LLC	Shopping Center

A-1

2441 Foothill Boulevard, Rock Springs, WY, Sweetwater County	WHITE MOUNTAIN MALL, LLC	Shopping Center

Outparcels

Name, Address and County	Record Owner	Description of Improvements
5330 W. Saginaw Highway, Lansing, MI, Eaton County	LANSING ANCHOR ACQUISITION, LLC	Anchor Parcel
1072 Spring Hill Mall, West Dundee, IL, Kane County	SPRING HILL ANCHOR ACQUISITION, LLC	Anchor Parcel

A-2

EXHIBIT B-1

FORM OF REVOLVING CREDIT NOTE

_____________, 20__

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to ________________ __________________ (“Payee”), or order, in accordance with the terms of that certain Credit Agreement, dated as of ___________, 2013, as from time to time in effect, among the Maker, KeyBank National Association, for itself and as the Administrative Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the aggregate principal sum  of all amounts as may be advanced by the Payee under the Credit Agreement as a Revolving Credit Loan, with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Administrative Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as the Administrative Agent may designate from time to time.

This Note is one of one or more Revolving Credit Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all

B-1-1

other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

B-1-2

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

ROUSE PROPERTIES, L.P., a Delaware limited partnership

By:	Rouse GP, LLC, a Delaware limited liability company, its General Partner

By:
Name:
Title:

B-1-3

EXHIBIT B-2

FORM OF TERM LOAN NOTE

_____________, 20__

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to ________________ __________________ (“Payee”), or order, in accordance with the terms of that certain Credit Agreement, dated as of ___________, 2013, as from time to time in effect, among the Maker, KeyBank National Association, for itself and as the Administrative Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Term Loans Maturity Date, the aggregate principal sum of all amounts as may be advanced by the Payee under the Credit Agreement as a Term Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Administrative Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as the Administrative Agent may designate from time to time.

This Note is one of one or more Term Loan Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Term Loans Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit

B-2-1

Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

B-2-2

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

ROUSE PROPERTIES, L.P., a Delaware limited partnership

By:	Rouse GP, LLC, a Delaware limited liability company, its General Partner

By:
Name:
Title:

B-2-3

EXHIBIT B-3

FORM OF SWINGLINE NOTE

_____________, 20__

FOR VALUE RECEIVED, the undersigned (“Maker”) hereby promises to pay to KEYBANK NATIONAL ASSOCIATION (“Payee”), or order, in accordance with the terms of that certain Credit Agreement, dated as of ___________, 2013, as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as the Administrative Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of  such amounts as may be advanced by the Payee under the Credit Agreement as a Swing Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Administrative Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as the Administrative Agent may designate from time to time.

This Note is a Swing Loan Note evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

B-3-1

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

ROUSE PROPERTIES, L.P., a Delaware limited partnership

By:	Rouse GP, LLC, a Delaware limited liability company, its General Partner

By:
Name:
Title:

B-3-2

EXHIBIT C

UNCONDITIONAL GUARANTY OF PAYMENT AND PERFORMANCE

FOR AND IN CONSIDERATION OF the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration paid or delivered to the undersigned ENTITIES LISTED ON THE SIGNATURE PAGES HEREOF AS “GUARANTORS” (the “Initial Guarantors”) and EACH ADDITIONAL SUBSIDIARY GUARANTOR (AS DEFINED IN THE CREDIT AGREEMENT (HEREINAFTER DEFINED)) THAT MAY HEREAFTER BECOME A PARTY TO THIS AGREEMENT (Initial Guarantors and such Additional Subsidiary Guarantors are sometimes hereinafter referred to individually as a “Guarantor” and collectively as “Guarantors”), the receipt and sufficiency whereof are hereby acknowledged by Guarantors, and for the purpose of seeking to induce KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”) and each of the other financial entities as Lenders under the “Credit Agreement” (as hereinafter defined, the “Lenders”, any Lender acting as the Issuing Lender and the Swing Loan Lender) and KeyBank, acting as administrative agent for all of the Lenders (the “Agent”), to extend credit or otherwise provide financial accommodations to ROUSE PROPERTIES, L.P., a Delaware limited partnership (“Borrower”), under the Credit Agreement, and seeking to induce the Lender Hedge Providers to provide financial accommodations by entering into derivative contracts that may give rise to Hedge Obligations, which extension of credit and provision of financial accommodations will be to the direct interest, advantage and benefit of Guarantors, Guarantors do hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantee to the Lenders, the Agent and the Lender Hedge Providers the complete payment and performance of the following liabilities, obligations and indebtedness of Borrower and the Guarantors to the Lenders, the Agent and Lender Hedge Providers (hereinafter referred to collectively as the “Obligations”) (capitalized terms that are used herein that are not otherwise defined herein shall have the meanings set forth in the Credit Agreement):

16.1.           the full and prompt payment when due, whether by acceleration or otherwise, either before or after maturity thereof, of all the Obligations, including, without limitation any additional Loans made as a result of any increase in commitments pursuant to Section 2.8 of the Credit Agreement, together with interest thereon; and

16.2.           the full and prompt payment and performance of any and all other obligations of Borrower to the Agent and the Lenders under the terms of the Credit Agreement, together with any replacements, supplements, renewals, modifications, consolidations, restatements, and extensions thereof; and

16.3.           the full and prompt payment and performance of any “Hedge Obligations” (as defined in the Credit Agreement); and

16.4.           the full and prompt payment and performance when due of any and all obligations of Borrower and any Guarantor to the Agent and the Lenders under this Guaranty and the Security Documents, together with any replacements, supplements, renewals, modifications, consolidations, restatements and extensions thereof; and

16.5.           the full and prompt payment and performance when due of any and all obligations of Borrower to Issuing Lender under the terms of the Credit Agreement, together with any replacements, supplements, renewals, modifications, consolidations, restatements and extensions thereof; and

16.6.           the full and prompt payment and performance of any and all other obligations of Borrower to the Agent and the Lenders under any other agreements, documents or instruments now or hereafter evidencing, securing or otherwise relating to the indebtedness evidenced by the Credit Agreement (the Credit Agreement, the Security Documents and said other agreements, documents and instruments are hereinafter collectively referred to as the “Loan Documents” and individually referred to as a “Loan Document”).  Without limiting the generality of the foregoing, Guarantors acknowledge the terms of Section 2.8 of the Credit Agreement pursuant to which the Total Commitment under the Credit Agreement may be increased to up to $760,000,000.00 and agree that this Unconditional Guaranty of Payment and Performance (this “Guaranty”) shall extend and be applicable to each additional Loan made to Borrower in connection with any such increase of the Total Commitment and all other obligations of Borrower under the Loan Documents as a result of such increase without notice to or consent from Guarantors, or any of them.

Notwithstanding anything to the contrary contained herein, under no circumstances shall any of the “Obligations” guaranteed hereby by a Guarantor include any obligation that constitutes an Excluded Hedge Obligation of such Guarantor.

Agreement to Pay and Perform; Costs of Collection.  Each Guarantor does hereby agree that following and during the continuance of an Event of Default under the Loan Documents if the Obligations or any other obligations of Borrower or any other Guarantor under the Loan Documents are not paid or performed by Borrower or the other Guarantors in accordance with their terms, such Guarantor, will promptly following written demand make such payments and perform such obligations.  Guarantors further agree to reimburse the Agent and the Lenders on demand any and all reasonable costs and out-of-pocket expenses (including, without limitation, all fees and reasonable expenses for attorneys for the Agent and the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and the endeavor to collect the Obligations guaranteed hereby, to enforce any of the Obligations of Borrower guaranteed hereby, or any portion thereof, or to enforce this Guaranty; provided, that any such legal fees and expenses shall be limited to the actual reasonable out-of-pocket fees, disbursements and other charges of one counsel to the Agent and the Lenders, taken as a whole (and (i) if necessary, one local counsel in any relevant material jurisdiction to such Persons, taken as a whole and (ii) if reasonably determined by the Agent to be needed due to differences between the Agent and the Lenders, one additional outside law firm retained to act as special counsel to the Lenders).

ARTICLE XVII.Reinstatement of Refunded Payments.  If, for any reason, any payment to the Agent of any of the Obligations guaranteed hereunder is required to be refunded, rescinded or returned by the Agent to Borrower, or paid or turned over to any other Person, including, without limitation, by reason of the operation of bankruptcy, reorganization, receivership or insolvency laws or similar laws of general application relating to creditors’ rights and remedies now or hereafter enacted, Guarantors agree to pay to the Agent promptly upon written request an amount equal to the amount so required to be returned, refunded, paid or turned over (the “Turnover Payment”), the obligations of Guarantors shall not be treated as having been discharged by the original payment to Lender giving rise to the Turnover Payment, and this Guaranty shall be treated as having remained in full force and effect for any such Turnover Payment so made by the Agent, as well as for any amounts not theretofore paid to the Agent on account of such obligations.

ARTICLE XVIII.Rights of Agent to Deal with Collateral, Borrower and Other Persons.  Each Guarantor hereby consents and agrees that the Agent may at any time, and from time to time, without thereby releasing any Guarantor from any liability hereunder and without notice to or further consent from any other Guarantor or any other Person or entity, either with or without consideration:  release or surrender any lien or other security of any kind or nature whatsoever held by it or by any Person, firm or corporation on its behalf or for its account, securing any indebtedness or liability hereby guaranteed; substitute for any collateral so held by it, other collateral of like kind, or of any kind; modify the terms of the Loans, the Credit Agreement or the other Loan Documents; extend or renew any Loan for any period; grant releases, compromises and indulgences with respect to the Loans or the other Loan Documents and to any Persons or entities now or hereafter liable thereunder or hereunder; release any other guarantor (including any Guarantor), surety, endorser or accommodation party with respect to any Loan, the Security Documents or any other Loan Documents; or take or fail to take any action of any type whatsoever.  No such action which the Agent shall take or fail to take in connection with the Loans, the Credit Agreement or the other Loan Documents, or any of them, or any security for the payment of the indebtedness of Borrower to the Agent or the Lenders or for the performance of any obligations or undertakings of Borrower or any Guarantor, nor any course of dealing with Borrower or any other Person, shall release any Guarantor’s obligations hereunder, affect this Guaranty in any way or afford any Guarantor any recourse against the Agent or the Lenders.  The provisions of this Guaranty shall extend and be applicable to all replacements, supplements, renewals, amendments, extensions, consolidations, restatements and modifications of the Loans, the Credit Agreement and the other Loan Documents, and any and all references herein to the Loans, the Credit Agreement and the other Loan Documents shall be deemed to include any such replacements, supplements, renewals, extensions, amendments, consolidations, restatements or modifications thereof.  Without limiting the generality of the foregoing, Guarantors acknowledge the terms of Section 2.8 and Section 13.3 of the Credit Agreement and agree that this Guaranty shall extend and be applicable to each additional Loan made to the Borrower pursuant to Section 2.8 of the Credit Agreement and each new or replacement note delivered by Borrower pursuant to Section 13.3 of the Credit Agreement without notice to or further consent from Guarantors, or any of them.

ARTICLE XIX.No Contest with Lender; Subordination.  So long as any of the Obligations hereby guaranteed remain unpaid or undischarged or any Lender has any obligation to make Loans or issue Letters of Credit, Guarantors will not, by paying any sum recoverable hereunder (whether or not demanded by the Agent) or by any means or on any other ground, claim any set-off or counterclaim against Borrower in respect of any liability of any Guarantor to Borrower or be entitled to have the benefit of any security for any of the Obligations hereby guaranteed which, now or hereafter, Lender may hold or in which it may have any share.  Each Guarantor hereby expressly subordinates any right of contribution or reimbursement from or indemnity against Borrower, any other Guarantor or any other Person, whether at law or in equity, arising from any payments made by such Guarantor pursuant to the terms of this Guaranty, and each Guarantor acknowledges that such Guarantor has no right whatsoever to proceed against Borrower, any other Guarantor or any other Person for reimbursement of any such payments except for those rights of each Guarantor under the Contribution Agreement until the Obligations have been indefeasibly paid in full (in lawful money of the United States of America) and discharged (other than contingent obligations which expressly survive the termination of the Loan Documents), all Letters of Credit are returned undrawn and the Credit Agreement and financing arrangements evidenced and governed by the Credit Agreement have been terminated (the date such events occur being hereinafter referred to as the “Discharge Date”); provided, however, each Guarantor agrees not to pursue or enforce any of its rights under the Contribution Agreement or otherwise and each Guarantor agrees not to make or receive any payment on account of such rights under the Contribution Agreement or otherwise prior to the Discharge Date.  In the event any Guarantor shall receive any payment under or on account of such rights whether under the Contribution Agreement or otherwise while any of the Obligations are outstanding, it shall hold such payment as trustee for the Agent and the Lenders and be paid over to the Agent on account of the indebtedness of Borrower to the Agent and the Lenders but without reducing or affecting in any manner the liability of Guarantors under the other provisions of this Guaranty except to the extent the principal amount or other portion of such indebtedness shall have been reduced by such payment.  In connection with the foregoing, Guarantors expressly subordinate until the Discharge Date any and all rights of subrogation to the Agent against Borrower, any other Guarantor or any other Person, and Guarantors hereby subordinate until the Discharge Date any rights to enforce any remedy which the Agent may have against Borrower, any other Guarantor or any other Person, and any rights to participate in any collateral for Borrower’s obligations under the Loan Documents.  Guarantors hereby subordinate any and all indebtedness of Borrower, any other Guarantor or any other obligor, now or hereafter owed to any Guarantor to all indebtedness of Borrower, any other Guarantor or any other obligor to the Agent and the Lenders, and agree with the Agent that prior to the Discharge Date, (a) Guarantors shall not claim any offset or other reduction of Guarantors’ obligations hereunder to the Agent or any Lender because of any such indebtedness, and (b) Guarantors shall not take any action to obtain any interest in any of the security described in and encumbered by the Loan Documents because of any such indebtedness.

ARTICLE XX. Waiver of Defenses.  Each Guarantor hereby agrees that its obligations hereunder shall not be affected or impaired by, and hereby waive and agree not to assert or take advantage of any defense based on:

20.1.           (i) any change in the amount, interest rate or due date or other term of any of the obligations hereby guaranteed, (ii) any change in the time, place or manner of payment of all or any portion of the obligations hereby guaranteed, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any obligations hereby guaranteed, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the obligations hereby guaranteed or any other instrument or agreement referred to therein or evidencing any obligations hereby guaranteed or any assignment or transfer of any of the foregoing, in each case other than payment in full of the Obligations;

20.2.           any subordination of the payment of the obligations hereby guaranteed to the payment of any other liability of Borrower or any other Person;

20.3.           any act or failure to act by Borrower or any other Person which may adversely affect any Guarantor’s subrogation rights, if any, against Borrower or any other Person to recover payments made under this Guaranty;

20.4.           any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the obligations hereby guaranteed;

20.5.           any application of sums paid by Borrower or any other Person with respect to the liabilities of Borrower, regardless of what liabilities of the Borrower remain unpaid;

20.6.           any defense of Borrower, including without limitation, the invalidity, illegality or unenforceability of any of the Obligations, other than payment in full of the Obligations;

20.7.           either with or without notice to Guarantors, any renewal, extension, modification, amendment or other changes in the Obligations, including but not limited to any material alteration of the terms of payment or performance of the Obligations;

20.8.           any statute of limitations in any action hereunder or for the collection of the Obligations or for the payment or performance of any obligation hereby guaranteed;

20.9.           the incapacity, lack of authority, death or disability of Borrower, any other Guarantor or any other Person or entity, or the failure of Lender to file or enforce a claim against the estate (either in administration, bankruptcy or in any other proceeding) of Borrower or any other Guarantor or any other Person or entity;

20.10.                      the dissolution or termination of existence of Borrower, any other Guarantor or any other Person or entity;

20.11.                      the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of Borrower or any other Guarantor or any other Person or entity;

20.12.                      the voluntary or involuntary receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, assignment, composition, or readjustment of, or any similar proceeding affecting, Borrower or any other Guarantor or any other Person or entity, or any of Borrower’s or any other Guarantor’s or any other Person’s or entity’s properties or assets;

20.13.                      the damage, destruction, condemnation, foreclosure or surrender of all or any part of the Collateral or any of the improvements located thereon;

20.14.                      the failure of the Agent to give notice of the existence, creation or incurring of any new or additional indebtedness or obligation of Borrower or of any action or nonaction on the part of any other Person whomsoever in connection with any obligation hereby guaranteed;

20.15.                      any failure or delay of the Agent to commence an action against Borrower or any other Person, to assert or enforce any remedies against Borrower under the Credit Agreement  or the other Loan Documents, or to realize upon any security;

20.16.                      any failure of any duty on the part of the Agent to disclose to any Guarantor any facts it may now or hereafter know regarding Borrower (including, without limitation Borrower’s financial condition), any other Person, the Collateral, or any other assets or liabilities of such Persons, whether such facts materially increase the risk to Guarantors or not (it being agreed that each Guarantor assumes responsibility for being informed with respect to such information);

20.17.                      failure to accept or give notice of acceptance of this Guaranty by the Agent;

20.18.                      failure to make or give notice of presentment and demand for payment of any of the indebtedness or performance of any of the obligations hereby guaranteed;

20.19.                      failure to make or give protest and notice of dishonor or of default to any Guarantor or to any other Person with respect to the indebtedness or performance of obligations hereby guaranteed;

20.20.                      any and all other notices whatsoever to which any Guarantor might otherwise be entitled;

20.21.                      any lack of diligence by the Agent in collection, protection or realization upon any collateral securing the payment of the indebtedness or performance of obligations hereby guaranteed;

20.22.                      the invalidity or unenforceability of the Obligations, or any of the Loan Documents, or any assignment or transfer of the foregoing;

20.23.                      the compromise, settlement, release or termination of any or all of the obligations of Borrower under the Credit Agreement or the other Loan Documents or the Hedge Obligations;

20.24.                      any transfer by Borrower or any other Person of all or any part of the security encumbered by the Loan Documents;

20.25.                      the failure of the Agent to perfect any security or to extend or renew the perfection of any security; or

20.26.                      to the fullest extent permitted by law, any other legal, equitable or surety defenses whatsoever to which such Guarantor might otherwise be entitled, it being the intention that the obligations of such Guarantor hereunder are absolute, unconditional and irrevocable.

Each Guarantor understands that the exercise by the Agent of certain rights and remedies may affect such Guarantor’s right of subrogation, indemnification, reimbursement and/or contribution against the Borrower or the other Guarantors and that such Guarantor may therefore incur partially or totally nonreimbursable liability hereunder.  Nevertheless, Guarantors hereby authorize and empower the Agent, its successors, endorsees and assigns, to exercise in its sole discretion, any rights and remedies, or any combination thereof, which may then be available, it being the purpose and intent of Guarantors that the obligations hereunder shall be absolute, continuing, independent and unconditional under any and all circumstances.  Notwithstanding any other provision of this Guaranty to the contrary, each Guarantor hereby subordinates until the Discharge Date any claim or other rights which such Guarantor may now have or hereafter acquire against Borrower, or any other Guarantor or other Person against all or any of the obligations of Guarantors hereunder that arise from the existence or performance of such Guarantor’s obligations under this Guaranty or any of the other Loan Documents, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification, any right to participate in any claim or remedy of the Agent or the Lenders against Borrower or any other Guarantor or other Person or any Collateral which the Agent or any of the Lenders now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including, without limitation, the right to take or receive from Borrower or any other Guarantor, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights; provided, however, that prior to the Discharge Date, each Guarantor agrees not to pursue or enforce any of such subordinated rights, including, without limitation, its rights under the Contribution Agreement and each Guarantor agrees not to make or receive any payment on account of any such subordinated rights prior to the Discharge Date.  In the event any Guarantor shall receive any payment under or on account of such subordinated rights prior to the Discharge Date, it shall hold such payment as trustee for the Agent and the Lenders and be paid over to the Agent on account of the indebtedness of Borrower to the Agent and the Lenders but without reducing or affecting in any manner the liability of Guarantors under the other provisions of this Guaranty except to the extent the principal amount or other portion of such indebtedness shall have been reduced by such payment.

Without limitation on the generality of the other waivers contained in this Guaranty and to the extent California law applies to the Loan Documents, each Guarantor hereby waives to the extent permitted by law (1) all rights and defenses arising out of an election of remedies by the Agent, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed or otherwise impaired such Guarantor’s rights of subrogation, indemnification, reimbursement and/or contribution against the principal or any Guarantor or other Person (whether by the operation of Section 580d or any other provision of the California Code of Civil Procedure or otherwise); (2) all rights and defenses it may have under California Civil Code Sections 2787 to 2855, inclusive, 2899 and/or 3433, and/or California Code of Civil Procedure Section 359.5, and/or California Commercial Code Section 3605 (subject, however, to Section 4 above with respect to rights of contribution); and any defense that Guarantor may have to the Agent’s remedy of prejudgment attachment, whether such defense arises under California Code of Civil Procedure Section 483.010 or otherwise, because the obligations guarantied hereby are, or the liability of any Person for or in connection therewith is, or may become, secured by real or personal property; and (3) any right to require the Agent to (i) proceed against Borrower, any other Guarantor, any pledgor of collateral for any Person’s obligations to the Agent or any other Person related to the Credit Agreement, (ii) proceed against or exhaust any other security or collateral the Agent may hold, or (iii) pursue any other right or remedy for Guarantor’s benefit, and agrees that the Agent may foreclose against any property or any other security the Agent may hold without taking any action against Borrower, any other Guarantor, any pledgor of collateral for any Person’s obligations to the Agent or any other Person related to the Credit Agreement, and without proceeding against or exhausting any security or collateral the Agent may hold.

In addition, to the extent California law applies, each Guarantor waives all rights and defenses that such Guarantor may have because the Borrower’s debt is, or the liability of Borrower or any other Guarantor or other Person is, or may become, secured by real property.  This means, among other things:

(a)           The Agent may collect from the Guarantors without first foreclosing on any real or personal property collateral pledged by the Borrower or any other Person; and

(b)           If the Agent forecloses on any real property collateral pledged by the Borrower or any other Person:  (A) the amount of the debt may be reduced only by the price for which the collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) the Agent may collect from the Guarantors even if the Agent, by foreclosing on the real property collateral, has destroyed any right the Guarantors may have to collect from the Borrower or any other Person.  This is an unconditional and irrevocable waiver of any rights and defenses that the Guarantors may have because the Borrower’s debt is, or the liability of Borrower or any other Guarantor or other Person is, or may become, secured by real property.  These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

In addition, each Guarantor hereby agrees that its obligations hereunder shall not be released, diminished, impaired, reduced, dependent upon or affected by, and hereby waives and agrees not to assert or take advantage of any defense based on, any one or more of the following, to the extent permitted by law:  (i) the genuineness, validity, regularity or enforceability of, or the existence of any default with respect to, the Obligations, any security therefor, or any related instrument, documents, obligation, transaction or matter; (ii) the nature, extent, condition, value or continued existence of any security given in connection with the Obligations; (iii) any action or failure to take action by any holder of the Obligations under or with respect to the Loan Documents, any security therefor, or any related documents, transaction or matter; (iv) any other dealings between any holder of the Obligations and the Agent or any Lenders; (v) any exculpatory language or provisions limiting or restricting the Lender’s rights or remedies against the Borrower or any other Person under the Loan Documents; or (vi) any claim by or on behalf of Borrower of any credit or right of setoff with respect to any of the Obligations.

ARTICLE XXI.Guaranty of Payment and Performance and Not of Collection.  This is a guaranty of payment and performance and not of collection.  The liability of Guarantors under this Guaranty shall be primary, direct and immediate and not conditional or contingent upon the pursuit of any remedies against Borrower or any other Person, nor against securities or liens available to the Agent, its successors, successors in title, endorsees or assigns.  Guarantors hereby waive any right to require that an action be brought against Borrower or any other Person or to require that resort be had to any security or to any balance of any deposit account or credit on the books of Lender in favor of Borrower or any other Person.

ARTICLE XXII.Rights and Remedies of the Agent.  In the event of an Event of Default under the Credit Agreement or the other Loan Documents, or any of them, that is continuing (it being understood that the Lender has no obligation to accept cure after an Event of Default occurs), the Agent shall have the right to enforce its rights, powers and remedies thereunder or hereunder or under any other Loan Document, in any order, and all rights, powers and remedies available to the Agent in such event shall be nonexclusive and cumulative of all other rights, powers and remedies provided thereunder or hereunder or by law or in equity.  Accordingly, Guarantors hereby authorize and empower the Agent upon the occurrence and during the continuance of any Event of Default under the Credit Agreement or the other Loan Documents, at its sole discretion, and with notice to Guarantors, to exercise any right or remedy which the Agent may have, including, but not limited to, foreclosure, exercise of rights of power of sale, acceptance of a deed or assignment in lieu of foreclosure, appointment of a receiver, exercise of remedies against personal property, or enforcement of any assignment of leases, as to any security, whether real, personal or intangible.  At any public or private sale of any security or collateral for any of the Obligations guaranteed hereby, whether by foreclosure or otherwise, Lender may, in its discretion, purchase  all or any part of such security or collateral so sold or offered for sale for its own accounts and may apply against the amount bid therefor all or any part of the balance due it pursuant to the terms of the Note or Security Documents or any other Loan Document without prejudice to Lender's remedies hereunder against Guarantors for deficiencies.  If the Obligations guaranteed hereby are partially paid by reason of the election of the Agent to pursue any of the remedies available to the Agent, or if such Obligations are otherwise partially paid, this Guaranty shall nevertheless remain in full force and effect, and Guarantors shall remain liable for the entire balance of the Obligations guaranteed hereby even though any rights which any Guarantor may have against Borrower or any other Person may be destroyed or diminished by the exercise of any such remedy.

ARTICLE XXIII.Application of Payments.  Guarantors hereby authorize the Agent, without notice to Guarantors, to apply all payments and credits received from Borrower, any Guarantor or any other Person or realized from any security in the manner provided in the Credit Agreement.

ARTICLE XXIV.Business Failure, Bankruptcy or Insolvency.  In the event of the business failure of any Guarantor or if there shall be pending any bankruptcy or insolvency case or proceeding with respect to any Guarantor under federal bankruptcy law or any other applicable law or in connection with the insolvency of any Guarantor, or if a liquidator, receiver, or trustee shall have been appointed for any Guarantor or any Guarantor’s properties or assets, the Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Agent and the Lenders allowed in any proceedings relative to such Guarantor, or any of such Guarantor’s properties or assets, and, irrespective of whether the Obligations shall then be due and payable, by declaration or otherwise, the Agent shall be entitled and empowered to file and prove a claim for the whole amount of any sums or sums owing with respect to the Obligations, and to collect and receive any moneys or other property payable or deliverable on any such claim.  Guarantors covenant and agree that upon the commencement of a voluntary or involuntary bankruptcy proceeding by or against Borrower, Guarantors shall not seek a supplemental stay or otherwise pursuant to 11 U.S.C. §105 or any other provision of the Bankruptcy Code, as amended, or any other debtor relief law (whether statutory, common law, case law, or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, to stay, interdict, condition, reduce or inhibit the ability of the Agent to enforce any rights of the Agent against Guarantors by virtue of this Guaranty or otherwise.

ARTICLE XXV.Covenants of Guarantors.  Guarantors hereby covenant and agree with Lender that until all indebtedness guaranteed has been completely and indefeasibly repaid and all obligations and undertakings of Borrower under, by reason of, or pursuant to the Notes and the other Loan Documents have been completely performed and Lenders have no further obligation to make Loans or issue Letters of Credit, each Guarantor will comply with any and all covenants of the Borrower that the Borrower is required under the Credit Agreement to cause such Guarantor to comply with, as well as any and all covenants applicable to the Guarantors under the Contribution Agreement.

ARTICLE XXVI.Swap Obligations.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably guarantees each other Guarantor’s obligations in this Guaranty or the other Loan Documents in respect of Hedge Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11 for the maximum amount of such liability that can be incurred without rendering its obligations under this Section 11 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. Each Qualified ECP Guarantor intends that this Section 11 constitute, and this Section 11 shall be deemed to constitute, a guarantee for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.  For purposes of this Section 11, the term “Qualified ECP Guarantor” means, in respect of any Hedge Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time such Guarantor became party to this Guaranty or grant of the relevant security interest by such Guarantor became effective with respect to such Hedge Obligation or any other Guarantor which constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section  1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XXVII.Rights of Set-off.  Regardless of the adequacy of any collateral, during the continuance of any Event of Default under the Credit Agreement or any of the Loan Documents, the Agent or any Lender may at any time and upon prior written notice to Guarantors set-off and apply the whole or any portion or portions of any or all deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or branch of the Agent or any Lender where the deposits are held) now or hereafter held by the Agent or any Lender against amounts payable under this Guaranty, whether or not any other person or persons could also withdraw money therefrom.

ARTICLE XXVIII.Changes in Writing; No Revocation.  This Guaranty may not be changed orally, and no obligation of any Guarantor can be released or waived by the Agent except as provided in Section 4.8 of the Credit Agreement.  This Guaranty shall be irrevocable by Guarantors until the Discharge Date.

ARTICLE XXIX.Notices.  Each notice, demand, election or request provided for or permitted to be given pursuant to this Guaranty (hereinafter in this Section 14 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by facsimile or otherwise, and addressed as follows:

The address of the Agent is:

KeyBank National Association, as Agent
4910 Tiedeman Road, 3rd Floor
Brooklyn, Ohio  44114
Attn:  Real Estate Capital Services
Facsimile No.: (216) 370-6206

With a copy to:

KeyBank National Association
127 Public Square, 8th Floor

Cleveland, Ohio  44114
Attn:  Joshua Mayers
Facsimile No.:  (216) 689-4997

With a copy to:

Dentons US LLP
233 S. Wacker Drive, Suite 7800
Chicago, Illinois 60606
Attn:  Robert L. Fernandez, Esq.
Facsimile No.:  (312) 876-7934

The address of Guarantors is:

c/o Rouse Properties, Inc.
1114 Avenue of the Americas
Suite 2800
New York, New York  10110
Attn:  General Counsel
Facsimile No.: (212) 417-7272

Each Notice shall be effective upon being delivered personally or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by facsimile or as otherwise permitted, upon being sent and confirmation of receipt.  The time period in which a response to any such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt.  Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent.  By giving at least fifteen (15) days’ prior Notice thereof, Borrower, Guarantors or the Agent shall have the right from time to time and at any time during the term of this Guaranty to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

ARTICLE XXX.Governing Law.  GUARANTORS ACKNOWLEDGE AND AGREE, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, THAT THIS GUARANTY AND THE OBLIGATIONS OF GUARANTORS HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ARTICLE XXXI.CONSENT TO JURISDICTION; WAIVERS.  EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO PERSONAL JURISDICTION IN THE STATE OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, AND (B) WAIVES ANY AND ALL PERSONAL RIGHTS

UNDER THE LAWS OF ANY STATE (I) TO THE RIGHT, IF ANY, TO TRIAL BY JURY(LENDER HAVING ALSO WAIVED SUCH RIGHT TO TRIAL BY JURY), AND (II) TO THE RIGHT, IF ANY, TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN OR IN ADDITION TO ACTUAL DAMAGES.  THE AGENT, EACH LENDER AND EACH GUARANTOR FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (ii) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM.  THE AGENT AND EACH LENDER IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHTS UNDER THE LAWS OF ANY STATE TO THE RIGHT, IF ANY, TO TRIAL BY JURY.  EACH GUARANTOR HEREBY WAIVES ITS RIGHTS TO PERSONAL SERVICE AND AGREES THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH GUARANTOR AT THE ADDRESS SET FORTH IN SECTION 14 ABOVE, AND SERVICE SO MADE SHALL BE COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL BE SO MAILED.  NOTHING CONTAINED HEREIN, HOWEVER, SHALL PREVENT LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING OR EXERCISING ANY RIGHTS AGAINST ANY SECURITY AND AGAINST ANY GUARANTOR PERSONALLY, AND AGAINST ANY PROPERTY OF ANY GUARANTOR, WITHIN ANY OTHER STATE.  INITIATING SUCH SUIT, ACTION OR PROCEEDING OR TAKING SUCH ACTION IN ANY STATE SHALL IN NO EVENT CONSTITUTE A WAIVER OF THE AGREEMENT CONTAINED HEREIN THAT THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF GUARANTORS AND LENDER HEREUNDER OR OF THE SUBMISSION HEREIN MADE BY GUARANTORS TO PERSONAL JURISDICTION WITHIN THE STATE OF NEW YORK. EACH GUARANTOR HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.  EACH GUARANTOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND ACKNOWLEDGE THAT LENDER HAS BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 16.  EACH GUARANTOR ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS SECTION 16 WITH THEIR LEGAL COUNSEL AND THAT SUCH GUARANTOR AGREES TO THE FOREGOING AS THEIR FREE, KNOWING AND VOLUNTARY ACT.

ARTICLE XXXII.Successors and Assigns.  The provisions of this Guaranty shall be binding upon Guarantors and their respective heirs, successors, successors in title, legal representatives, and assigns, and shall inure to the benefit of the Agent, its permitted successors, successors in title, legal representatives and assigns pursuant to the Credit Agreement and the holders of the Hedge Obligations. No Guarantor shall assign or transfer any of its rights or obligations under this Guaranty without the prior written consent of the Agent.

ARTICLE XXXIII.Assignment by Lender.  This Guaranty is assignable by Lender in whole or part in conjunction with any assignment of any of the Obligations payable to such Lender not otherwise restricted by the Credit Agreement, and any assignment hereof or any transfer or assignment of any such Obligations by such Lender shall operate to vest in any such assignee the rights and powers, in whole or in part, as appropriate, herein conferred upon and granted to such Lender.

ARTICLE XXXIV.Severability.  If any term or provision of this Guaranty shall be determined to be illegal or unenforceable, all other terms and provisions hereof shall nevertheless remain effective and shall be enforced to the fullest extent permitted by law.

ARTICLE XXXV.Disclosure.  Guarantors agrees that in addition to disclosures made in accordance with standard banking practices, any Lender may disclose information obtained by such Lender pursuant to this Guaranty to assignees and participants and potential assignees or participants hereunder subject in all instances to the express terms and provisions of the Credit Agreement.

ARTICLE XXXVI.No Unwritten Agreements.  THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

ARTICLE XXXVII.Time of the Essence.  Time is of the essence with respect to each and every covenant, agreement and obligation of Guarantors under this Guaranty.

ARTICLE XXXVIII.Ratification.  Each Guarantor does hereby restate, reaffirm and ratify each and every warranty and representation regarding such Guarantor or its Subsidiaries set forth in the Credit Agreement as if the same were more fully set forth herein.

ARTICLE XXXIX.Joint and Several Liability.  Each of the Guarantors covenants and agrees that each and every covenant and obligation of Guarantors hereunder shall be the joint and several obligations of each of the Guarantors.

ARTICLE XL.Fair Consideration.  The Guarantors represent that the Guarantors are engaged in common business enterprises related to those of the Borrower and each Guarantor will derive substantial direct or indirect economic benefit from the effectiveness and existence of the Credit Agreement.

ARTICLE XLI.Counterparts.  This Guaranty and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Guaranty it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

ARTICLE XLII.Condition of Borrower.  Without reliance on any information supplied by the Agent, each Guarantor has independently taken, and will continue to take, whatever steps it deems necessary to evaluate the financial condition and affairs of Borrower or any collateral, and the Agent shall not have any duty to advise any Guarantor of information at any time known to the Agent regarding such financial condition or affairs or any collateral.

[CONTINUED ON NEXT PAGE]

IN WITNESS WHEREOF, Guarantors have executed this Guaranty as of this ______ day of _____, 2013.

ROUSE PROPERTIES, INC., a Delaware
corporation

By:
Name: John W. Wain
Title: Chief Financial Officer
ROUSE GP, LLC, a Delaware limited liability company

By:
Name: John W. Wain
Title: Chief Financial Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

BIRCHWOOD MALL, LLC

By:
Name: John W. Wain
Title: Chief Financial Officer

CACHE VALLEY, LLC

By:
Name: John W. Wain
Title: Chief Financial Officer

CHULA VISTA CENTER, LP

By:	Chula Vista GP, LLC, its general partner

By:
Name: John W. Wain
Title: Chief Financial Officer

COLONY SQUARE MALL L.L.C.

By:
Name: John W. Wain
Title: Chief Financial Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

GGP-GATEWAY MALL L.L.C.

By:
Name: John W. Wain
Title: Chief Financial Officer

LANSING ANCHOR ACQUISITION, LLC

By:
Name: John W. Wain
Title: Chief Financial Officer

LANSING MALL, LLC

By:
Name: John W. Wain
Title: Chief Financial Officer

MALL ST. VINCENT, LLC

By:
Name: John W. Wain
Title: Chief Financial Officer

NORTH PLAINS MALL, LLC

By:
Name: John W. Wain
Title: Chief Financial Officer

 [SIGNATURES CONTINUED ON NEXT PAGE]

SIERRA VISTA MALL, LLC

By:
Name: John W. Wain
Title: Chief Financial Officer

SILVER LAKE MALL, LLC

By:
Name: John W. Wain
Title: Chief Financial Officer

SPRING HILL ANCHOR ACQUISITION, LLC

By:
Name: John W. Wain
Title: Chief Financial Officer

SPRING HILL MALL L.L.C.

By:
Name: John W. Wain
Title: Chief Financial Officer

THREE RIVERS MALL L.L.C.

By:
Name: John W. Wain
Title: Chief Financial Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

WESTWOOD MALL, LLC

By:
Name: John W. Wain
Title: Chief Financial Officer

WHITE MOUNTAIN MALL, LLC

By:
Authorized Signatory

[SIGNATURES CONTINUED ON NEXT PAGE]

The Agent joins in the execution of this Guaranty for the sole and limited purpose of evidencing its agreement to waiver of the right to trial by jury contained in Section 16 hereof and Sections 10.7 and 10.14 of the Credit Agreement and the consent to jurisdiction contained in Section 16 hereof.

KEYBANK NATIONAL ASSOCIATION,
as Agent for the Lenders
By:
Name:
Title:

EXHIBIT D

FORM OF JOINDER

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of __________________, 20__, by _______________________________, a __________________________ (“Joining Party”), and delivered to KeyBank National Association, as the Administrative Agent, pursuant to Section 4.7 of the Credit Agreement dated as of __________, 2013, as from time to time in effect (the “Credit Agreement”), among Rouse Properties, L.P. (the “Borrower”), KeyBank National Association, for itself and as the Administrative Agent, and the other Lenders from time to time party thereto.  Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A.           Joining Party is required, pursuant to Section 4.7 of the Credit Agreement, to become an additional Subsidiary Guarantor under the Cash Collateral Agreement, the Guaranty, the Indemnity Agreement and the Contribution Agreement.

B.           Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrower of the credit facilities under the Credit Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

1.           Joinder.  By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” and a “Guarantor” under the Guaranty, the Cash Collateral Agreement, the Indemnity Agreement, and the other Loan Documents to which a Subsidiary Guarantor is a party with respect to all the Obligations of Borrower now or hereafter incurred under the Credit Agreement and the other Loan Documents, and a Subsidiary Guarantor under the Contribution Agreement.  Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a “Subsidiary Guarantor” and a “Guarantor” under the Guaranty, the Cash Collateral Agreement, the Indemnity Agreement, the other Loan Documents to which a Subsidiary Guarantor is a party and the Contribution Agreement.

2.           Representations and Warranties of Joining Party.  Joining Party represents and warrants to the Administrative Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to the Administrative Agent on or prior to the date hereof and approved by the Administrative Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Credit Agreement), the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and Guarantor on and as of the Effective Date as though made on that date.  As of the Effective Date, no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Subsidiary Guarantor.

3.           Joint and Several.  Joining Party hereby agrees that, as of the Effective Date, the Guaranty, the Cash Collateral Agreement, the Contribution Agreement, the Indemnity

D-1

Agreement and the other Loan Documents heretofore delivered to the Administrative Agent and the Lenders to which a Subsidiary Guarantor is a party shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by the Administrative Agent, will promptly become a party to the Guaranty, the Cash Collateral Agreement, the Contribution Agreement, the Indemnity Agreement and the other Loan Documents to which a Subsidiary Guarantor is a party to confirm such obligation.

4.           Further Assurances.  Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Administrative Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

5.           GOVERNING LAW.  THIS JOINDER AGREEMENT SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.           Counterparts.  This Joinder Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

7.           The effective date (the “Effective Date”) of this Joinder Agreement is _________________, 20__.

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement as of the day and year first above written.

“JOINING PARTY”

________________________________,
a

By:
Name:
Title:

ACKNOWLEDGED:

KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent

By:
Its:

[Printed Name and Title]

D-2

EXHIBIT E

FORM OF MORTGAGE

___________________________,
a _______________________,
as Grantor

to
[_______________________,
as Trustee

for the benefit of]
[Delete “Trustee” throughout document if document is to be a mortgage or deed to secure debt]

KEYBANK NATIONAL ASSOCIATION,
a national banking association,
as Agent,
 [as Beneficiary]

[DEED OF TRUST, SECURITY AGREEMENT AND ASSIGNMENT OF LEASES AND RENTS]
[FIXTURE FILING:  INSERT APPROPRIATE JURISDICTION SPECIFIC LANGUAGE]

Dated:	As of __________________ ____, 20__

Property Address:	____________________
____________________

Location:	___________________

WHEN RECORDED, RETURN TO:
Dentons US LLP
233 S. Wacker Drive, Suite 7800
Chicago, Illinois 60606
Attention:  Robert L. Fernandez, Esq.

THIS [DEED OF TRUST, SECURITY AGREEMENT AND ASSIGNMENT OF LEASES AND RENTS] (this “Instrument”) is made and entered into as of this ____ day of _______________ 20__, by and among _____________________, a __________________ (“Grantor”), having a mailing address of _________________________, [______________________, as trustee (“Trustee”), having a business address of _____________________________________], and KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), as Agent, having a mailing address of 4910 Tiedeman Road, 3rd Floor, Brooklyn, Ohio 44144, Attn: Real Estate Capital Services, with a copy to KeyBank National Association, 127 Public Square, Cleveland, Ohio 44114-1306, Attn: Joshua Mayers (KeyBank, in its capacity as Agent, is hereinafter referred to as “Agent”) for itself and each other lender (collectively, the “Lenders”) which is or may hereafter become a party to that certain Credit Agreement, dated as of even date herewith by and among Rouse Properties, L.P., a Delaware limited partnership (“Borrower”), KeyBank, as Agent and the Lenders (as the same may be varied, amended, restated, renewed, consolidated, extended or otherwise supplemented from time to time, the “Credit Agreement”).  Capitalized terms used herein that are not otherwise defined herein shall have the meanings set forth in the Credit Agreement.  Grantor is a Guarantor and will benefit from the Credit Agreement, as more fully set forth in the Guaranty (as hereinafter defined) executed by Grantor, and is granting this Instrument in consideration for such benefit.

W I T N E S S E T H:

FOR AND IN CONSIDERATION of the sum of Ten and No/100 Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to secure the indebtedness and other obligations of Grantor and Borrower hereinafter set forth, Grantor does hereby [mortgage, grant, bargain, sell, convey, assign, transfer and set over unto Agent] or  [GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER and SET OVER UNTO Trustee, with GENERAL WARRANTY in trust WITH POWER OF SALE, for the benefit of Agent] and for the ratable benefit of the Lenders and the holders of the Hedge Obligations, and their successors and assigns, the following described land and interests in land, estates, easements, rights, improvements, property, fixtures, equipment, furniture, furnishings, appliances, general intangibles, and appurtenances, whether now or hereafter existing or acquired (collectively, the “Property”):  [Modify per state specific requirements]

(a)           All those tracts or parcels of land and easements more particularly described in Exhibit “A” attached hereto and by this reference made a part hereof (the “Land”).

(b)           All present and future buildings, structures, parking areas, annexations and improvements of every nature whatsoever now or hereafter situated on the Land (hereinafter referred to as the “Improvements”) and all materials intended for construction, reconstruction, alteration and repairs of the Improvements now or hereafter erected, all of which materials shall be deemed to be included within the Improvements immediately upon the delivery thereof to the Land, and all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, water tanks, water supply, water power sites, fuel stations, generators, uninterrupted power supplies, plumbing and heating fixtures, incinerating, sprinkling, and waste removal systems, carpeting and other floor coverings, fire extinguishers and any other safety equipment required by governmental regulation or law, washers, dryers, water heaters, mirrors, mantels, air conditioning and cooling apparatus and equipment systems, refrigerating plants, refrigerators, cooking apparatus and appurtenances, storm windows and doors, window and door screens, awnings and storm sashes, which are or shall be owned by Grantor and attached to said Improvements and all other furnishings, furniture, china, glassware, tableware, uniforms, linen, drapes and curtains and related hardware and mounting devices, wall to wall carpeting, radios, lamps, telephone systems, televisions and television systems, computer systems, guest ledgers, vehicles, fixtures, machinery, equipment, apparatus, appliances, books and records, chattels, inventory, accounts, farm products, consumer goods, general intangibles and personal property of every kind and nature whatsoever now or hereafter owned by Grantor and located in, on or about, or used or intended to be used with or in connection with the use, operation or enjoyment of the Property, including all extensions, additions, improvements, betterments, after-acquired property, renewals, replacements and substitutions, or proceeds from a permitted sale of any of the foregoing, together with the benefit of any deposits or payments now or hereafter made by Grantor or on behalf of Grantor, all of which are hereby declared and shall be deemed to be fixtures and accessions to the Land and a part of the Property as between the parties hereto and all persons claiming by, through or under them, and which shall be deemed to be a portion of the security for the indebtedness herein described and to be secured by this Instrument.

(c)           All easements, access rights, rights-of-way, strips and gores of land, vaults, streets, ways, alleys, passages, sewer rights, waters, water courses, water rights and powers,  irrigation systems (including, without limitation, underground wiring, pipes, pumps and sprinkler heads), minerals, flowers, plants, shrubs, crops, trees, timber, fences, signs, bridges, fountains, monuments and other emblements now or hereafter located on the Land or under or above the same or any part or parcel thereof, and all estates, rights, titles, interests, privileges, liberties, servitudes, licenses, tenements, hereditaments and appurtenances, reversion and reversions, remainder and remainders, whatsoever, in any way belonging, relating or appertaining to the Land or any part thereof, or which hereafter shall in any way belong, relate or be appurtenant thereto, whether now owned or hereafter acquired by Grantor.

(d)           All leases and all subleases, tenancies, shared space agreements, master space agreements, occupancies, licenses, rental or other agreements of similar nature, whether oral or written (collectively, the “Leases”), and all income, rents, issues, profits, room rentals, transient or guest payments, fees, charges or other payments for the use or occupancy of rooms or other facilities, and revenues of the Property from time to time accruing (including, without limitation, all payments under Leases, all guarantees of the foregoing or letters of credit relating to the foregoing, lease termination payments, proceeds of insurance, condemnation payments, tenant security, damage or other deposits whether held by Grantor or in a trust account, all escrow agreements relating to any of the Leases, escrow funds, including, without limitation, any funds escrowed for tenant improvements, fees, charges, rents, license fees, accounts, concession fees, contractual services, revenues, fees from the provision of recurring services, overage fees, media fees, consulting fees, accounts, accounts receivable, royalties, security, damage or other deposits from time to time accruing, all payments under working interests, production payments, royalties, overriding royalties, operating interests, participating interest and other such entitlements, and all the estate, right, title, interest, property, possession, claim and demand whatsoever at law, as well as in equity, of Grantor of, in and to the same (collectively, the “Revenues”)); reserving only the right to Grantor to collect the same (other than lease termination payments, insurance proceeds and condemnation payments) so long as no Event of Default has occurred and is continuing.

(e)           All insurance policies, building service, building maintenance, construction, development, management, indemnity, and other similar agreements and contracts and subcontracts, written or oral, express or implied, now or hereafter entered into, arising or in any manner related to the purchase, construction, design, improvement, use, operation, ownership, occupation, enjoyment, sale, conversion or other disposition (voluntary or involuntary) of the Property, or the buildings and improvements now or hereafter located thereon, or any other interest in the Property, or any combination thereof, franchise agreements, property management agreements, cable television agreements, contracts for the purchase of supplies, telephone service agreements, yellow pages or other advertising agreements, sales contracts, construction contracts, architects agreements, general contract agreements, design agreements, engineering agreements, technical service agreements, sewer and water and other utility agreements, service contracts, agreements relating to the collection of receivables or use of customer lists, all bookings and reservations for space or facilities within the Property, all purchase options, option agreements, rights of first refusal, contract deposits, earnest money deposits, prepaid items and payments due and to become due thereunder, and further including all payment and performance bonds, labor, deposits, assurances, construction guaranties, guaranties, warranties, indemnities and other undertakings, architectural plans and specifications, drawings, surveys, soil reports, engineering reports, inspection reports, environmental audits and other technical descriptions and reports relating to the Property, renderings and models, permits, consents, approvals, licenses, variances, agreements, contracts, building permits, purchase orders and equipment leases, personal property leases, and all causes of action relating thereto.

(f)           All operating accounts maintained with Agent or any of the Lenders, all deposit accounts, instruments, accounts receivable, documents, causes of action, claims, names by which the Property or the improvements thereon may be operated or known, all rights to carry on business under such names, all telephone numbers or listings, all rights, interest and privileges of which Grantor may have in any capacity under any covenants, restrictions, declarations or REAs now or hereafter relating to the Property or the Improvements, and all notes or chattel paper now or hereafter arising from or by virtue of any transactions relating to the Property or the Improvements located thereon and all customer lists, other lists, and business information relating in any way to the Property or the Improvements or the use thereof, whether now owned or hereafter acquired.

(g)           All assets of Grantor, including, without limitation, assets related to the ownership or operation of the Property or the Improvements now or hereafter erected thereon, including, without limitation, accounts (including, without limitation, health-care-insurance receivables, if any), chattel paper (whether tangible or electronic), deposit accounts, documents, general intangibles (including, without limitation, payment intangibles, and all current and after acquired copyrights, copyright rights, advertising materials, web sites, and web pages, software and software licenses, trademarks and service marks, trademark rights, trademark applications, service mark rights, service mark applications, trade dress rights, company names, logos, and all domain names, owned or used in connection with the Grantor’s business, and in each case all goodwill associated therewith), goods (including, without limitation, inventory, property, possessions, equipment, fixtures and accessions), instruments (including, without limitation, promissory notes), investment property, letter-of-credit rights, letters of credit, money, supporting obligations, as-extracted collateral, timber to be cut and all proceeds and products of anything described or referred to above in this Subsection (g), in each case as such terms are defined under the Uniform Commercial Code as in effect in the applicable jurisdiction.

(h)           All cash funds, deposit accounts and other rights and evidence of rights to cash, now or hereafter created or held by [Trustee or] Agent pursuant to this Instrument, the Credit Agreement or any other of the Loan Documents.

(i)           All proceeds, products, substitutions and accessions of the foregoing of every type.

TO HAVE AND TO HOLD the Property and all parts, rights, members and appurtenances thereof, to the [Trustee, for the] use, benefit and behoof of Agent for the ratable benefit of the Lenders and the holders of the Hedge Obligations and their respective successors and assigns, IN FEE SIMPLE forever; and Grantor covenants that Grantor is lawfully seized and possessed of the Property as aforesaid, and has good right to convey its indefeasible fee simple interest in the Land, that the same is unencumbered except for those matters expressly set forth in Exhibit “B” attached hereto and by this reference made a part hereof (the “Permitted Encumbrances”), and that Grantor does warrant and will forever defend the title thereto against the claims of all persons whomsoever, except as to those matters set forth in said Exhibit “B” attached hereto, or otherwise specifically approved by Agent in writing after the date hereof.

[IN TRUST NEVERTHELESS] [t]o secure the following described obligations (collectively, the “Secured Obligations”):

(a)           The debt evidenced by (i) those certain Revolving Credit Notes made by Borrower in the aggregate principal amount of Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00) to the order of Lenders, each of which has been issued pursuant to the Credit Agreement and each of which is due and payable in full on or before __________________, 2017, unless extended as provided in the Credit Agreement, and which evidence a revolving credit loan in the initial principal amount of up to $250,000,000.00, and (ii) those certain Term Loan Notes made by Borrower in the aggregate principal amount of Two Hundred Sixty Million and No/100 Dollars ($260,000,000.00) to the order of Lenders, each of which has been issued pursuant to the Credit Agreement and each of which is due and payable in full on or before __________________, 2018, and which evidence a term loan in the initial principal amount of up to $260,000,000.00, and (iii) that certain Swing Loan Note made by Borrower in the principal amount of Twenty-Five Million and No/100 Dollars ($25,000,000.00) to the order of KeyBank, which has been issued pursuant to the Credit Agreement and which is due and payable in full on or before __________________, 2017, unless extended as provided in the Credit Agreement, and which evidences a swing loan in the initial principal amount of up to $25,000,000.00, and which Revolving Credit Notes, Swing Loan Note and Term Loan Notes may be increased to up to a total aggregate principal amount of Seven Hundred Sixty Million and No/100 Dollars ($760,000,000.00) pursuant to Section 2.8 of the Credit Agreement; and (iv) each other note as may be issued under the Credit Agreement, each as originally executed, or if varied, extended, supplemented, consolidated, amended, replaced, renewed, modified or restated from time to time as so varied, extended, supplemented, consolidated, amended, replaced, renewed, modified or restated (collectively, the “Note”); provided, however, the maximum principal indebtedness under the Note described in (i), (ii) and (iii) above shall not exceed the aggregate amount of $760,000,000.00;

(b)           The payment, performance and discharge of each and every obligation, covenant and agreement of Grantor contained herein or of Grantor contained in that certain Unconditional Guaranty of Payment and Performance by Grantor and others in favor of KeyBank, as Agent for itself and each other Lender, dated as of _____________, 2013 (as amended, restated, modified, renewed, supplemented or extended from time to time, the “Guaranty”), of Borrower contained in the Credit Agreement, and of Grantor and Borrower in the other Loan Documents, including, without limitation, the obligation of Borrower to reimburse Issuing Lender for any draws under the Letters of Credit;

(c)           Any and all additional advances made by Agent or any Lender to protect or preserve the Property or the lien and security title hereof in and to the Property, or for taxes, assessments or insurance premiums as hereinafter provided (whether or not Grantor is the owner of the Property at the time of such advances);

(d)           The payment, performance and discharge of each and all of the Hedge Obligations;

(e)           Any and all other indebtedness now or hereafter owing by Borrower to Agent or any Lender pursuant to the terms of the Credit Agreement, whether now existing or hereafter arising or incurred, however evidenced or incurred, whether express or implied, direct or indirect, absolute or contingent, due or to become due, including, without limitation, all principal, interest, fees, expenses, yield maintenance amounts and indemnification amounts, and all renewals, modifications, consolidations, replacements and extensions thereof; and

(f)           All reasonable out-of-pocket costs and expenses actually incurred by the [Trustee,] Agent[,] [and] the Lenders and the holders of the Hedge Obligations in connection with the enforcement and collection of the Secured Obligations, including, without limitation, all reasonable third-party attorneys’ fees and disbursements, and all other such reasonable out-of-pocket costs and expenses incurred pursuant to the Note, the Credit Agreement, the Guaranty, this Instrument, and the other Loan Documents and the agreements evidencing or relating to the Hedge Obligations (the “Hedge Documents”) (collectively, the “Enforcement Costs”).

Notwithstanding anything to the contrary contained herein, under no circumstances shall the “Secured Obligations” as defined herein include any obligation that constitutes an Excluded Hedge Obligation of Grantor.

Subject to Section 2.22 hereof, should the Secured Obligations secured by this Instrument be paid and performed according to the terms and effect thereof when the same shall become due and payable, and should Grantor perform all covenants contained herein in a timely manner and the obligation of the Lenders to make Loans and of Issuing Lender to issue Letters of Credit under the Credit Agreement has terminated, then this Instrument shall be released.

Grantor hereby further covenants and agrees with [Trustee and] Agent as follows:

ARTICLE II.

Section 2.1                      Payment of Secured Obligations.  Grantor will pay and perform or cause to be paid and performed the Secured Obligations in accordance with the terms of the Credit Agreement and all other sums now or hereafter secured hereby as the same shall become due, subject to applicable grace periods provided for therein.

Section 2.2                      Funds for Impositions.  After the occurrence and during the continuance of an Event of Default, Grantor shall pay to Agent, subject to Agent’s option under Section 1.03 hereof, on the days that monthly installments of interest are payable under the Note, until the Note is paid in full, a sum (hereinafter referred to as the “Funds”) reasonably estimated by Agent to provide an amount necessary for payment of the following items in full fifteen (15) days prior to when such items become due (hereinafter collectively referred to as the “Impositions”): (a) the yearly real estate taxes, ad valorem taxes, personal property taxes, assessments and betterments, and (b) the yearly premium installments for the insurance covering the Property and required by the Credit Agreement.  The Impositions shall be reasonably estimated initially and from time to time by Agent on the basis of assessments and bills and estimates thereof.  The Funds shall be held by Agent in a separate interest bearing account free of any liens or claims on the part of other creditors of Grantor and as part of the security for the Secured Obligations.  Grantor shall pay all Impositions prior to delinquency as required by Section 1.03 hereof.  In the event Agent elects to reserve Funds as permitted under this Section 1.02, Agent shall apply the Funds to pay the Impositions with respect to which the Funds were paid to the extent of the Funds then held by Agent and provided Grantor has delivered to Agent the assessments or bills therefor.  Grantor shall be permitted to pay any Imposition early in order to take advantage of any available discounts.  Agent shall make no charge for so holding and applying the Funds or for verifying and compiling said assessments and bills.  The Funds are pledged as additional security for the Secured Obligations, and may be applied, at Agent’s option and upon notice to Grantor, to the payment of the Secured Obligations upon the occurrence and during the continuance of any Event of Default.  If at any time the amount of the Funds held by Agent shall be less than the amount reasonably deemed necessary by Agent to pay Impositions as such become due, Grantor shall pay to Agent any amount necessary to make up the deficiency within fifteen (15) business days after notice from Agent to Grantor requesting payment thereof.  Upon payment and performance in full of the Secured Obligations and termination of the obligation of the Lenders to make Loans and of Issuing Lender to issue Letters of Credit, Agent shall promptly refund to Grantor any Funds then held by Agent.

Section 2.3                      Impositions, Liens and Charges.  Grantor shall pay all Impositions and other charges, if any, attributable to the Property prior to delinquency, and at Agent’s option during the continuance of an Event of Default, Grantor shall pay in the manner hereafter provided under this Section 1.03.  Grantor shall, during continuance of an Event of Default, furnish to Agent all bills and notices of amounts due under Section 1.03 promptly upon receipt, and in the event Grantor shall make payment directly, Grantor shall, as and when available, furnish to Agent receipts evidencing such payments prior to the dates on which such payments are delinquent, subject to Grantor’s right to contest taxes, assessments and other governmental charges as provided in the Credit Agreement.  Grantor shall diligently pursue the discharge (by bonding, payment or otherwise) of any lien filed against the Property or Grantor (including federal tax liens) and will keep and maintain the Property free from the claims of all persons supplying labor or materials to the Property, subject to Grantor’s right to contest the same as provided in the Credit Agreement and (b) Permitted Encumbrances.  Grantor shall not claim or be entitled to any credit against the taxable value of the Property by reason of this Instrument, or any deduction in or credit on the Secured Obligations by reason of Impositions paid.

Section 2.4                      Taxes, Liens and Other Charges.

(a)           In the event of the passage of any state, federal, municipal or other governmental law, order, rule or regulation, subsequent to the date hereof, in any manner changing or modifying the laws now in force governing the taxation of debts secured by mortgages, deeds of trust or other security instruments or the manner of collecting taxes so as to adversely affect Agent or the Lenders, Grantor will promptly pay any such tax.  If Grantor fails to make such payment promptly, or if Agent is advised by third party counsel chosen by Agent that any such state, federal, municipal, or other governmental law, order, rule or regulation prohibits Grantor from making such payment or would penalize Agent or the Lenders if Grantor makes such payment or if Agent is advised by third party counsel chosen by Agent the making of such payment could reasonably result in the imposition of interest beyond the maximum amount permitted by applicable law, then the entire balance of the principal sums secured by this Instrument and all interest accrued thereon shall, at the option of Agent, become immediately due and payable.

(b)           Grantor will pay all taxes, liens, assessments and charges of every character including all utility charges, whether public or private, already levied or assessed or that may hereafter be levied or assessed upon or against the Property as required under the Credit Agreement.

Section 2.5                      Insurance.

Grantor shall procure for, deliver to and maintain for the benefit of Agent and Lenders the insurance policies described in the Credit Agreement.  Grantor shall pay all premiums on such insurance policies.  All proceeds of any property or casualty insurance or awards of damages on account of any taking or condemnation for public use of or injury to the Property shall be applied in accordance with the terms and provisions of the Credit Agreement.  In the event of a foreclosure sale of all or any part of the Property pursuant to the enforcement of this Instrument, the purchaser of such Property shall succeed to all rights of Grantor, including any rights to the proceeds of insurance and to unearned premiums, in and to all of the policies of insurance.  In the event of a foreclosure sale, Agent is hereby authorized, without the further consent of Grantor, to take such steps as Agent may reasonably deem advisable to cause the interest of such purchaser to be protected by any of such policies.  In case of Grantor’s failure to keep the Property properly insured as required herein, Agent, after notice to Grantor, at its option may (but shall not be required to) acquire such insurance as required by the Credit Agreement at Borrower’s and Grantor’s sole expense.

Section 2.6                      Condemnation.  If all or any portion of the Property shall be damaged or taken through condemnation (which term when used in this Instrument shall include any damage or taking by any governmental authority or any transfer by private sale in lieu thereof), either temporarily or permanently, then all compensation, awards and other payments or relief thereof, shall be paid and applied in accordance with terms and provisions of the Credit Agreement.

Section 2.7                      Care, Use and Management of Property.

(a)           Grantor will do all things necessary to maintain, preserve, protect and keep the Property, in good condition and repair, working order and condition, ordinary wear and tear excepted.

(b)           Subject to the terms of the Credit Agreement, Grantor will not remove or demolish nor alter nor expand the Improvements or any other fixtures or personal property relating thereto without the consent of Lender, except when incidental to the replacement of fixtures and personal property with items of like kind and value or customary tenant improvements pursuant to Leases approved or deemed approved pursuant to the Credit Agreement.

(c)           If the Property or any part thereof is materially damaged by fire or any other cause, Grantor will give immediate written notice thereof to Agent.

(d)           Grantor will promptly comply with all present and future laws, ordinances, rules and regulations of any governmental authority, all restrictive covenants and other agreements affecting the Property or relating to the operation thereof affecting the Property or any part thereof and all licenses or permits affecting the Property or any part thereof, subject to Grantor’s right to contest the same as provided in the Credit Agreement.

(e)           Grantor shall keep the Property, including the Improvements and the Personal Property (as hereinafter defined), in good order, repair and tenantable condition and shall replace fixtures, equipment, machinery and appliances on the Property when necessary to keep such items in good order, repair, and tenantable condition (ordinary wear and tear excepted).

(f)           Grantor shall not abandon the Property.  Grantor shall not initiate, fail to contest or acquiesce in a change in the zoning classification of the Property or subject the Property to restrictive or negative covenants without Agent’s written consent.  Grantor shall, subject to Grantor's right to contest same in accordance with the Credit Agreement, comply with, observe and perform all zoning and other laws affecting the Property, all agreements and restrictive covenants affecting the Property.

(g)           Subject to the rights of tenants under applicable Leases and applicable non-disturbance agreements, Agent may make or cause to be made reasonable entries upon and inspections of the Property as permitted in the Credit Agreement during normal business hours and upon reasonable advance notice, or at any other time when reasonably necessary or appropriate in an emergency circumstance or to protect or preserve the Property.

(h)           If all or any part of the Property shall be damaged by fire or other casualty or loss, then Grantor will restore the Property in accordance with the terms of the Credit Agreement; and if a part of the Property shall be damaged through condemnation, Grantor will restore, repair or alter the remaining portions of the Property in accordance with the terms of the Credit Agreement.  Notwithstanding the foregoing, Grantor shall not be obligated to so restore unless, in each instance, Agent agrees to make available to Grantor (subject to the terms of the Credit Agreement) any net Insurance Proceeds or Condemnation Proceeds actually received by Agent hereunder in connection with such casualty loss or condemnation, to the extent such proceeds are required to defray the expense of such restoration; provided, however, that, subject to the provisions of the Credit Agreement, the insufficiency of any such insurance or condemnation proceeds to defray the entire expense of restoration shall in no way relieve Grantor of its obligation to restore.

(i)           Grantor shall pay all normal and customary operating expenses for the Property as the same become due.

Section 2.8                      Leases and other Agreements Affecting Property.

(a)           As additional security for the Secured Obligations, Grantor presently and unconditionally assigns and transfers to Agent all of Grantor’s right, title and interest in and to the Leases and the Revenues, including those now due, past due or to become due by virtue of any of the Leases for the occupancy or use of all or any part of the Property.  Grantor hereby authorizes Agent or Agent’s agents to collect the Revenues and hereby directs such tenants, lessees and licensees of the Property to pay the Revenues to Agent or Agent’s agents; provided, however, Agent hereby grants to Grantor a license to collect, receive, use and enjoy the Revenues, which license shall be revocable upon the occurrence and during the continuance of an Event of Default. Grantor agrees that each and every tenant, lessee and licensee of the Property may pay, and hereby irrevocably authorizes and directs each and every tenant, lessee and licensee of the Property to pay, the Revenues to Agent or Agent’s agents on Agent’s written demand therefor (which demand may be made by Agent at any time after the occurrence and during the continuance of an Event of Default) without any obligation on the part of said tenant, lessee or licensee to inquire as to the existence of an Event of Default and notwithstanding any notice or claim of Grantor to the contrary, and Grantor agrees that Grantor shall have no right or claim against said tenant, lessee or licensee for or by reason of any Revenues paid to Agent following receipt of such written demand.

(b)           Grantor hereby covenants that Grantor has not executed any prior assignment of the Leases or the Revenues, that Grantor has not performed, and will not perform, any acts and has not executed, and will not execute, any instruments which would prevent Agent from exercising the rights of [the beneficiary of this Instrument] [the mortgagee hereunder], and that at the time of execution of this Instrument, there has been no anticipation or prepayment of any of the Revenues for more than one (1) month prior to the due dates of such Revenues.  Grantor further covenants that Grantor will not hereafter collect or accept payment of any Revenues more than one (1) month prior to the due dates of such Revenues.

(c)           Grantor agrees that neither the foregoing assignment of Leases and Revenues nor the exercise of any of Agent’s rights and remedies under this Section or Article 2 hereof shall be deemed to make Agent a mortgagee-in-possession or otherwise responsible or liable in any manner with respect to the Leases, the Property or the use, occupancy, enjoyment or operation of all or any portion thereof, unless and until Agent, in person or by agent, assumes actual possession thereof.  Grantor further agrees that the appointment of any receiver for the Property by any court at the request of Agent or by agreement with Grantor, or the entering into possession of any part of the Property by such receiver, shall not be deemed to make Agent a mortgagee-in-possession or otherwise responsible or liable in any manner with respect to the Leases, the Property or the use, occupancy, enjoyment or operation of all or any portion thereof.

(d)           If Agent exercises its rights and remedies pursuant to this Section or Article 2 hereof, all Revenues thereafter collected shall be applied in such order as Agent may elect in its discretion to the reasonable costs of taking control of and managing the Property and collecting the Revenues, including, but not limited to, reasonable out-of-pocket, third party attorneys’ fees actually incurred, fees, receiver fees, premiums on receiver’s bonds, costs of repairs to the Property, premiums on insurance policies, Impositions and other charges on the Property, and the costs of discharging any obligation or liability of Grantor as landlord, lessor or licensor of the Property, or to the Secured Obligations.  Agent or any receiver shall have access to the books and records used in the operation and maintenance of the Property and shall be liable to account only for those Revenues actually received.  The entering upon and taking possession of and maintaining of control of the Property by Agent or any receiver and the application of Revenues as provided herein shall not cure or waive any Event of Default or invalidate any other right or remedy of Agent hereunder.

(e)           It is the intention of Agent and Grantor that the assignment effectuated by this Instrument with respect to the Revenues shall be a direct and currently effective assignment and shall not constitute merely an obligation to grant a lien, security interest or pledge for the purpose of securing the Secured Obligations.

(f)           In the event that a court of competent jurisdiction determines that, notwithstanding such expressed intent of the parties, Agent’s interest in the Revenues constitutes a lien on or security interest in or pledge of the Revenues, it is agreed and understood that the forwarding of a notice to Grantor after the occurrence of an Event of Default advising Grantor of the revocation of Grantor’s license to collect such Revenues, shall be sufficient action by Agent to (i) perfect such lien on or security interest in or pledge of the Revenues, (ii) take possession thereof and (iii) entitle Agent to immediate and direct payment of the Revenues, for application as provided in this Instrument, all without the necessity of any further action by Agent, including, without limitation, any action to obtain possession of the Land, Improvements or any other portion of the Property.

(g)           Grantor shall observe and perform each and every term, covenant and provision to be observed or performed by Grantor pursuant to the Credit Agreement, any other Loan Document and any other agreement or recorded instrument affecting or pertaining to the Property and any amendments, modifications or changes thereto.

Section 2.9                      Intentionally Omitted.

Section 2.10                      Security Agreement.

(a)           Insofar as the machinery, apparatus, equipment, fittings, fixtures, building supplies and materials, general intangibles and articles of personal property subject to the lien of this Instrument, Grantor grants unto Agent a security interest therein and this Instrument is hereby made and declared to be a security agreement, encumbering each and every item of personal property (the “Personal Property”) included herein, in compliance with the provisions of the Uniform Commercial Code as enacted in the applicable jurisdiction as set forth in Section 3.04 below, and as may be amended from time to time (the “UCC”).  A financing statement or statements [reciting this Instrument to be a security instrument] affecting all of said personal property aforementioned, shall be appropriately filed.  The remedies for any violation of the covenants, terms and conditions of the security agreement herein contained shall be (i) as prescribed herein with respect to the Property, or (ii) as prescribed by general law, or (iii) as prescribed by the specific statutory consequences now or hereafter enacted and specified in said UCC, all at Agent’s sole election.  Grantor and Agent agree that the filing of such financing statement(s) in the records normally having to do with personal property shall never be construed as in any way derogating from or impairing this declaration and hereby stated intention of Grantor and Agent that everything used in connection with the production of income from the Property and/or adapted for use therein and/or which is described or reflected in this Instrument, is to the full extent provided by law, and at all times and for all purposes and in all proceedings both legal or equitable shall be, regarded as part of the real estate irrespective of whether (i) any such item is physically attached to the Improvements, (ii) serial numbers are used for the better identification of certain items capable of being thus identified in a recital contained herein, or (iii) any such item is referred to or reflected in any such financing statement(s) so filed at any time.  Similarly, the mention in any such financing statement(s) of the rights in and to (1) the proceeds of any fire and/or hazard insurance policy, or (2) any award in eminent domain proceedings for a taking or for loss of value, or (3) Grantor’s interest as lessor in any present or future lease or rights to income growing out of the use and/or occupancy of the Property, whether pursuant to lease or otherwise, shall never be construed as in any way altering any of the rights of Agent as determined by this Instrument, subject to the provisions of the Credit Agreement, or impugning the priority of Agent’s lien granted hereby or by any other recorded document, but such mention in such financing statement(s) is declared to be for the protection of Agent in the event any court shall at any time hold with respect to the foregoing (1), (2) or (3), that notice of Agent’s priority of interest to be effective against a particular class of persons, must be filed in the UCC records.

(b)           Grantor warrants that (i) Grantor’s (that is, “Debtor’s”) correct legal name (including, without limitation, punctuation and spacing) indicated on the public record of Grantor’s jurisdiction of organization, identity or corporate structure, residence or chief executive office and jurisdiction of organization are as set forth in Subsection 1.10(c) hereof; (ii) Grantor (that is, “Debtor”) has been using or operating under said name, identity or corporate structure without change for the time period set forth in Subsection 1.10(c) hereof, and (iii) the location of the Personal Property secured by this Instrument is upon the Land (except that the books and records related to the Property may be stored and maintained at another site). Grantor covenants and agrees that Grantor shall not change any of the matters addressed by clauses (i) or (iii) of this Subsection 1.10(b) unless it has given Agent thirty (30) days prior written notice of any such change and has executed or authorized at the request of Agent such additional financing statements or other instruments to be filed in such jurisdictions as Agent may deem necessary or advisable in its sole discretion to prevent any filed financing statement from becoming misleading or losing its perfected status.

(c)           The information contained in this Subsection 1.10(c) is provided in order that this Instrument shall comply with the requirements of the UCC, for instruments to be filed as financing statements.  The names of the “Debtor” and the “Secured Party”, the identity or corporate structure, jurisdiction of organization, organizational number, federal tax identification number, and residence or chief executive office of “Debtor”, and the time period for which “Debtor” has been using or operating under said name and identity or corporate structure without change, are as set forth in Schedule 1 of Exhibit “C” attached hereto and by this reference made a part hereof; the mailing address of the “Secured Party” from which information concerning the security interest may be obtained, and the mailing address of “Debtor”, are as set forth in Schedule 2 of Exhibit “C” attached hereto; and a statement indicating the types, or describing the items, of Personal Property secured by this Instrument is set forth hereinabove.

(d)           Exhibit “C” correctly sets forth all names and tradenames that Grantor has used within the last five years, and also correctly sets forth the locations of all of the chief executive offices of Grantor over the last five years.

(e)           The Grantor hereby covenants and agrees that:

(i)           Grantor shall not merge or consolidate into, or transfer any of the Property to, any other person or entity except as permitted under the Credit Agreement.

(ii)           Grantor shall, at any time and from time to time, take such steps as Agent may reasonably request for Agent (A) to obtain an acknowledgment, in form and substance reasonably satisfactory to Agent, of any bailee having possession of any of the Property, stating that the bailee holds possession of such Property on behalf of Agent, (B) to obtain “control” of any investment property, deposit accounts, letter-of-credit rights, or electronic chattel paper (as such terms are defined by the UCC with corresponding provisions thereof defining what constitutes “control” for such items of collateral), with any agreements establishing control to be in form and substance reasonably satisfactory to Agent, and (C) otherwise to insure the continued perfection and priority of the Agent’s security interest in any of the Property and of the preservation of its rights therein.  If Grantor shall at any time, acquire a “commercial tort claim” (as such term is defined in the UCC) with respect to the Property or any portion thereof, Grantor shall promptly notify Agent thereof in writing, providing a reasonable description and summary thereof, and shall execute a supplement to this Instrument in form and substance acceptable to Agent granting a security interest in such commercial tort claim to Agent.

(iii)           Grantor hereby authorizes Agent, its counsel or its representative, at any time and from time to time, to file financing statements, amendments and continuations that describe or relate to the Property or any portion thereof in such jurisdictions as Agent may deem necessary or desirable in order to perfect the security interests granted by Grantor under this Instrument or any other Loan Document, and such financing statements may contain, among other items as Agent may deem advisable to include therein, the federal tax identification number of Grantor.

(iv)           Grantor shall not license, lease, sell or otherwise transfer any of the general intangibles to any third party during the term of this Instrument and the Credit Agreement without the prior written consent of the Agent (which consent may be withheld in the Agent’s sole discretion); and the Grantor will continue to use all trademarks, service marks and trade names in a consistent manner and shall take all steps necessary to properly maintain any formal registrations on the general intangibles, and to defend and enforce them, for the term of this Instrument and the Credit Agreement.

Section 2.11                      After-Acquired Property.  All property acquired by Grantor after the date of this Instrument which by the terms of this Instrument shall be subject to the lien and the security interest created hereby, shall immediately upon the acquisition thereof by Grantor and without further mortgage, conveyance or assignment become subject to the lien and security interest created by this Instrument. Nevertheless, Grantor shall execute, acknowledge, deliver and record or file, as appropriate, all and every such further mortgages, security agreements, financing statements, assignments and assurances as Agent shall reasonably require for accomplishing the purposes of this Instrument.

Section 2.12                      Intentionally Omitted.

Section 2.13                      Subrogation.  Agent shall be subrogated to the claims and liens of all parties whose claims or liens are discharged or paid with the proceeds of the Secured Obligations secured hereby.

Section 2.14                      Limit of Validity.  If from any circumstances whatsoever fulfillment of any provision of this Instrument, the Guaranty, the Credit Agreement, the Note, any other Loan Document or any Hedge Document, at the time performance of such provision shall be due, shall be subject to the defense of usury or otherwise transcend or violate applicable law concerning interest or other charges, then ipso facto the obligation to be fulfilled shall be reduced to the limit, so that in no event shall any exaction be possible under this Instrument, the Guaranty, the Note, the Credit Agreement, any other Loan Document or any Hedge Document be subject to the defense of usury or otherwise transcend or violate applicable law concerning interest or other charges that is in excess of the current limit, but such obligation shall be fulfilled to the maximum limit permitted.  The provisions of this Section 1.14 shall control every other provision of this Instrument, the Guaranty, the Note, the Credit Agreement or any other Loan Document or any Hedge Document.

Section 2.15                      Conveyance of Property.  Grantor hereby acknowledges to Agent that (a) the identity and expertise of Grantor was and continues to be a material circumstance upon which Agent has relied in connection with, and which constitute valuable consideration to Agent for, the extending to Borrower of the loans and other extensions of credit evidenced by the Note and Credit Agreement, and (b) any change in such identity or expertise could materially impair or jeopardize the security for the payment of the Secured Obligations granted to Agent by this Instrument. Grantor therefore covenants and agrees with Agent, as part of the consideration for the extending to Borrower of the loans evidenced by the Note, that Grantor shall not convey, transfer, assign, further encumber or pledge any or all of its interest in the Property except as permitted under the Credit Agreement.

ARTICLE III.

Section 3.1                      Events of Default.  The term “Event of Default” as used herein shall have the following meanings:

(a)           If a default shall occur with respect to covenants, agreements and obligations of Grantor under this Instrument involving the payment of money and shall continue for a period of five (5) Business Days after the due date thereof; or

(b)           If there is a failure to perform or observe any of the other covenants, agreements and conditions contained in this Instrument in accordance with the terms hereof, and such default continues unremedied for a period of thirty (30) days after written notice from Beneficiary to Grantor of the occurrence thereof; or

(c)           An “Event of Default” (as defined in the Credit Agreement) occurs under the Credit Agreement.

Section 3.2                      Acceleration of Maturity.  If an Event of Default shall have occurred and be continuing, then the entire Secured Obligations secured hereby shall, at the option of Agent and as permitted by the terms of the Credit Agreement, immediately become due and payable without notice or demand except as required by law, time being of the essence of this Instrument.

Section 3.3                      Right to Enter and Take Possession.

(a)           If an Event of Default shall have occurred and be continuing, Grantor, upon demand of Agent, shall forthwith surrender to Agent the actual possession of the Property, and if and to the extent permitted by law, Agent itself, or by such officers or agents as it may appoint, may enter and take possession of all the Property (or such portion or portions as Agent may select) without the appointment of a receiver, or an application therefor, and may exclude Grantor and its agents and employees wholly therefrom, and may have joint access with Grantor to the books, papers and accounts of Grantor.

(b)           If Grantor shall for any reason fail to surrender or deliver the Property or any part thereof after such demand by Agent, Agent may obtain a judgment or decree conferring upon Agent the right to immediate possession or requiring Grantor to deliver immediate possession of the Property to Agent. Grantor will pay to Agent, upon demand, all reasonable out-of-pocket expenses actually incurred to obtain such judgment or decree; and all such expenses shall, until paid, be secured by the lien of this Instrument.

(c)           Upon every such entering upon or taking of possession, Agent may hold, store, use, operate, manage and control the Property and conduct the business thereof and, from time to time, to the extent Agent may deem reasonable necessary: (i) make all reasonably necessary and proper maintenance, repairs, renewals and replacements; (ii) insure or keep the Property insured in accordance with the terms of the Credit Agreement; (iii) lease, manage and operate the Property and exercise all the rights and powers of Grantor to the same extent as Grantor could in its own name or otherwise with respect to the same, subject to the terms of any and all Leases, and any non-disturbance agreement entered in connection with any and all Leases; and (iv) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted Agent, all as Agent from time to time may determine to be in its best interest. Agent may collect and receive all the rents, issues, profits and revenues from the Property, including those past due as well as those accruing thereafter, and, after deducting (1) all reasonable out-of-pocket expenses of taking, holding, managing and operating the Property (including compensation for the services of all persons employed for such purposes); (2) the cost of all such maintenance, repairs, renewals and replacements; (3) the cost of such insurance; and (4) such taxes, assessments and other similar charges as Agent may at its option pay, Agent shall apply the remainder of the monies and proceeds so received by Agent in accordance with Section 9.4 of the Credit Agreement.  Agent shall have no obligation to discharge any duties of a landlord to any tenant or to incur any liability as a result of any exercise by Agent of any rights under this Instrument or otherwise.

(d)           Whenever all that is due upon the Secured Obligations and under any of the terms, covenants, conditions and agreements of this Instrument shall have been paid, the Lenders have no obligation to make further Loans and the Issuing Lender has no further obligation to issue Letters of Credit, and all Events of Default cured, Agent shall surrender possession of the Property to Grantor, its successors or assigns.  The same right of taking possession, however, shall exist if any subsequent Event of Default shall occur and be continuing.

Section 3.4                      Performance by Agent.  If there shall be a Default or an Event of Default in the payment, performance or observance of any term, covenant or condition of this Instrument, Agent may, so long as such Default or Event of Default continues, at its option, pay, perform or observe the same, and all payments made or costs or expenses incurred by Agent in connection therewith, shall be secured hereby and shall be, upon demand, immediately repaid by Grantor to Agent with interest thereon at the Default Rate.  Agent is hereby empowered to enter and to authorize others to enter upon the Land or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without thereby becoming liable to Grantor or any person in possession holding under Grantor.

Section 3.5                      Receiver.  If an Event of Default shall have occurred and be continuing, Agent, upon application to a court of competent jurisdiction, shall be entitled as a matter of strict right without regard to the occupancy or value of any security for the Secured Obligations secured hereby or the solvency of any party bound for its payment, to the appointment of a receiver to take possession of and to operate the Property (or such portion or portions as Agent may select) and to collect and apply the rents, issues, profits and revenues thereof.  The receiver shall have all of the rights and powers permitted under the laws of the applicable jurisdiction as set forth in Section 3.04 below.  Grantor will pay to Agent upon demand all reasonable out-of-pocket expenses, including receiver’s fees, reasonable third-party attorney’s fees, costs and agent’s compensation, actually incurred pursuant to the provisions of this Section 2.05, and all such expenses shall be secured by this Instrument.

Section 3.6                      Enforcement.

(a)           If an Event of Default shall have occurred and be continuing, to the extent permitted by law, Agent, at its option, may effect the foreclosure of this Instrument subject to applicable law by [selling] or [directing the Trustee to sell] the Property (or such portion or portions thereof as the [Agent] or [Trustee may select]) at public auction at such time and place and upon such terms and conditions as may be required or permitted by applicable law, after having first advertised the time, place and terms of sale in accordance with applicable law.  At any foreclosure sale, such portion of the Property as is offered for sale may, at the [Agent’s] or [Trustee’s] option, be offered for sale for one total price, and the proceeds of such sale accounted for in one account without distinction between the items of security or without assigning to them any proportion of such proceeds, the Grantor hereby waiving the application of any doctrine of marshalling.

(b)           If an Event of Default shall have occurred and be continuing, Agent may, in addition to and not in abrogation of the rights covered under subparagraph (a) of this Section 2.06, either with or without entry or taking possession as herein provided or otherwise, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to enforce payment of the Secured Obligations or the performance of any term, covenant, condition or agreement of this Instrument or any other right, and (ii) to pursue any other remedy available to it, all as Agent shall determine most effectual for such purposes.

Section 3.7                      Purchase by Agent.  Upon any foreclosure sale, Agent, on behalf of the Lenders and the holders of the Hedge Obligations, may bid for and purchase the Property and shall be entitled to apply all or any part of the Secured Obligations secured hereby as a credit to the purchase price.

Section 3.8                      Application of Proceeds of Sale.  The proceeds received by Agent as a result of the foreclosure sale of the Property or the exercise of any other rights or remedies hereunder shall be applied in the manner provided for in Section 9.4 of the Credit Agreement.

Section 3.9                      Grantor as Tenant Holding Over.  In the event of any such foreclosure sale by Agent, Grantor shall be deemed a tenant holding over and shall forthwith deliver possession to the purchaser or purchasers at such sale or be summarily dispossessed according to provisions of law applicable to tenants holding over.

Section 3.10                      Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws.  Grantor agrees, to the full extent permitted by law, that in case of a Default or Event of Default, neither Grantor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension, homestead, exemption or redemption laws now or hereafter in force and Grantor, for itself and all who may at any time claim through or under it, hereby waives to the full extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets comprised in the security intended to be created hereby marshaled upon any foreclosure of the lien hereof.

Section 3.11                      Waiver of Homestead.  Grantor hereby waives and renounces all homestead and exemption rights provided for by the Constitution and the laws of the United States and of any state, in and to the Property as against the collection of the Secured Obligations, or any part hereof.

Section 3.12                      Leases; Licensees.  Agent, at its option, is authorized to foreclose this Instrument subject to the rights of any tenants, lessees and licensees of the Property, and the failure to make any such tenants, lessees or licensees parties to any such foreclosure proceedings and to foreclose their rights will not be, nor be asserted by Grantor to be a defense to any proceedings instituted by Agent to collect the sums secured hereby.

Section 3.13                      Discontinuance of Proceedings and Restoration of the Parties.  In case Agent shall have proceeded to enforce any right, power or remedy under this Instrument by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to Agent, then and in every such case Grantor and Agent shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Agent shall continue as if no such proceeding had been taken.

Section 3.14                      Remedies Cumulative.  No right, power or remedy conferred upon or reserved to Agent by this Instrument is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and may be exercised against Grantor as Agent may select and shall be in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

Section 3.15                      Waiver.

(a)           No delay or omission of Agent, any Lender or any holder of the Hedge Obligations to exercise any right, power or remedy accruing upon any Default or Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Default or Event of Default, or acquiescence therein; and every right, power and remedy given by this Instrument to Agent may be exercised from time to time and as often as may be deemed expedient by Agent.  No consent or waiver, expressed or implied, by Agent to or of any Default or Event of Default by Grantor in the performance of the obligations thereof hereunder shall be deemed or construed to be a consent or waiver to or of any other Default or Event of Default in the performance of the same or any other obligations of Grantor hereunder.  Failure on the part of Agent, the Lenders or any holder of the Hedge Obligations to complain of any act or failure to act or to declare a Default or Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Agent, any Lender or any holder of the Hedge Obligations of its rights hereunder or impair any rights, powers or remedies consequent on any Default or Event of Default by Grantor.

(b)           If Lenders or Agent on behalf of the Lenders, or any holder of the Hedge Obligations (i) grant forbearance or an extension of time for the payment of any sums secured hereby; (ii) take other or additional security for the payment of any sums secured hereby; (iii) waive or do not exercise any right granted herein or in the Note, the Credit Agreement, any other Loan Document or any Hedge Document; (iv) release any part of the Property from the lien of this Instrument or otherwise change any of the terms, covenants, conditions or agreements of the Note, this Instrument, any other Loan Document or any Hedge Document; (v) consent to the filing of any map, plat or replat affecting the Property; (vi) consent to the granting of any easement or other right affecting the Property; or (vii) make or consent to any agreement subordinating the lien hereof, any such act or omission shall not release, discharge, modify, change or affect the original liability under the Note, the Credit Agreement, the Guaranty, this Instrument or any other obligation of Grantor, or any subsequent purchaser of the Property or any part thereof, or any maker, co-signer, endorser, surety or guarantor; nor shall any such act or omission preclude Agent from exercising any right, power or privilege herein granted or intended to be granted in the event of any Default then made or of any subsequent Default; nor, except as otherwise expressly provided in an instrument or instruments executed by Agent, shall the lien of this Instrument be altered thereby.  In the event of the sale or transfer by operation of law or otherwise of all or any part of the Property, Agent, without notice, is hereby authorized and empowered to deal with any such vendee or transferee with reference to the Property or the Secured Obligations secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

Section 3.16                      Suits to Protect the Property.  Agent shall have power (a) to institute and maintain such suits and proceedings as it may reasonably deem expedient to prevent any impairment of the Property by any acts which may be unlawful or in violation of this Instrument, (b) to preserve or protect its interest in the Property and in the rents, issues, profits and revenues arising therefrom, and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order would impair the security hereunder or be prejudicial to the interest of Lenders or the holders of the Hedge Obligations.

Section 3.17                      Agent May File Proofs of Claim.  In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Grantor, its creditors or its property, Agent, to the extent permitted by law, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Agent, Lenders and the holders of the Hedge Obligations allowed in such proceedings for the entire amount due and payable by Grantor under this Instrument at the date of the institution of such proceedings and for any additional amount which may become due and payable by Grantor hereunder after such date.

Section 3.18                      WAIVER OF GRANTOR’S RIGHTS.  BY EXECUTION OF THIS INSTRUMENT, GRANTOR EXPRESSLY: (A) ACKNOWLEDGES THE RIGHT OF AGENT, THE LENDERS AND/OR THE HOLDERS OF THE HEDGE OBLIGATIONS TO ACCELERATE THE SECURED OBLIGATIONS AND, TO THE EXTENT PERMITTED BY LAW, THE POWER OF AGENT [TO CAUSE TRUSTEE] TO SELL THE PROPERTY BY NONJUDICIAL FORECLOSURE UPON AN EVENT OF DEFAULT BY GRANTOR WITHOUT ANY JUDICIAL HEARING AND WITHOUT ANY NOTICE OTHER THAN SUCH NOTICE (IF ANY) AS IS SPECIFICALLY REQUIRED TO BE GIVEN UNDER THE PROVISIONS OF THIS INSTRUMENT OR BY LAW; (B) TO THE FULL EXTENT PERMITTED BY LAW, WAIVES ANY AND ALL RIGHTS WHICH GRANTOR MAY HAVE UNDER THE CONSTITUTION OF THE UNITED STATES (INCLUDING, WITHOUT LIMITATION, THE FIFTH AND FOURTEENTH AMENDMENTS THEREOF), THE VARIOUS PROVISIONS OF THE CONSTITUTIONS FOR THE SEVERAL STATES, OR BY REASON OF ANY OTHER APPLICABLE LAW, TO NOTICE AND TO JUDICIAL HEARING PRIOR TO THE EXERCISE BY AGENT OF ANY RIGHT OR REMEDY HEREIN PROVIDED TO AGENT, EXCEPT SUCH NOTICE (IF ANY) AS IS SPECIFICALLY REQUIRED TO BE PROVIDED IN THIS INSTRUMENT OR BY APPLICABLE

LAW; (C) ACKNOWLEDGES THAT GRANTOR HAS READ THIS INSTRUMENT AND THE OTHER LOAN DOCUMENTS AND ANY AND ALL QUESTIONS REGARDING THE LEGAL EFFECT OF THIS INSTRUMENT AND THE OTHER LOAN DOCUMENTS AND THEIR PROVISIONS HAVE BEEN EXPLAINED FULLY TO GRANTOR AND GRANTOR HAS CONSULTED WITH COUNSEL OF GRANTOR’S CHOICE PRIOR TO EXECUTING THIS INSTRUMENT; AND (D) ACKNOWLEDGES THAT ALL WAIVERS OF THE AFORESAID RIGHTS OF GRANTOR HAVE BEEN MADE KNOWINGLY, INTENTIONALLY AND WILLINGLY BY GRANTOR AS PART OF A BARGAINED FOR LOAN TRANSACTION.

Section 3.19                      Claims Against Agent, Lenders and Holders of Hedge Obligations.  No action at law or in equity shall be commenced, or allegation made, or defense raised, by Grantor against Agent, the Lenders or any holder of the Hedge Obligations for any claim under or related to this Instrument, the Note, the Credit Agreement, the Guaranty or any other instrument, document, transfer, conveyance, assignment or loan agreement given by Grantor with respect to the Secured Obligations secured hereby, or related to the conduct of the parties thereunder, unless written notice of such claim shall have been given to Agent.

Section 3.20                      [Intentionally Omitted].

Section 3.21                      Indemnification; Waiver of Offset.

(a)           The provisions of Section 10.7 of the Credit Agreement are incorporated herein by reference and shall be applied mutatis mutandis; provided, however, for the purposes of this Instrument, the word “Borrower” in the in Section 10.7 of the Credit Agreement shall be construed to mean Grantor.

(b)           SUBJECT TO THE TERMS OF THE CREDIT AGREEMENT, ALL SUMS PAYABLE BY GRANTOR HEREUNDER SHALL BE PAID WITHOUT NOTICE (EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN OR IN THE CREDIT AGREEMENT), DEMAND, COUNTERCLAIM, SETOFF, DEDUCTION OR DEFENSE AND WITHOUT ABATEMENT, SUSPENSION, DEFERMENT, DIMINUTION OR REDUCTION, AND THE SECURED OBLIGATIONS AND LIABILITIES OF GRANTOR HEREUNDER SHALL IN NO WAY BE RELEASED, DISCHARGED OR OTHERWISE AFFECTED BY REASON OF: (I) ANY DAMAGE TO OR DESTRUCTION OF OR ANY CONDEMNATION OR SIMILAR TAKING OF THE PROPERTY OR ANY PART THEREOF; (II) ANY RESTRICTION OR PREVENTION OF OR INTERFERENCE WITH ANY USE OF THE PROPERTY OR ANY PART THEREOF; (III) ANY TITLE DEFECT OR ENCUMBRANCE OR ANY EVICTION FROM THE LAND OR THE IMPROVEMENTS ON THE LAND OR ANY PART THEREOF BY TITLE PARAMOUNT OR OTHERWISE; (IV) ANY BANKRUPTCY, INSOLVENCY, REORGANIZATION, COMPOSITION, ADJUSTMENT, DISSOLUTION, LIQUIDATION, OR OTHER LIKE PROCEEDING RELATING TO AGENT, THE LENDERS OR ANY HOLDER OF THE HEDGE OBLIGATIONS, OR ANY ACTION TAKEN WITH RESPECT TO THIS INSTRUMENT BY [AGENT] OR [ANY TRUSTEE] OR BY ANY RECEIVER OF AGENT, OR BY ANY COURT, IN SUCH PROCEEDING; (V) ANY CLAIM WHICH GRANTOR HAS, OR MIGHT HAVE, AGAINST AGENT, THE LENDERS OR ANY HOLDER OF THE HEDGE OBLIGATIONS; OR (VI) ANY DEFAULT OR FAILURE ON THE PART OF AGENT, THE LENDERS OR ANY HOLDER OF THE HEDGE OBLIGATIONS TO PERFORM OR COMPLY WITH ANY OF THE TERMS HEREOF OR OF ANY OTHER AGREEMENT WITH GRANTOR. GRANTOR WAIVES ALL RIGHTS NOW OR HEREAFTER CONFERRED BY STATUTE OR OTHERWISE TO ANY ABATEMENT, SUSPENSION, DEFERMENT, DIMINUTION, OR REDUCTION OF ANY SUM SECURED HEREBY AND PAYABLE BY GRANTOR.

Section 3.22                      Revolving Credit/Future Advance.  This Instrument secures Secured Obligations which may provide for a variable rate of interest as well as revolving credit advances and other future advances, whether such advances are obligatory or otherwise.  Advances under the Note are subject to the terms and provisions of the Credit Agreement and the other Security Documents. Grantor acknowledges that the Secured Obligations may increase or decrease from time to time and that if the outstanding balance of the Secured Obligations is ever repaid to zero the security title and security interest created by this Instrument shall not be deemed released or extinguished by operation of law or implied intent of the parties.  This Instrument shall remain in full force and effect as to any further advances under the Credit Agreement made after any such zero balance until the Secured Obligations are paid in full, all agreements to make further advances or issue letters of credit have been terminated and this Instrument has been canceled of record.  Grantor waives the operation of any applicable statutes, case law or regulation having a contrary effect.

ARTICLE IV.

Section 4.1                      Successors and Assigns.  This Instrument shall inure to the benefit of and be binding upon Grantor, [Trustee] and Agent and their respective heirs, executors, legal representatives, permitted successors and assigns.  Whenever a reference is made in this Instrument to Grantor, [Trustee] or Agent such reference shall be deemed to include a reference to the heirs, executors, legal representatives, permitted successors and assigns of Grantor or Agent.

Section 4.2                      Terminology.  All personal pronouns used in this Instrument whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa.  Titles and Articles are for convenience only and neither limit nor amplify the provisions of this Instrument itself, and all references herein to Articles, Sections or subsections thereof, shall refer to the corresponding Articles, Sections or subsections thereof, of this Instrument unless specific reference is made to such Articles, Sections or subsections thereof of another document or instrument.

Section 4.3                      Severability.  If any provision of this Instrument or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Instrument and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 4.4                      Applicable Law.  This Instrument will be governed by the substantive laws of the State of _____________, without giving effect to its principles of choice of law or conflicts of law (except with respect to choice of law or conflicts of law provisions of its Uniform Commercial Code), and the laws of the United States applicable to transactions in the State of ________________.  Should any obligation or remedy under this Instrument be invalid or unenforceable pursuant to the laws provided herein to govern, the laws of any other state referred to herein or of another state whose laws can validate and apply thereto shall govern.

Section 4.5                      Notices.  Except as otherwise provided herein, any notice or other communication required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered if given and delivered as provided in the Guaranty if given to Grantor or as provided in the Credit Agreement if given to Agent.

Section 4.6                      Conflict with Credit Agreement Provisions.  Grantor hereby acknowledges and agrees that, in the event of any conflict between the terms hereof and the terms of the

Credit Agreement, the terms of the Credit Agreement shall control; further provided that the inclusion in this Instrument of terms and provisions, supplemental rights or remedies in favor of the Agent not addressed in the Credit Agreement shall not be deemed to be a conflict with the Credit Agreement and all such additional terms, provisions, supplemental rights or remedies contained herein shall be given full force and effect.

Section 4.7                      Assignment.  Subject to the terms of the Credit Agreement, this Instrument is assignable by Agent pursuant to the Credit Agreement, and any assignment hereof by Agent shall operate to vest in the assignee all rights and powers herein conferred upon and granted to Agent.

Section 4.8                      Time of the Essence.  Time is of the essence with respect to each and every covenant, agreement and obligation of Grantor under this Instrument, and any and all other instruments now or hereafter evidencing, securing or otherwise relating to the Secured Obligations.

Section 4.9                      Grantor.  Unless the context clearly indicates otherwise, as used in this Instrument, “Grantor” means the grantors named in recitals hereof or any of them.  The obligations of Grantor hereunder shall be joint and several.  If any Grantor, or any signatory who signs on behalf of any Grantor, is a corporation, partnership or other legal entity, Grantor and any such signatory, and the person or persons signing for it, represent and warrant to Agent that this Instrument is executed, acknowledged and delivered by Grantor’s duly authorized representatives.

Section 4.10                      Place of Payment; Forum; Waiver of Jury Trial.  All Secured Obligations which may be owing hereunder at any time by Borrower or Grantor shall be payable at the place designated in the Credit Agreement (or if no such designation is made, at the address of Agent indicated at the end of this Instrument).  Grantor, Agent and the Lenders hereby irrevocably submit generally and unconditionally for itself and in respect of its property to the non-exclusive jurisdiction of any state court, or any United States federal court, sitting in the county in which the Secured Obligations are payable, and to the non-exclusive jurisdiction of any state court or any United States federal court sitting in the state in which any of the Property is located, over any suit, action or proceeding arising out of or relating to this Instrument or the Secured Obligations.  Grantor, Agent and the Lenders hereby irrevocably waive, to the fullest extent permitted by law, any objection to the laying of venue in any such court and any claim that any such court is an inconvenient forum.  Grantor, Agent and the Lenders hereby agree and consent that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding may be made by certified or registered mail, return receipt requested, directed to Grantor, Agent or any of the Lenders, at their respective addresses stated in the first paragraph of this Instrument, or at a subsequent addresses of which the other parties have received actual notice in accordance with the Credit Agreement, and service so made shall be completed five (5) days after the same shall have been so mailed.  Nothing herein shall affect the right of Agent or Grantor to serve process in any manner permitted by law or limit the right of Agent or Grantor to bring proceedings in any other court or jurisdiction.  TO THE FULLEST EXTENT PERMITTED BY LAW, GRANTOR, AGENT AND THE LENDERS WAIVE THE RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS INSTRUMENT OR ANY OTHER LOAN DOCUMENT.

3.11           Credit Agreement.  Notwithstanding anything contained herein to the contrary, Grantor agrees to be bound to all of the terms and conditions of the Credit Agreement that

(i) apply to the Property or Grantor, including without limitation, Section 7.6, 7.29 and 7.37 of the Credit Agreement relating to insurance, casualty and condemnation and material contracts, and (ii) relate to grace and/or notice and cure periods, notices of default and acceleration of the Secured Obligations, including without limitation, Article 8 and 9 of the Credit Agreement.  Additionally, Grantor does hereby unconditionally make, warrant, represent, and reaffirm each and every warranty, covenant and representation set forth in the Credit Agreement concerning the Property as if the Property were Real Estate or a Mortgaged Property under the Credit Agreement.

ARTICLE V. – STATE SPECIFIC PROVISIONS

Section 5.1                      Principles of Construction.  In the event of any inconsistencies between the terms and conditions of this Article 4 and the terms and conditions of this Instrument, the terms and conditions of this Article 4 shall control and be binding.

Section 5.2                      State-Specific Provisions.  With respect to the Property (which Property is located in the State of _____________________), notwithstanding anything contained herein to the contrary:

[SIGNATURES ON NEXT PAGE]

THIS INSTRUMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO.  THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

IN WITNESS WHEREOF, Grantor has executed this Instrument as of the day and year first above written.

GRANTOR: _______________________, a _______________________ By: Name: Its:

ACKNOWLEDGMENT

[CONFORM TO REQUIREMENTS OF JURISDICTION]

THE STATE OF ____________	§
                                                                                              §
COUNTY OF ______________	§

This instrument was acknowledged before me on ____________, 20__, by _______________, as _________________ of ___________________ a ____________________, on behalf of said __________________.

(SEAL)	___________________________________
Notary Public

My Commission Expires:                                                                    Print Name of Notary:
______________________                                                             ___________________________________

EXHIBIT “A”

LEGAL DESCRIPTION

EXHIBIT “B”

PERMITTED ENCUMBRANCES

Permitted Encumbrances are such matters as are shown on Schedule B to the Pro Forma Loan Title Insurance Policy File No. _______________________issued by _______________________________ to the Agent in connection with this Instrument.

EXHIBIT “C”

Schedule 1

(Description of “Debtor” and “Secured Party”)

A.           Debtor:

1.
__________________________, a __________________ organized under the laws of the State of ________________.  Debtor has been using or operating under said name and identity or corporate structure without change since ______________________ __, 20__.

Names and Tradenames used within last five years:

___________________

Location of all chief executive offices over last five years:

____________________

Organizational Number:  _________________

Federal Tax Identification Number:  ____________________

B.           Secured Party:

KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent.

Schedule 2

(Notice Mailing Addresses of “Debtor” and “Secured Party”)

A.           The mailing address of Debtor is:

______________________________________
______________________________________
______________________________________
______________________________________
Attn:

B.           The mailing address of Secured Party is:

KeyBank National Association, as Agent
4910 Tiedeman Road, 3rd Floor
Brooklyn, Ohio  44144
Attn:  Real Estate Capital Services

EXHIBIT F

BORROWING NOTICE

KeyBank National Association, as the Administrative Agent
4910 Tiedeman Road, 3rd Floor
Brooklyn, Ohio  44114
Attn:  Vernon Johnson

KeyBank National Association, as the Administrative Agent
1675 Broadway, Suite 400
Mail Code CO-02-WT-0401
Denver, Colorado  80202
Attn:  Cheryl F. VanKlompenberg

Ladies and Gentlemen:

Pursuant to the provisions of Section 2.5 of the Credit Agreement dated as of __________, 2013 (as the same may hereafter be amended, the “Credit Agreement”), among Rouse Properties, L.P. (the “Borrower”), KeyBank National Association for itself and as the Administrative Agent, and the other Lenders from time to time party thereto, the undersigned Borrower hereby requests and certifies as follows:

1.           Loan.  The undersigned hereby requests a [Revolving Credit Loan under Section 2.1] [Swing Loan under Section 2.3] of the Credit Agreement:

Principal Amount:	$__________

Type (LIBOR Rate, Base Rate):

Drawdown Date:

Interest Period for Revolving Credit LIBOR Rate Loans:

by credit to the general account of the Borrower with the Administrative Agent at the Administrative Agent’s Head Office.

If the requested Loan is a Swing Loan and the Borrower desires such Loan to be a LIBOR Rate Loan following its conversion as provided in §2.3(d), specify the interest period following conversion:___________________________.

2.           Use of Proceeds.  Such Loan shall be used for purposes permitted by Section 7.2 of the Credit Agreement.

3.           No Default.  The undersigned certifies that no Default or Event of Default has occurred and is continuing and no Default or Event of Default will arise after giving effect to the making of the Revolving Credit Loan requested hereby.

4.           Representations True.  The undersigned certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors, or their respective Subsidiaries contained in the Credit Agreement and in the other Loan Documents was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true in all material respects at

F-1

and as of the Drawdown Date for the Revolving Credit Loan requested hereby, with the same effect as if made at and as of such Drawdown Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects  only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects).

12.           Other Conditions.  The Borrower certifies, represents and agrees that all other conditions to the making of the Revolving Credit Loan requested hereby set forth in the Credit Agreement have been satisfied.

13.           Definitions.  Terms defined in the Credit Agreement are used herein with the meanings so defined.

IN WITNESS WHEREOF, the undersigned has duly executed this request this _____ day of _____________, 201__.

ROUSE PROPERTIES, L.P., a Delaware limited
partnership

By:	Rouse GP, LLC, a Delaware limited liability company, its General Partner

By:
Name:
Title:

F-2

EXHIBIT G

FORM OF LETTER OF CREDIT REQUEST

[DATE]

KeyBank National Association, as the Administrative Agent
4910 Tiedeman Road, 3rd Floor
Brooklyn, Ohio  44114
Attn:  Vernon Johnson

KeyBank National Association, as the Administrative Agent
1675 Broadway, Suite 400
Mail Code CO-02-WT-0401
Denver, Colorado  80202
Attn:  Cheryl F. VanKlompenberg

Re:	Letter of Credit Request under Credit Agreement dated as of _______, 2013

Ladies and Gentlemen:

Pursuant to Section 2.7 of the Credit Agreement dated as of __________, 2013, among KeyBank National Association, as the Administrative Agent, certain other Lenders and Rouse Properties, L.P. (the “Borrower”) (the “Credit Agreement”), we hereby request that you issue a Letter of Credit as follows:

(i)           Name and address of beneficiary:

(ii)           Face amount:  $

(iii)           Proposed Issuance Date:

(iv)           Proposed Expiration Date:

(v)           Other terms and conditions as set forth in the proposed form of Letter of Credit attached hereto.

(vi)           This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in Section 2.7 of the Credit Agreement.

The undersigned Borrower certifies that no Default or Event of Default has occurred and is continuing and no Default or Event of Default will arise after giving effect to the making of the Revolving Credit Loan requested hereby.

We also understand that if you grant this request this request obligates us to accept the requested Letter of Credit and pay the issuance fee and Letter of Credit fee as required by Section 2.7(e).  All capitalized terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in Section 1.1 of the Credit Agreement.

The undersigned Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower and the Guarantors,

G-1

contained in the Credit Agreement, in the other Loan Documents was true in all material respects as of the date on which it was made, is true as of the date hereof and shall also be true in all material respects at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects).

Very truly yours,

ROUSE PROPERTIES, L.P., a Delaware limited
partnership

By:	Rouse GP, LLC, a Delaware limited liability company, its General Partner

By:
Name:
Title:

G-2

EXHIBIT G-1

FORM OF LETTER OF CREDIT APPLICATION

KeyBank National Association

Application and Agreement for Irrevocable Standby Letter of Credit

To: International Standby Services Group 4910 Tiedeman, 4th floor Brooklyn, Ohio 44144 Mailcode: OH-01-51-0435 Fax Number: (216) 813-3719		Date:
Please issue your Irrevocable Letter of Credit and notify the Beneficiary by: Mail Swift/Telex Courier

Beneficiary: (show full name & complete street address)		Applicant: (show full name & complete street address)

Expiration Date:		Dollar Amount (USD): $
Automatic Extension Clause	Days Notice:	(Amount in words):
Ultimate Expiration Date:

Available by Drafts at sight drawn on you and accompanied by the following documents:
1.
Beneficiary’s statement purportedly signed by an authorized individual of (Beneficiary) certifying “The Principal, (Applicant), has not performed or fulfilled all the undertakings, covenants and conditions in accordance with the terms of the agreement dated     between (Applicant) and (Beneficiary)”.

2.
Beneficiary’s statement purportedly signed by an authorized individual or (Beneficiary) certifying “We hereby certify that invoices under sales agreement between (Applicant) and (Beneficiary) have been submitted for payment and said invoices are past due and payable”.

3.
Beneficiary’s statement purportedly signed by an authorized individual of (Beneficiary) certifying “We hereby certify that (Applicant) has failed to honor their contractual agreement dated    between (Applicant) and (Beneficiary) and that payment has not been made and is   past due.

4.
Beneficiary’s statement purportedly signed by one of its authorized individuals certifying that   (Applicant) was the successful bidder under the Tender No.   dated   for supply of   and that
      (Applicant) has withdrawn their bid or failed to enter into contract.

5.	Beneficiary’s statement, purportedly signed by an authorized individual reading: (Please indicate below the wording which is to appear in the statement to be presented.)

G-1-1

6.	No statement or document by the Beneficiary other than a draft is required to be presented under this L/C.

Partial Drawings:	Permitted	Not Permitted	Charges for:	Beneficiary	Applicant

Special instructions or conditions:

The opening of this credit is governed by the terms and conditions as set forth in the credit agreement.  Furthermore, the applicant shall include revisions of the terminology set forth above as you deem necessary.  I/we hereby agree to the terms and conditions, covenants, and agreements above.

This application and agreement are subject to the current uniform customs and practice for documentary credits fixed the International Chamber of Commerce.

(Customer’s Signature)	(Customer’s Bank Sign Here – if other than KeyBank National Association)	Date:

G-1-2

KeyBank National Association

Application for Amendment to Standby Letter of Credit

To: International Standby Services Group 4910 Tiedeman, 4th floor Brooklyn, Ohio 44144 Mailcode: OH-01-51-0435 Fax Number: (216) 813-3718

Date:	Amendment #:	Letter of Credit #:
Please amend by:	Airmail	Cable/Swift	Courier
Extend Expiration Date to:
Increase	Decrease	By: $	New Total: $
Change Address Beneficiary Applicant	New Address:

Add Delete The following documentary requirement(s) / special instruction(s):

Other:

We understand that amendments to Irrevocable Standby Letters of Credit are subject to acceptance by the beneficiary.  All other terms and conditions of the original Letter of Credit and the Application for the same remain unchanged.  This application shall include revisions of the terminology set forth above as you deem necessary.

Applicant Name:
Authorized Signature:	Title/Phone Number:
Authorized Signature:	Title/Phone Number:

G-1-3

EXHIBIT H

COMPLIANCE CERTIFICATE

KeyBank National Association, as the Administrative Agent
127 Public Square, 8th Floor
Cleveland, Ohio  44114
Attn:  Joshua Mayers

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of _________, 2013 (as the same may hereafter be amended, the “Credit Agreement”) by and among Rouse Properties, L.P. (the “Borrower”), KeyBank National Association for itself and as the Administrative Agent, and the other Lenders from time to time party thereto.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, Borrower is furnishing to you herewith (or have most recently furnished to you) the consolidated financial statements of the Borrower for the fiscal period ended _______________ (the “Balance Sheet Date”).  Such financial statements have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position of the REIT and its Subsidiaries for the periods covered thereby.

This certificate is submitted in compliance with requirements of Sections 2.8(d), 4.4(b), 4.5(a), 5.1(k), 7.1(d) or 7.25(b) of the Credit Agreement.  If this certificate is provided under a provision other than [Section 7.1(d)], the calculations provided below are made using the consolidated financial statements of the REIT as of the Balance Sheet Date adjusted in the best good faith estimate of the REIT to give effect to the making of a Loan, issuance of a Letter of Credit, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of Borrower of its effects are set forth in reasonable detail in an attachment hereto.  The undersigned officer is an Authorized Officer.

The undersigned representative has caused the provisions of the Loan Documents to be reviewed and have no knowledge of any Default or Event of Default.  (Note:  If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower and Guarantors with respect thereto.)

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

H-1

IN WITNESS WHEREOF, the undersigned have duly executed this Compliance Certificate this _____ day of ___________, 201__.

ROUSE PROPERTIES, L.P., a Delaware limited
partnership

By:	Rouse GP, LLC, a Delaware limited liability company, its General Partner

By:
Name:
Title:

H-2

APPENDIX TO COMPLIANCE CERTIFICATE

[TO BE ATTACHED]

H-App-1

EXHIBIT I

BORROWER'S CERTIFICATE

KeyBank National Association, as the Administrative Agent
127 Public Square, 8th Floor
Cleveland, Ohio  44114
Attn:  Joshua Mayers
Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of _____________ __, 2013 (as the same may hereafter be amended, the “Credit Agreement”) by and among Rouse Properties, L.P. (the “Borrower”), KeyBank National Association for itself and as the Administrative Agent, and the other Lenders from time to time party thereto.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, the Borrower is furnishing to you herewith this Borrowing Base Certificate and supporting calculations and information.  The information presented herein has been prepared in accordance with the requirements of the Credit Agreement.

The undersigned is providing the attached information to demonstrate the components of the Borrowing Base and the calculation of the Borrowing Base Availability.  All Mortgaged Properties included in the calculation of the Borrowing Base Availability satisfy the requirements of the Credit Agreement to be included therein.

IN WITNESS WHEREOF, the undersigned has duly executed this Borrowing Base Certificate on behalf of the Borrower (and not in his individual capacity) this _____ day of ___________, 201__.

ROUSE PROPERTIES, L.P., a Delaware limited
partnership

By:	Rouse GP, LLC, a Delaware limited liability company, its General Partner

By:
Name:
Title:

BORROWING BASE WORKSHEET

[TO BE ATTACHED]

I-1

EXHIBIT J

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) between _______________ (the “Assignor”) and _________________________ (the “Assignee”) is dated as of _____________, 20__.  The parties hereto agree as follows:

1.           PRELIMINARY STATEMENT.  The Assignor is a party to a Secured Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.           ASSIGNMENT AND ASSUMPTION.  The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents.  The Commitment purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

3.           EFFECTIVE DATE.  The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period as the Administrative Agent may reasonably determine) after a Notice of Assignment substantially in the form of Exhibit “I” attached hereto has been delivered to the Administrative Agent.  Such Notice of Assignment must include the consent of the Administrative Agent required by Section 13.3(a) of the Credit Agreement.  In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Section 4 hereof are not made on the proposed Effective Date.  The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date.  As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

4.           PAYMENTS OBLIGATIONS.  On and after the Effective Date, the Assignee shall be entitled to receive from the Administrative Agent all payments of principal, interest and fees with respect to the interest assigned hereby.  The Assignee shall advance funds directly to the Administrative Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby.  In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Loans assigned to the Assignee hereunder which is outstanding on the Effective Date.  The Assignee will promptly remit to the Assignor (i) the portion of any principal payments assigned hereunder and received from the

Administrative Agent and (ii) any amounts of interest on Loans and fees received from the Administrative Agent to the extent either (i) or (ii) relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date and have not been previously paid by the Assignee to the Assignor.  In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

5.           REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY.  The Assignor represents and warrants:  (a) that it is the legal and beneficial owner of the interest being assigned by it hereunder, (b) that such interest is free and clear of any adverse claim created by the Assignor, (c) that it has all necessary right and authority to enter into this Assignment, (d) that the Credit Agreement has not been modified or amended except as described in Item 1 of Schedule 1, (e) that the Assignor is not in default under the Credit Agreement, and (f) that, to the best of Assignor’s knowledge, the Borrower is not in default under the Credit Agreement.  It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee.  Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

6.           REPRESENTATIONS OF THE ASSIGNEE.  The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1 and (vi) agrees that it is meets all of the requirements of Section 13.3(a) of the Agreement to qualify as an acceptable assignee and, without limitation, confirms that, unless a Disqualified Institutions Unblock Event has occurred and is continuing as of the Effective Date, it is not a Disqualified Institution.

7.           INDEMNITY.  The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed by Assignee under this Assignment Agreement on and after the Effective Date.  The Assignor agrees to indemnify and hold the Assignee harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignee in connection with or arising in any manner from the Assignor’s non-performance of the obligations assigned to Assignee under this Assignment Agreement prior to the Effective Date.

8.           SUBSEQUENT ASSIGNMENTS.  After the Effective Date, the Assignee shall have the right pursuant to Section 13.3(a) of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4 and 7 hereof.

9.           REDUCTIONS OF AGGREGATE COMMITMENT.  If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.

10.           ENTIRE AGREEMENT.  This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

11.           GOVERNING LAW.  This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of New York.

12.           NOTICES.  Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement.  For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

ASSIGNOR:

___________________________________

By:
Name:______________________________
Title:

ASSIGNEE:

By:
Name:_____________________________
Title:______________________________

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

Attach Assignor’s Administrative Information Sheet, which must include notice address for the Assignor and the Assignee

[to be provided by KeyBank]

SCHEDULE 1
to Assignment Agreement

1.
Description and Date:  Secured Credit Agreement (the “Credit Agreement”) dated as of November __, 2013, among Rouse Properties, L.P., as “Borrower” and KeyBank National Association as “Administrative Agent” and “Lead Arranger” and the Several Lenders from time to time parties hereto, as Lenders.

2.	Date of Assignment Agreement: _____________, 20__

3.	Amounts (As of Date of Item 2 above):

	a.	Aggregate Commitment
		under Credit Agreement	$[___],000,000

	b.	Assignee’s Percentage
of the Aggregate Commitment
purchased under this
		Assignment Agreement**	_____________%

4.	Amount of Assignee’s
Commitment Purchased under this
	Assignment Agreement:		$____________

5.	Proposed Effective Date:		______________, 20__

Accepted and Agreed:

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent

By:
Title:

**  Percentage taken to 10 decimal places.

EXHIBIT “I”
to Assignment Agreement

NOTICE OF ASSIGNMENT

______________, 20__

To:           KeyBank National Association
127 Public Square
Cleveland, Ohio 44114
Attention:  Real Estate Capital

BORROWER:

Rouse Properties, L.P.
1114 Avenue of the Americas
Suite 2800
New York, NY   10110
Attention:  ___________

From:      [NAME OF ASSIGNOR] (the “Assignor”)

[NAME OF ASSIGNEE] (the “Assignee”)

1.           We refer to that Senior Credit Agreement (the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.           This Notice of Assignment (this “Notice”) is given and delivered to the Administrative Agent pursuant to Section 13.3(b) of the Credit Agreement.

3.           The Assignor and the Assignee have entered into an Assignment Agreement, dated as of  , 20__ (the “Assignment”), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement.  The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period as the Administrative Agent may reasonably determine) after this Notice of Assignment and any fee required by Section 13.3(b) of the Credit Agreement have been delivered to the Administrative Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

4.           The Assignor and the Assignee hereby give to the Administrative Agent notice of the assignment and delegation referred to herein.  The Assignor will confer with the

Administrative Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Administrative Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter.  The Assignor shall notify the Administrative Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee.  At the request of the Administrative Agent, the Assignor will give the Administrative Agent written confirmation of the satisfaction of the conditions precedent.

5.           If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Administrative Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee.  The Assignor and, if applicable, the Assignee each agree to deliver to the Administrative Agent the original Note received by it from the Borrower upon its receipt of a new Note in the appropriate amount.

6.           The Assignee advises the Administrative Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

7.           The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are “plan assets” as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be “plan assets” under ERISA.

8.           The Assignee authorizes the Administrative Agent to act as its agent under the Loan Documents in accordance with the terms thereof.  The Assignee acknowledges that the Administrative Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.*

*May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.

NAME OF ASSIGNOR	NAME OF ASSIGNEE

By:	By:

Title:	Title:

ACKNOWLEDGED AND, IF REQUIRED BY THE CREDIT AGREEMENT, CONSENTED TO BY KEYBANK NATIONAL ASSOCIATION, as Administrative Agent.

By:
Title:

[Attach photocopy of Schedule 1 to Assignment]

EXHIBIT K

AMENDMENT REGARDING INCREASE

This Amendment to the Secured Credit Agreement (the “Agreement”) is made as of                           ,          , by and among Rouse Properties, L.P. (the “Borrower”), KeyBank National Association, as “Administrative Agent,” and one or more existing or new “Lenders” shown on the signature pages hereof.

R E C I T A L S

A.           Borrower, Administrative Agent and certain other Lenders have entered into a Secured Credit Agreement dated as of November __, 2013 (as amended, the “Credit Agreement”).  All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.

B.           Pursuant to the terms of the Credit Agreement, the Lenders initially agreed to provide the Borrower with a revolving credit facility in an aggregate principal amount of up to $250,000,000 and a term credit facility in an aggregate principal amount of $260,000,000.  The Borrower and the Administrative Agent on behalf of the Lenders now desire to amend the Credit Agreement in order to, among other things (i) increase the Aggregate Commitment to $__________________; (ii) increase the Aggregate Term Commitment to $__________________; (iii) increase the Aggregate Line Commitment to $__________________; and (iv) admit [name of new banks] as “Lenders” under the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1.           The foregoing Recitals to this Amendment hereby are incorporated into and made part of this Amendment.

2.           From and after _________, ____ (the “Effective Date”) (i) [name of new banks] shall be considered as “Lenders” under the Credit Agreement and the Loan Documents, and (ii) [name of existing Lenders] shall each be deemed to have increased its Commitment to the amount shown next to their respective signatures on the signature pages of this Amendment, each having a Commitment in the amount shown next to their respective signatures on the signature pages of this Amendment.  The Borrower shall, on or before the Effective Date, execute and deliver to each new Lender a Note to evidence the Loans to be made by such Lender.

3.           From and after the Effective Date, the Aggregate Commitment shall equal __________ Million Dollars ($___,000,000).

4.           For purposes of Section 14.1 of the Credit Agreement (Giving Notice), the address(es) and facsimile number(s) for [name of new banks] shall be as specified below their respective signature(s) on the signature pages of this Amendment.

5.           The Borrower hereby represents and warrants that, as of the Effective Date, there is no Default or Event of Default, the representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects as of such date.

6.           As expressly modified as provided herein, the Credit Agreement shall continue in full force and effect.

7.           This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

ROUSE PROPERTIES, L.P., a Delaware limited partnership

By:	Rouse GP, LLC, a Delaware limited liability company, its General Partner

By:
Name:
Title:

Address:
Rouse Properties, L.P.
1114 Avenue of the Americas
Suite 2800
New York, NY   10110
Attention:  ___________

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

127 Public Square, 8th Floor
OH-01-27-0839
Cleveland, Ohio 44114
Phone:  216-689-4660
Facsimile:  216-689-3566
Attention:  ________

With a copy to:

KeyBank National Association
127 Public Square
Cleveland, Ohio  44114
Attention:     John Hyland
Real Estate Capital Client Services
Phone:  216-___-____
Facsimile:  216-___-____

[NAME OF NEW LENDER]

By:
Print Name:
Title:

[Address of New Lender]

Phone:
Facsimile:
Attention:
Amount of Commitment:

EXHIBIT L

APPLICABLE MARGINS

The interest due hereunder with respect to the Advances shall vary from time to time and shall be determined by reference to the Type of Advance and the then-current Leverage Ratio.  Any such change in the Applicable Margin shall be made on the fifth (5th) day subsequent to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 7.1(d) with respect to the preceding fiscal quarter of the Borrower.  Such changes shall be given prospective effect only, and no recalculation shall be done with respect to interest or Letter of Credit fronting fees accrued prior to the date of such change in the Applicable Margin. If any such Compliance Certificate shall later be determined to be incorrect as a result of any fraud or intentional misrepresentation on the part of the Borrower and as a result a higher Applicable Margin should have been in effect for any period, Borrower shall pay to the Administrative Agent for the benefit of the Lenders all additional interest and fees which would have accrued if the original Compliance Certificate had been correct, as shown on an invoice to be prepared by the Administrative Agent and delivered to Borrower, within five (5) Business Days following delivery to the Borrower of such invoice. The per annum Applicable Margins that will be either added to the Alternate Base Rate to determine the Floating Rate or added to LIBOR Base Rate (as adjusted for any Reserve Requirement) to determine the LIBOR Rate for any LIBOR Interest Period shall be determined as follows:

Pricing Level	Leverage Ratio	LIBOR Rate Loans	Floating Rate Loans
Pricing Level 1	Less than 50%	1.85%	0.85%
Pricing Level 2	Equal to or greater than 50% but less than 55%	2.10%	1.10%
Pricing Level 3	Equal to or greater than 55% but less than 60%	2.35%	1.35%
Pricing Level 4	Equal to or greater than 60% but less than 65%	2.75%	1.75%
Pricing Level 5	Equal to or greater than 65%	3.00%	2.00%

The initial Applicable Margin shall be at Pricing Level [3].  The Applicable Margin shall not be adjusted based upon the Leverage Ratio, if at all, until the first day of the first month following the delivery by the Borrower to the Administrative Agent of the Compliance Certificate

L-1

after the end of a fiscal quarter.  In the event that the Borrower shall fail to deliver to the Administrative Agent a quarterly Compliance Certificate on or before the date required by Section 7.1(d), then, without limiting any other rights of the Administrative Agent and the Lenders under this Agreement, the Applicable Margin shall be at Pricing Level 5 until such failure is cured within any applicable cure period, or waived in writing by the Required Lenders, in which event the Applicable Margin shall adjust, if necessary, on the first day of the first month following receipt of such Compliance Certificate.

L-2

EXHIBIT M

MINIMUM INSURANCE REQUIREMENTS
WITH RESPECT TO COLLATERAL POOL PROPERTIES

Borrower shall obtain and keep in full force and effect either permanent Special Form Peril insurance coverage or builder’s risk insurance coverage as appropriate, satisfactory to the Administrative Agent, on each of the Collateral Pool Properties.  All insurance policies shall be issued by carriers with an A.M. Best rating of A- VIII or better, and the Mortgage Properties shall include a standard mortgagee/lender’s loss payable clause (without contribution) in favor of and acceptable to the Administrative Agent for the benefit of the Lenders.  The policies shall provide for the following, and any other coverage that the Administrative Agent may from time to time reasonably deem necessary:

i)           Unless such Collateral Pool Property is vacant land, or land improved only by farm buildings or other non-commercial structures, Commercial Property insurance as provided by a Special Form and/or Builders Risk form (both including Terrorism subject to paragraph ix below and Windstorm) (A) in the amount of 100% of the replacement cost of all improvements located or to be located on the site of such Collateral Pool Property in which the Borrower (directly or indirectly) or the Mortgagor has an insurable interest (B) if the policy is written on a CO-INSURANCE basis, the policy shall contain an AGREED AMOUNT ENDORSEMENT as evidence that the coverage is in an amount sufficient to insure the portion of Total Asset Value represented by such Collateral Pool Property, (C) providing for no deductible in excess of $250,000, with the exception of Wind and Earthquake which may carry a deductible no greater than 5% of the total insurable value of the Collateral Pool Property; and (D) providing coverage for Law and Ordinance coverage, including coverage for Loss to the Undamaged Portion of the Building, Demolition and Debris Removal Costs and Increased Cost of Construction if any of the Collateral Pool Properties shall at any time constitute legal non-conforming structures or uses in amounts as reasonably required by Administrative Agent.  The Full Replacement Cost shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Administrative Agent by an appraiser or contractor designated and paid by Borrower and approved by Administrative Agent, or by an engineer or appraiser in the regular employ of the insurer or insurance broker.  After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade.  No omission on the part of Administrative Agent to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection  “KeyBank National Association and its successors and assigns acting as administrative agent for certain lenders” shall be named as the “Mortgagee” and “Lender’s Loss Payee” on such coverage with respect to any Mortgage Property,

ii)           Commercial General Liability coverage on an occurrence basis, in a minimum amount of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate (with a “per location” aggregate if the policy covers multiple properties); (B) to continue at not less than the aforesaid limit until required to be changed by Administrative Agent in writing by reason of changed economic conditions making such protection inadequate and to contain a deductible or self-insured retention of not more than $250,000 unless otherwise agreed to by Administrative Agent in its sole discretion; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all “insured contracts” as defined in the standard general liability policy; and (5) contractual liability covering the indemnities contained in Section 2.21 of the Mortgages, to the extent the same is available and falls within the definition of an “insured contract”.  Borrower shall also maintain an umbrella policy in an amount no less than $50,000,000.  Both policies must include Terrorism coverage subject to paragraph ix.   “KeyBank National Association and its successors and assigns acting as administrative agent for certain lenders” shall be named as an “Additional Insured”,

iii)           Rent loss or business income coverage (A) with loss payable to Administrative Agent; (B) covering all risks required to be insured for in subsections (i), (iv), (vi), (vii) and (viii) as applicable, in a minimum amount approved by the Administrative Agent of not less than the appraised rentals for a minimum of twelve (12) months (C) and containing an extended period of indemnity of six (6) months.  All insurance proceeds payable to Administrative Agent (for the benefit of the Lenders)  pursuant to this Exhibit shall be held by Administrative Agent and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Notes and this Agreement; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Notes and this Agreement except to the extent such amounts are actually paid out of the proceeds of such business income/loss of rents insurance,

iv)           Flood hazard coverage in amounts acceptable to Administrative Agent, but not to exceed the maximum coverage available under the National Flood Insurance Program, if any portions of the retail or other commercial buildings on such Property are located in a special flood hazard area (“Flood Hazard Area”) as designated by the Federal Emergency Management Agency on its Flood Hazard Boundary Map and Flood Insurance Rate Maps, and the Department of Housing and Urban Development, Federal Insurance Administration, Special Flood Hazard Area Maps,

v)           Workers Compensation and Disability insurance as required by law and  Employers Liability insurance in an amount no less than $1,000,000,

vi)           Equipment Breakdown / Boiler and Machinery insurance, if applicable, in an amount equal to one hundred percent (100%) of the replacement costs of the equipment and the area surrounding the equipment or as shall be reasonably required by Administrative Agent on terms consistent with the commercial property insurance policy required herein,

vii)           if required by Administrative Agent, earthquake insurance in amounts and in form and substance reasonably satisfactory to Administrative Agent, provided that (A) the limit shall be equal to 1x the PML (Scenario Expected Limit, Design Basis Earthquake (DBE), 475-Year-Event) of the Mortgage Property plus business income/loss of rents as required in subsection (c) ; and (B) the insurance shall otherwise be on terms consistent with the commercial property insurance policy required under subsection (a) hereof, with the exception of the deductible which shall be no greater than 5% of the total insurable value of the Mortgage Property,

viii)           auto liability coverage for all owned, hired, and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are required from time to time by Administrative Agent (if applicable),

ix)           the Policies under (i) and (ii) will not contain an exclusion for acts of terrorism; or if TRIPRA (shall mean the Terrorism Risk Insurance Program Reauthorization Act of 2007, as the same may be amended, restated, supplemented or otherwise modified from time to time) is not in effect, and if such Policies contain an exclusion for acts of terrorism, Borrower shall be required to obtain a standalone policy, to the extent commercially available, that provides the same coverage as the Policies would have if such exclusion did not exist; provided, however, that such standalone policy may have a deductible that is reasonable for such stand alone policies with respect to properties similar to the Property and reasonable for the geographic region where the Property is located, so long as in no event shall such deductible exceed $1,000,000 and provided further that Borrower shall not be required to spend for such terrorism insurance an amount in excess of 10% of the insurance premiums covering other perils (i.e., property insurance covering other perils and terrorism coverage combined are no more than 110% of property insurance costs for other perils) but shall be required to purchase as much terrorism insurance as this additional premium will provide, but regardless of the aforesaid premium limitation, Borrower shall maintain such terrorism limits as may be required by Borrower's property insurers as a condition of their providing coverage for other loss such as ensuing fire; and

(x)           such other types and amounts of insurance with respect to such Properties and the operation thereof which are commonly maintained in the case of other property and buildings similar to such Mortgage Properties in nature, use, location, height, and type of construction, as may from time to time be reasonably required by the Administrative Agent.

All insurance provided for in this Exhibit shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the reasonable approval of Administrative Agent as to form and substance including deductibles, loss payees and insureds.  The Borrower shall cause the premium on each such insurance policy to be paid on or prior to the date when due, and the policy term to be renewed annually in the same or substantially equivalent form and coverage as the preceding year and shall provide the Administrative Agent with notice of such renewal at least ten (10) days prior to expiration.  Upon request by the Administrative Agent, certificates of insurance and applicable endorsements, or copies of the policies (redacted for information related to locations/operations not covered by this Agreement) if Administrative Agent deems such certificates and endorsements to be insufficiently detailed, will be provided by the Borrower.  Further, each property policy shall provide that it may not be canceled, reduced or terminated without at least thirty (30) days prior written notice (ten (10) days for nonpayment of premium) to the Administrative Agent.  Policies shall contain a waiver of subrogation against Administrative Agent.

Borrower may choose to provide required coverage under blanket policies of insurance.  Any blanket insurance Policy shall provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of this Exhibit.  Administrative Agent shall have determined, based on a review of the schedule of locations and total insurable values that the amount of such coverage is reasonably sufficient in light of the other risks and properties insured under the blanket policy.

All Policies of insurance provided for or contemplated by this Exhibit, for any Mortgage Property except for the Policy referenced in subsection (v), shall name Borrower as a named insured and shall name Administrative Agent and its successors and/or assigns as an additional insured, as its interests may appear, and in the case of property coverages, including but not limited to boiler and machinery, terrorism, flood and earthquake insurance, shall contain standard non-contributing mortgagee/lenders loss payable clause in favor of Administrative Agent providing that the loss thereunder shall be payable to Administrative Agent.  Additionally, if Borrower obtains property insurance coverage for any Mortgage Property in addition to that required by this Exhibit, then such insurance policies shall also contain a standard non-contributing mortgagee / lender’s loss payable clause in favor of Administrative Agent providing that the loss thereunder shall be payable to Administrative Agent in accordance with the provisions of the Mortgage.  The mortgagee/lender’s loss payable clause shall contain provisions to the effect that:

(a)
no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Administrative Agent is concerned;

(b)
the Policy shall not be canceled or shall fail to be renewed without at least thirty (30) days written notice (ten (10) days for nonpayment of premium) to Administrative Agent and, if obtainable by Borrower using commercially reasonable efforts, shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice; and

(c)	Administrative Agent shall not be liable for any insurance premiums thereon or subject to any assessments thereunder.

If at any time Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, upon written notice to Borrower, Administrative Agent shall have the right to take such action as Administrative Agent deems necessary to protect its interest in the Collateral Pool Property, including the obtaining of such insurance coverage as Administrative Agent in its sole discretion deems appropriate and all premiums incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Administrative Agent upon demand and until paid shall be secured by the Security Documents and shall bear interest at the Default Rate.

In the event of foreclosure of a Mortgage or other transfer of title to a Mortgage Property in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such Mortgage Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Administrative Agent or other transferee in the event of such other transfer of title.

EXHIBIT N

FORM OF SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is made as of the ____ day of _____________, 201__ by and between:

KEYBANK NATIONAL ASSOCIATION,
a national banking association,
acting as agent for the Lenders under the [Mortgage/Deed of Trust] described below,
(“Agent”),

and

[Name of Tenant]

(“Tenant”).

RECITALS

A.           ________________________, a _____________________ (“Landlord”) is the holder of a ____________ estate in certain land located in the County of ___________, State of __________, and more particularly described on Exhibit A attached hereto and made a part hereof, including certain rights appurtenant thereto commonly known as ___________________ (together with all improvements constructed thereon, the “Property”).

B.           Landlord and Tenant have entered into that certain [Lease Agreement] dated ________________, 20__ (the "Lease") with respect to a certain premises more particularly described in the Lease (the "Premises"); and

C.           Certain lenders have made a loan to Landlord, which is secured by a [Mortgage/Deed of Trust], Assignment of Rents, Security Agreement and Fixture Filing dated _____________, 20__ (the “Security Instrument”) made by Landlord to and for the benefit of Agent, acting on behalf of those lenders identified therein and their successors and assigns (collectively, the “Lenders”) which encumbers Landlord’s leasehold interest in the Property; and

D.           Tenant has agreed to subordinate the Lease to the lien of the Security Instrument and Agent, acting on behalf of the Lenders, has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter set forth.

AGREEMENT

For good and valuable consideration, Tenant and Lender agree as follows:

1.           The Lease and all of the terms, covenants and provisions thereof and all rights and remedies of Tenant with respect to the Premises and the Property thereunder are and shall at all times continue to be subordinate in all respects to the lien of the Security Instrument, including without limitation, all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof and to all sums secured thereby and advances made thereunder with the same force and effect as if the Security Instrument had been executed, delivered and recorded prior to the execution and delivery of the Lease.

2.           If any action or proceeding is commenced by the Agent on behalf of the Lenders for the foreclosure of the Security Instrument or the sale of the Property, the Agent shall not name Tenant as a party therein (except to the extent required by law) and shall not terminate the Lease in connection with such foreclosure, provided that at the time of the commencement of any such action or proceeding or at the time of any such sale Tenant shall not be in default under any of the terms, covenants or conditions of the Lease or of this Agreement on Tenant's part to be observed or performed beyond any applicable notice or grace period.  Lender acknowledges and agrees that Tenant (or its subtenants) have installed or will install certain signs, furnishings, trade fixtures, inventory, equipment and other property (the “Trade Fixtures”).  Lender covenants and agrees that it has no interest and waives any interest in the Trade Fixtures, or any insurance proceeds or condemnation proceeds or payments, payable in connection therewith, it being expressly understood that the Trade Fixtures shall remain the property of Tenant or its subtenant, which shall not be subject to any lien or security interest of lender against the Premises or other property.

3.           If the Agent on behalf of the Lenders, or the Agent’s nominee or any other subsequent purchaser of the Property (the Agent, such nominee or such other purchaser being hereinafter referred as “Purchaser”) shall become the owner of Landlord’s interest in the Property by reason of the foreclosure of the Security Instrument or the acceptance of a deed or assignment in lieu of foreclosure or by reason of any other enforcement of the Security Instrument, and unless the Agent on behalf of the Lenders shall have elected to terminate the Lease by reason of Tenant’s default beyond applicable notice or cure periods as set forth in Section 2 above, then, the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between Purchaser and Tenant upon all of the terms, covenants and conditions set forth in the Lease and in that event, Tenant agrees to attorn to Purchaser and Purchaser, by virtue of such acquisition of Landlord’s interest in the Property, shall be deemed to have agreed to accept such attornment, whereupon, subject to the observance and performance by Tenant of all the terms, covenants and conditions of the Lease on the part of Tenant to be observed and performed, Purchaser shall recognize the leasehold estate of Tenant under all of the terms, covenants and conditions of the Lease for the remaining balance of the term with the same force and effect as if Purchaser were the lessor under the Lease, provided, however, that Purchaser shall not be:

(a)
liable for the failure of any prior landlord (any such prior landlord, including Landlord, being hereinafter referred to as a “Prior Landlord”) to perform any of its obligations under the Lease which have accrued prior to the date on which Purchaser shall become the owner of Landlord’s interest in the Property, provided that the foregoing shall not limit Purchaser's obligations under the Lease to correct any conditions (i) requiring Landlord to perform maintenance or repairs that exist as of the date Purchaser shall become the owner of the Property or (ii) arising after Purchaser has become the owner of the Property;

(b)
subject to any offsets, defenses, abatements or counterclaims which shall have accrued in favor of Tenant against any Prior Landlord prior to the date upon which Purchaser shall become the owner of Landlord’s interest in the Property, except for offsets against rent or abatements of rent specifically set forth in the Lease;

(c)
liable for the return of rental security deposits, if any, whether in the form of cash or a letter of credit paid or delivered by Tenant to any Prior Landlord in accordance with the Lease, unless such sums or letter of credit have been actually received by Purchaser;

(d)
bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance of the applicable due date under the Lease to any Prior Landlord unless such sums are actually received by Purchaser; or

(e)
bound by any agreement amending or modifying the rent, term, commencement date or any other material term of the Lease made (i) in violation of the Security Instrument and the other documents executed in connection therewith (collectively, the “Loan Documents”), or (ii) without Lender's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

In the event that any liability of Purchaser does arise pursuant to this Agreement, such liability shall be limited and restricted to Purchaser's interest in the Property and shall in no event exceed such interest.

4.           The Landlord has assigned or will assign to Agent on behalf of the Lenders all of Landlord's right, title and interest in the Lease by an Assignment of Rents and Leases ("Rent Assignment").  If in the future there is a default by the Landlord in the performance and observance of the terms of the Note or Security Instrument, the Agent, on behalf of the Lenders, may, at its option under the Rent Assignment, require that all rents and all other payments due under the Lease be paid directly to Lender.  Upon notification to that effect by the Agent to the Landlord and the Tenant, the Landlord HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS the Tenant and the Tenant agrees to pay any payments due under the terms of the Lease to the Agent.  Such payments shall constitute payments under the terms of the Lease and Landlord shall have no claim against Tenant by reason of such payments made to Agent.  Neither the Rent Assignment nor its implementation shall diminish any obligation of the Landlord under the Lease or impose any such obligations on the Lender.

5.           Tenant agrees to notify Agent by certified mail, return receipt requested, with postage prepaid, of any default on the part of Landlord under the Lease which would entitle

Tenant to cancel or terminate the Lease or to abate or reduce the rent payable thereunder, and Tenant further agrees that, notwithstanding any provisions of the Lease, no cancellation or termination of the Lease and no abatement or reduction of the rent payable thereunder shall be effective unless Agent has received notice of the same and has failed, within thirty (30) days after the later of (i) Agent’s receipt of said notice, and (ii) the time when Agent shall have become entitled under the Security Instrument to remedy the same, to commence to cure the default which gave rise to the cancellation or termination of the Lease or abatement or reduction of the rent payable thereunder and thereafter diligently prosecute such cure to completion, provided that in the event Agent cannot commence such cure without possession of the Property, no cancellation or termination of the Lease and no abatement or reduction of the rent payable thereunder shall be effective if Agent commences judicial or non-judicial proceedings to obtain possession within such period and thereafter diligently prosecutes such efforts and cure to completion.  Notwithstanding the foregoing, in the event that the nature of the default threatens Tenant's ability to conduct its daily business or threatens to materially or adversely damage Tenant's property in the Premises, Tenant may exercise its express rights under the Lease, but excluding any rights to cancellation or termination of the Lease, prior to the expiration of any such cure period provided to Agent.

6.           All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person with receipt acknowledged by the recipient thereof, (ii) one (1) Business Day (hereinafter defined) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Agent:                            KeyBank National Association
127 Public Square
Mail Code OH-01-27-0844
Cleveland, Ohio 44114-1306
Attention:  Real Estate Capital, Institutional Group

If to Tenant:                          ______________________________________
                                                ______________________________________
                                                                ______________________________________
                                                                Attention:

or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section 6, the term “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in the State of Ohio.  Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

7.           This Agreement shall be binding upon and inure to the benefit of Agent, the Lenders, Landlord, Tenant and Purchaser and their respective successors and assigns.

8.           This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State where the Property is located and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State where the Property is located.

9.           Notwithstanding anything to the contrary contained in the Lease or in this Agreement, in the event that Purchaser shall acquire title to the Property, Purchaser shall have no obligation, nor incur any liability, beyond Purchaser's interest, if any, in the Property.  Tenant shall look exclusively to such interest of Purchaser, if any, in the Property for the payment and discharge of any obligations imposed upon Purchaser, Agent or the Lenders under this Agreement or under the Lease and Purchaser, Agent and each of the Lenders is hereby released or relieved of any other liability under those documents.  Tenant agrees that with respect to any money judgment which may be obtained or secured by Tenant against Purchaser, Agent or any of the Lenders, Tenant shall look solely to the estate or interest owned by such party in the Property and Tenant will not collect or attempt to collect any such judgment (i) from any officer, director, shareholder, partner, employee, agent or representative of Purchaser, Agent or any Lender or (ii) out of any assets of Purchaser, Agent or any Lender other than such party's estate or interest in the Property or the proceeds from the sale of the estate or interest.

10.           This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. If any provision of this Agreement, or the application thereof to any person or circumstances, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected, but, rather, shall be enforced to the fullest extent permitted by law.

[The remainder of page left intentionally blank.]

IN WITNESS WHEREOF, Agent and Tenant have duly executed this Agreement as of the date first above written.

LENDER:

KEYBANK NATIONAL ASSOCIATION,
a national banking association, as agent for the Lenders

By:
Name:______________________________
Its:

TENANT:
___________________________________
a__________________________________

By:
Name:______________________________
Its:

The undersigned hereby joins in the execution of this Agreement in order to evidence its acceptance of, and agreement to, the provisions of Section 4 hereof.

LANDLORD:

___________________________________,
a ______________________________

By:_________________________________
Name:_______________________________
Its:_________________________________

STATE OF                                                     )
) SS
COUNTY OF                                                  )

On the ____ day of ________________, 20___, before me, ____________________ , a notary public, personally appeared _______________________________________________ in his/her capacity as ___________________ of KeyBank National Association, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the entity upon whose behalf the person(s) acted, executed this instrument.

WITNESS my hand and official seal.

__________________________________________
Notary Public
My commission expires:

STATE OF                                                     )
) SS
COUNTY OF                                                  )

On the ____ day of ____________________, 20____, before me, ____________________ , a notary public, personally appeared ______________________________________________ in his/her capacity as _________________ of, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the entity upon whose behalf the person(s) acted, executed this instrument.

WITNESS my hand and official seal.

__________________________________________
Notary Public
My commission expires:

STATE OF                                                     )
) SS
COUNTY OF                                                  )

On the ____ day of ____________, 20____, before me, ____________________ , a notary public, personally appeared _______________________________________________ in his/her capacity as ___________________ of _______________, _____________ of _______________, sole member of ______________________, managing member of ________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the entity upon whose behalf the person(s) acted, executed this instrument.

WITNESS my hand and official seal.

______________________________________________
Notary Public
My commission expires:

SCHEDULE 1.1

LENDERS AND COMMITMENTS

Name and Address	Revolving Credit Commitment	Revolving Credit Commitment Percentage	Term Loan Commitment	Term Loan Commitment Percentage	Total Allocation	Total Allocation Aggregate Commitment Percentage
KeyBank National Association 127 Public Square, 8th Floor Cleveland, OH 44114 Attention: Joshua Mayers Telephone: (216) 689-0213 Facsimile: (216) 689-4997	$39,200,000.00	15.68000%	$40,800,000.00	15.69230%	$80,000,000.00	15.68627%
LIBOR Lending Office Same as Above
Bank of America, N.A. 135 S. LaSalle Street IL4-135-06-11 Chicago, IL 60603 Attention: Asad A. Rafiq Telephone: (312) 828-4116 Facsimile: (312) 992-9767	$39,200,000.00	15.68000%	$40,800,000.00	15.69230%	$80,000,000.00	15.68627%
LIBOR Lending Office Same as Above
Royal Bank of Canada Three World Financial Center 200 Vesey Street New York, NY 10281-8098 Attention: Brian Gross Telephone: (212) 266-4047 Facsimile: (212) 428-6459	$34,300,000.00	13.72000%	$35,700,000.00	13.730769%	$70,000,000.00	13.72549%

Schedule 1.1-1

Royal Bank of Canada Loans Administration 20 King St W - 4th Fl South Tower, 12th Fl Toronto, ON M5H 1C4 Attention: Mhara Eugenio Telephone: (416) 974-0388 Facsimile (212) 428-2372
LIBOR Lending Office Same as Above
Barclays Bank PLC 745 7th Avenue New York, NY 10019 Attention: Mathew Cybul Telephone: (212) 526-5851 Facsimile: (212) 526-5115 Barclays 70 Hudson Street Jersey City, NJ 07302 Attention: US Loan Operations Telephone: (201) 499-0040 Facsimile: (972) 535-5728	$34,300,000.00	13.72000%	$35,700,000.00	13.730769%	$70,000,000.00	13.72549%
LIBOR Lending Office Same as Above
U.S. Bank National Association 209 S. LaSalle Street Suite 210 Chicago, IL 60604 Attention: Dennis J. Redpath Telephone: (312) 325-8875 Facsimile: (312) 325-8852	$23,200,000.00	9.28000%	$46,800,000.00	18.00000%	$70,000,000.00	13.72549%

Schedule 1.1-2

LIBOR Lending Office Same as Above
Fifth Third Bank 222 S Riverside Plaza MD: GRVR3B Chicago, IL 60606 Attention: Casey Gehrig Telephone (312) 704-6206 Facsimile: (312) 704-7364	$16,600,000.00	6.64000%	$33,400,000.00	12.84615%	$50,000,000.00	9.80392%
LIBOR Lending Office Same as Above
Credit Suisse AG, Cayman Islands Branch Eleven Madison Avenue New York, NY 10010 Attention: William O'Daly Telephone: (212) 325-1986 Facsimile: (212) 743-2254	$50,000,000.00	20.00000%	$0.00	0.00000%	$50,000,000.00	9.80392%
LIBOR Lending Office Same as Above
RBS Citizens, N.A. 340 Madison Avenue, 22nd Floor New York, NY 10173 Attention: Jonathan Hirshey Telephone: (203) 897-4019	$13,200,000.00	5.28000%	26,800,000.00	10.30769%	$40,000,000.00	7.84313%
LIBOR Lending Office Same as Above
TOTAL	$250,000,000.00	100.00000%	$260,000,000.00	100.00000%	$510,000,000.00	100.00000%

Schedule 1.1-3

SCHEDULE 1.4

ADDITIONAL PORTFOLIO

Animas Valley
Bayshore Mall
Collin Creek
Grand Traverse
Knollwood Mall
Lakeland Square
NewPark Mall
Pierre Bossier Anchor Acquisition
Pierre Bossier Mall
Greenville Mall
Sikes Senter
Southland Center
Steeplegate
Turtle Creek Mall
Valley Hills
Vista Ridge
Washington Park
West Valley

Schedule 1.4-1

SCHEDULE 1.5

LIST OF INITIAL SUBSIDIARY GUARANTORS

Birchwood Mall, LLC, a Delaware limited liability company

Cache Valley, LLC, a Delaware limited liability company

Chula Vista Center, LP, a Delaware limited partnership

Colony Square Mall L.L.C., a Delaware limited liability company

GGP-Gateway Mall L.L.C., a Delaware limited liability company

Lansing Mall, LLC, a Delaware limited liability company

Lansing Anchor Acquisition, LLC, a Delaware limited liability company

Mall St. Vincent, LLC, a Delaware limited liability company

North Plains Mall, LLC, a Delaware limited liability company

Sierra Vista Mall, LLC, a Delaware limited liability company

Silver Lake Mall, LLC, a Delaware limited liability company

Spring Hill Mall L.L.C., a Delaware limited liability company

Spring Hill Anchor Acquisition, LLC, a Delaware limited liability company

Three Rivers Mall L.L.C., a Delaware limited liability company

Westwood Mall, LLC, a Delaware limited liability company

White Mountain Mall, LLC, a Delaware limited liability company

Schedule 1.5-1

SCHEDULE 4.3

ELIGIBLE COLLATERAL POOL QUALIFICATION DOCUMENTS

With respect to any parcel of Real Estate of Borrower or a Subsidiary Guarantor proposed to be included in the Collateral, each of the following:

(a)           Description of Property.  A narrative description of the Real Estate, the improvements thereon and other information required pursuant to Section 4.3.

(b)           Security Documents.  Such Security Documents relating to such Real Estate as the Administrative Agent shall in good faith require, duly executed and delivered by the respective parties thereto.

(c)           Authority Documents.  Such authority, organizational and formation documents of Borrower or Subsidiary Guarantor as the Administrative Agent shall in good faith require.

(d)           Enforceability Opinion.  If required by the Administrative Agent, the favorable legal opinion of counsel to Borrower or Subsidiary Guarantor, from counsel reasonably acceptable to the Administrative Agent and qualified to practice in the State in which such Real Estate is located, addressed to the Lenders and the Administrative Agent covering the authority, good standing and existence of Borrower or such Subsidiary Guarantor, and the enforceability of such Security Documents, Joinder Agreement, and such other matters as the Administrative Agent shall reasonably request.

(e)           Survey.  The Survey of such Real Estate.

(f)           Title Insurance; Title Exception Documents.  The Title Policy (or “marked” commitment/pro forma policy for a Title Policy) covering such Real Estate, including all endorsements thereto, which shall include, among other things, evidence of the payment of all real estate taxes, assessments and municipal charges on such Real Estate, and together with proof of payment of all fees and premiums for such policy, and true and accurate copies of all documents listed as exceptions under such policy.

(g)           UCC Certification.  A certification from the Title Insurance Company, records search firm, or counsel reasonably satisfactory to the Administrative Agent that a search of the appropriate public records disclosed no conditional sales contracts, security agreements, chattel mortgages, leases of personalty, financing statements or title retention agreements which affect any property, rights or interests of Borrower or Subsidiary Guarantor that are or are intended to be subject to the security interest, security title, assignments, and mortgage liens created by the Security Documents relating to such Real Estate except to the extent that the same are permitted under the terms of the Credit Agreement or are discharged and removed prior to or simultaneous with the inclusion of the Real Estate in the Collateral.

(h)           Bankruptcy and Litigation Searches.  Bankruptcy and litigation searches with respect to Borrower or Subsidiary Guarantor performed by a search firm reasonably acceptable to the Administrative Agent in such jurisdictions as the Administrative Agent may reasonably require, which searches shall be satisfactory to the Administrative Agent.

Schedule 4.3-1

(i)           Material Contracts.  A true copy of the Management Agreement relating to such Real Estate, which shall be in form and substance reasonably satisfactory to the Administrative Agent and with respect to the Management Agreement, a subordination of the manager’s rights thereunder to the rights of the Administrative Agent and the Lenders under the Loan Documents.

(j)           Leases.  True copies of all Leases relating to such Real Estate and a Rent Roll for such Real Estate certified by the Borrower or Subsidiary Guarantor as accurate and complete [in all material respects] as of a recent date, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(k)           Control Agreement.  Such Control Agreements as the Administrative Agent may require to perfect the Administrative Agent’s lien and security interest in any bank account utilized in the ownership and operation of such Mortgaged Property.

(l)           Certificates of Insurance.  Each of (i) a current certificate of insurance as to the insurance maintained by Borrower or Subsidiary Guarantor on such Real Estate (including flood insurance if necessary) from the insurer or an independent insurance broker dated as of the date of determination, identifying insurers, types of insurance, insurance limits, and policy terms; (ii) certified copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer); and (iii) such further information and certificates regarding insurance coverage from Borrower or Subsidiary Guarantor, its insurers and insurance brokers as the Administrative Agent may reasonably request, all of which shall be in compliance with the requirements of this Agreement.

(m)           Property Condition Report.  A property condition report from a firm of professional engineers or architects selected by Borrower or Subsidiary Guarantor and reasonably acceptable to the Administrative Agent (the “Inspector”) reasonably satisfactory in form and content to the Administrative Agent, dated not more than ninety (90) days prior to the inclusion of such Real Estate in the Collateral, addressing such matters as the Administrative Agent may reasonably require.

(n)           Hazardous Substance Assessments.  A "Phase I" hazardous waste site assessment report addressed to the Administrative Agent (or the subject of a reliance letter addressed to, and in a form reasonably satisfactory to, the Administrative Agent) concerning Hazardous Substances and asbestos on such Real Estate dated or updated not more than ninety (90) days prior to the inclusion of such Real Estate in the Collateral, from the Environmental Engineer, such report to contain no qualifications except those that are acceptable to the Administrative Agent in its reasonable discretion and to otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(o)           Zoning and Land Use Compliance.  Such evidence regarding zoning and land use compliance as the Administrative Agent may require and approve in its reasonable discretion, including, without limitation, a PZR Zoning report.

(p)           Certificate of Occupancy.  A copy of the certificate(s) of occupancy issued to Borrower or Subsidiary Guarantor for such parcel of Real Estate permitting the use and occupancy of the Building thereon (or a copy of the certificates of occupancy issued for such parcel of Real Estate and evidence satisfactory to the Administrative Agent that any previously issued certificate(s) of occupancy is not required to be reissued to Borrower or Subsidiary Guarantor), or a legal opinion or certificate from the appropriate authority reasonably

Schedule 4.3-2

satisfactory to the Administrative Agent that no certificates of occupancy are necessary to the use and occupancy thereof.

(q)           Licenses.  A copy of all material Licenses necessary or desirable for the use or occupancy of the Mortgaged Property.

(r)           Appraisal.  An Appraisal of such Real Estate ordered by Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent as provided in Section 4.2 and dated not more than ninety (90) days prior to the inclusion of such Real Estate in the Collateral.

(s)           Budget.  An operating and capital expenditure budget for such Real Estate in form and substance reasonably satisfactory to the Administrative Agent, together with a thirty-six (36)  month cash flow projection.  The capital expenditure budget for the Real Estate must show adequate reserves or cash flow to cover capital expenditure needs of the Real Estate.

(t)           Operating Statements.  Operating statements for such Real Estate in substantially the form of such statements delivered to the Lenders under Section 7.1 covering each of the twelve (12) fiscal quarters ending immediately prior to the addition of such Real Estate to the Collateral, to the extent available.

(u)           Sales PSF.  To the extent not covered by the Operating Statements provided in connection with clause (t) hereinabove, sales information for the Real Estate to permit the calculation of Sales PSF for such Real Estate.

(v)           Guarantor Documents.  With respect to Real Estate owned by a Subsidiary Guarantor, the Joinder Agreement and such other documents, instruments, reports, assurances, or opinions as the Administrative Agent may reasonably require.

(w)           Pro Forma Covenant Calculations.  A certificate showing the pro forma covenant calculations for the covenants in Section 7.24 and Section 7.25, as if such Real Estate was included in the calculation of the Borrowing Base Availability.

(x)           Additional Documents.  Such other REA estoppels, Ground Lease estoppels, agreements, documents, certificates, reports or assurances as the Administrative Agent may reasonably require.

Schedule 4.3-3

SCHEDULE 6.7

LITIGATION & GUARANTY OBLIGATIONS

(See Section 6.7)

NONE.

Schedule 6.7-1

SCHEDULE 6.8(a)

SUBSIDIARIES

[SEE ATTACHED]

Schedule 6.8(a)-1

SCHEDULE 6.8(b)

UNCONSOLIDATED AFFILIATES

NONE.

Schedule 6.8(b)-1

SCHEDULE 6.14

EXCEPTIONS TO OWNERSHIP FREE OF UNPERMITTED LIENS
(See Section 6.14)

NONE.

Schedule 6.14-1

SCHEDULE 6.20

ENVIRONMENTAL MATTERS
(See Section 6.20)

NONE.

Schedule 6.20-1

SCHEDULE 6.23

LEASES WITH FREE RENT, RENT CREDITS AND OFFSETS

All as set forth on the Certified Rent Rolls for the Collateral Pool Properties dated as of September 30, 2013.

Schedule 6.23-1